Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGERS

dated as of

May 23, 2015

among

TIME WARNER CABLE INC.,

CHARTER COMMUNICATIONS, INC.,

CCH I, LLC,

NINA CORPORATION I, INC.,

NINA COMPANY II, LLC,

and

NINA COMPANY III, LLC

AGREEMENT AND PLAN OF MERGERS

AGREEMENT AND PLAN OF MERGERS (this “Agreement”), dated as of May 23, 2015, among Time Warner Cable Inc., a Delaware corporation (the “Company”), Charter Communications, Inc., a Delaware corporation (“Parent”), CCH I, LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (“New Charter”), Nina Corporation I, Inc., a Delaware corporation (“Merger Subsidiary One”), Nina Company II, LLC, a Delaware limited liability company and wholly owned direct subsidiary of New Charter (“Merger Subsidiary Two”), and Nina Company III, LLC, a Delaware limited liability company and a wholly owned direct subsidiary of Merger Subsidiary Two (“Merger Subsidiary Three”).

W I T N E S S E T H:

WHEREAS, prior to the First Company Merger (as defined below), New Charter will be converted into a Delaware corporation in accordance with Section 265 of the General Corporation Law of the State of Delaware (the “DGCL”) and Section 216 of the Limited Liability Company Act of the State of Delaware and will become a direct wholly owned subsidiary of Parent;

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, (a) each of the Company and Merger Subsidiary One desires to effect the First Company Merger (as defined below), whereby Merger Subsidiary One shall be merged with and into the Company, with the Company as the surviving corporation in the First Company Merger; (b) immediately following consummation of the First Company Merger, each of the Company and Merger Subsidiary Two desires to effect the Second Company Merger (as defined below), whereby the Company shall be merged with and into Merger Subsidiary Two, with Merger Subsidiary Two as the surviving entity in the Second Company Merger (as defined below); and (c) immediately following consummation of the Second Company Merger, each of Parent and Merger Subsidiary Three desires to effect the Parent Merger (as defined below), whereby Parent shall be merged with and into Merger Subsidiary Three, with Merger Subsidiary Three as the surviving entity in the Parent Merger and a wholly owned Subsidiary of New Charter;

WHEREAS, each of the respective Boards of Directors or Board of Managers (as applicable) of Parent, New Charter, Merger Subsidiary One, Merger Subsidiary Two and Merger Subsidiary Three have unanimously approved this Agreement and the transactions contemplated hereby and deemed it advisable that the respective stockholders or members (if any) (as applicable) of Parent, New Charter, Merger Subsidiary One, Merger Subsidiary Two and Merger Subsidiary Three approve and adopt this Agreement and approve the other transactions contemplated hereby, including the New Charter Stock Issuance, the First Company Merger, the Second Company Merger and the Parent Merger (as applicable), and resolved to submit this Agreement to their respective stockholders or members (if any) for adoption (as applicable);

WHEREAS, the Board of Directors of the Company has unanimously approved this Agreement and the transactions contemplated hereby and deemed it advisable that the Company’s stockholders adopt this Agreement, including the First Company Merger and the Second Company Merger, and unanimously recommended the adoption of this Agreement by the Company’s stockholders and resolved to submit this Agreement to the Company’s stockholders for adoption;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of the Company to enter into this Agreement, Liberty Broadband Corporation, a Delaware corporation (the “Liberty Broadband”), is entering into a voting agreement (the “Voting Agreement”) with the Company pursuant to which Liberty Broadband has agreed, on the terms and subject to the conditions set forth in the Voting Agreement, to, among other things, vote all of its shares of Parent Class A Common Stock in favor of the transactions contemplated by this Agreement on the terms and subject to the conditions set forth in the Voting Agreement; and

WHEREAS, for U.S. federal income tax purposes, it is intended that (i) the payment of the Company Cash Consideration pursuant to the First Company Merger (the “Redemption”) will be treated as a distribution in redemption of Company Stock subject to the provisions of Section 302(a) of the Code, (ii) the Second Company Merger will qualify as a reorganization within the meaning Section 368(a) of the Code and the regulations promulgated thereunder, (iii) the Parent Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and the regulations promulgated thereunder (together with clauses (i) and (ii) of this recital, the “Intended Tax Treatment”), (iv) that this Agreement constitutes a plan of reorganization, and (v) the affiliated group filing a consolidated federal income Tax Return (a “Consolidated Group”) of which Parent is the common parent shall terminate and the Consolidated Group of which the Company is the common parent shall survive.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE 1

Definitions

Section 1.01 Definitions. (a) As used herein, the following terms have the following meanings:

“1933 Act” means the Securities Act of 1933.

“1934 Act” means the Securities Exchange Act of 1934.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.

“Amended Contribution Agreement” means the Bright House Contribution Agreement as amended by the First Amendment to the Bright House Contribution Agreement, dated the date hereof.

“Applicable Law” means, with respect to any Person, any federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person.

“Bright House Contribution Agreement” means the Contribution Agreement, dated as of March 31, 2015, among Advance/Newhouse Partnership, a New York partnership, A/NPC Holdings LLC, a Delaware limited liability company, Parent, New Charter and Charter Communications Holdings, LLC, a Delaware limited liability company.

“Bright House Transactions” shall mean the acquisition of Bright House Networks, LLC by Parent or any of its Affiliates and related transactions contemplated by the Amended Contribution Agreement.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“Cable System” means a cable system, as such term is defined in 47 U.S.C. § 522(7).

“Closing Date” means the date of the Closing.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreements” mean any and all agreements, memorandums of understanding, contracts, letters, side letters and contractual obligations of any kind, nature and description, oral or written, that have been entered into between or that involve or apply to any employer and any labor organization, union, employee association, agency or employee committee or plan.

“Communications Act” means the Communications Act of 1934, together with the written orders, policies and decisions of the FCC.

“Company 10-K” means the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2014, which was filed with the SEC on February 13, 2015.

“Company Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer or proposal relating to (i) any acquisition or purchase, direct or indirect, of 25% or more of the consolidated assets of the Company and its Subsidiaries or 25% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of the Company, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such Third Party beneficially owning 25% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of the Company or (iii) a merger, consolidation, share exchange, business combination or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of the Company.

“Company Adverse Recommendation Change” means either of the following, as the context may indicate: (i) any failure by the Board of Directors of the Company to make (as required hereby), or any withdrawal or modification in a manner adverse to Parent of, the Company Board Recommendation or (ii) any recommendation by the Company’s Board of Directors of a Company Acquisition Proposal.

“Company Balance Sheet” means the consolidated balance sheet of the Company as of December 31, 2014 and the footnotes thereto set forth in the Company 10-K.

“Company Balance Sheet Date” means December 31, 2014.

“Company Cash Consideration” means, as applicable, the Company Option A Cash Consideration or the Company Option B Cash Consideration.

“Company Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by the Company to Parent, New Charter, Merger Subsidiary One, Merger Subsidiary Two and Merger Subsidiary Three.

“Company Intervening Event” means any material event, change, effect, development or occurrence occurring or arising after the date of this Agreement that (i) was not known or reasonably foreseeable to the Board of Directors or executive officers of the Company as of or prior to the date of this Agreement and (ii) does not relate to or involve a Company Acquisition Proposal; provided that (x) in no event shall any action taken by either party pursuant to the affirmative covenants set forth in Section 8.01, and the consequences of any such action, constitute, be deemed to contribute to or otherwise be taken into account in determining whether there has been a Company Intervening Event and (y) in no event shall any event, change, effect, development or occurrence that would fall within any of the exceptions to the definition of “Parent Material Adverse Effect” constitute, be deemed to contribute to or otherwise be taken into account in determining whether there has been a Company Intervening Event.

“Company Licenses” means Governmental Authorizations issued by the FCC to the Company or any of its Subsidiaries or Affiliates.

“Company Material Adverse Effect” means a material adverse effect on (i) the condition (financial or otherwise), business, assets or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) the Company’s ability to consummate the transactions contemplated by this Agreement, in the case of each of clauses (i) and (ii), excluding any effect resulting from (A) changes in the financial or securities markets or general economic or political conditions in the United States or any foreign jurisdiction except to the extent (and only to the extent) having a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to other participants in the industry in which the Company and its Subsidiaries operate, (B) changes (including changes of Applicable Law) or conditions generally affecting the industry in which the Company and its Subsidiaries operate except to the extent (and only to the extent) having a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to other participants in the industry in which the Company and its Subsidiaries operate, (C) acts of war, sabotage or terrorism or natural disasters (including hurricanes, tornadoes, floods or earthquakes) except to the extent (and only to the extent) having a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to other participants in the industry in which the Company and its Subsidiaries operate, (D) the announcement or consummation of the transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise of the Company or any of its Subsidiaries with employees, labor unions, customers, suppliers or partners (it being understood that this clause (D) shall not apply to Section 4.04, the first sentence of Section 4.17(c) and Section 4.18(d)

and, to the extent related thereto, Section 9.02(a)(ii)(C)), (E) any failure by the Company and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions in respect of financial performance for any period (it being understood that this clause (E) shall not prevent a party from asserting that any fact, change, event, occurrence or effect that may have contributed to such failure and that are not otherwise excluded from the definition of Company Material Adverse Effect may be taken into account in determining whether there has been a Company Material Adverse Effect), (F) any change in the price of the Company Stock on the NYSE (it being understood that this clause (F) shall not prevent a party from asserting that any fact, change, event, occurrence or effect that may have given rise or contributed to such change (but in no event changes in the trading price of Parent Class A Common Stock) and that are not otherwise excluded from the definition of Company Material Adverse Effect may be taken into account in determining whether there has been a Company Material Adverse Effect), (G) changes in GAAP (or authoritative interpretation of GAAP), (H) any Company Transaction Litigation, to the extent directly relating to the negotiations between the parties and the terms and conditions of this Agreement, (I) the termination of that certain Agreement and Plan of Merger, dated as of February 12, 2014, by and among the Company, Comcast Corporation and Tango Acquisition Sub, Inc. (as amended, modified or supplemented), the announcement of the termination thereof or the failure to consummate the transactions contemplated thereby and (J) compliance with the terms of, or the taking of any action required by, this Agreement.

“Company Operating Plan” means the Operating Plan of the Company and its Subsidiaries for fiscal years 2015 to 2016 previously disclosed to Parent.

“Company Stock” means the common stock, $0.01 par value, of the Company.

“Company Stock Merger Consideration” means, as applicable, the Company Option A Stock Consideration or the Company Option B Stock Consideration.

“Company Stock Option” means each option to acquire shares of Company Stock.

“Company Surviving Corporation Stock” means the common stock, $0.01 par value, of the Company Surviving Corporation.

“Competition Laws” means statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade.

“Contribution Agreement” means the Contribution Agreement, dated the date hereof, among Parent, New Charter, Merger Subsidiary One, Liberty Broadband and Liberty Interactive, pursuant to which, subject to the terms and conditions contained therein, Liberty Broadband and Liberty Interactive Corporation (“Liberty Interactive”) agreed to assign, transfer, convey and deliver shares of Company Stock (the “Exchange Shares”) to Merger Subsidiary One in exchange for shares of common stock of Merger Subsidiary One, as described in such agreement (such transaction, the “Equity Exchange”).

“Delaware Law” means the General Corporation Law of the State of Delaware.

“Environmental Law” means any Applicable Law or any agreement with any Person relating to human health and safety, the environment or any pollutants, contaminants or hazardous or toxic substances, materials or wastes.

“Environmental Permits” means all Governmental Authorizations relating to or required by Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

“FCC” means the Federal Communications Commission.

“FCC Order” means an order adopted, and the full text thereof released, by the FCC granting its consent to the transfer of control or assignment of the Company Licenses, pursuant to appropriate applications filed by the parties hereto with the FCC as contemplated by this Agreement.

“Financing Source” means any provider of Debt Financing to Parent.

“Franchise” means with respect to each Person, each franchise, as such term is defined in the Communications Act, granted by a Governmental Authority authorizing the construction, upgrade, maintenance or operation of any part of the Cable Systems that are part of such Person.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency, commission or official, including any political subdivision thereof.

“Governmental Authorization” means any license (including any license or authorization issued by the FCC), permits (including construction permits), certificates, waivers, amendments, consents, Franchises (including similar authorizations or permits), exemptions, variances, expirations and terminations of any waiting period requirements (including pursuant to the HSR Act), other actions by, and notices, filings, registrations, qualifications, declarations and designations with, and other authorizations and approvals issued by or obtained from a Governmental Authority.

“Hazardous Substance” means any pollutant, contaminant or toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including any substance, waste or material regulated under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Intellectual Property Rights” means any and all intellectual property rights or similar proprietary rights throughout the world, including all (i) patents and patent applications of any type issued or applied for in any jurisdiction, including all provisionals, nonprovisionals, divisions, continuations, continuations-in-part, reissues, extensions, supplementary protection certificates, reexaminations and the equivalents of any of the foregoing in any jurisdiction, and all inventions disclosed in each such registration, patent or patent application, (ii) trademarks, service marks, trade dress, logos, brand names, certification marks, domain names, trade names, corporate names and other indications of origin, whether or not registered, in any jurisdiction, and all registrations and applications for registration of the foregoing in any jurisdiction, and all goodwill associated with the foregoing, (iii) copyrights (whether or not registered) and registrations and applications for registration thereof in any jurisdiction, including all derivative works, moral rights, renewals, extensions or reversions associated with such copyrights, regardless of the medium of fixation or means of expression, (iv) know-how, trade secrets and other proprietary or confidential information and any and all rights in any jurisdiction to limit the use or disclosure thereof by any Person and (v) database rights, industrial designs, industrial property rights, publicity rights and privacy rights.

“Investment Agreement” means the Investment Agreement, dated the date hereof, among Parent, New Charter and Liberty Broadband, pursuant to which, subject to the terms and conditions contained therein, Liberty Broadband has agreed to invest $4,300,000,000 in New Charter in exchange for shares of New Charter Common Stock as described in such agreement (such transaction, the “Equity Purchase”).

“IT Assets” means any and all computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology equipment, and all associated documentation owned by the Company or its Subsidiaries or licensed or leased to the Company or its Subsidiaries (excluding any public networks).

“knowledge” means (i) with respect to the Company, the actual knowledge of the individuals listed in Section 1.01(a) of the Company Disclosure Schedule and (ii) with respect to Parent, the actual knowledge of the individuals listed in Section 1.01(a) of the Parent Disclosure Schedule.

“Licensed Intellectual Property Rights” means any and all Intellectual Property Rights owned by a Third Party and licensed or sublicensed to the Company or any of its Subsidiaries or for which the Company or any of its Subsidiaries has obtained a covenant not to be sued.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Lion Shares” means the shares of Parent Class A Common Stock Beneficially Owned (as defined in the amended and restated certificate of incorporation of Parent) by Liberty Broadband or any Affiliate or Associate (each as defined in the amended and restated certificate of incorporation of Parent) of Liberty Broadband.

“Merger Consideration” means, collectively, the Company Merger Consideration, the New Charter Merger Consideration and the Parent Merger Consideration.

“NASDAQ” means the NASDAQ Global Select Market.

“New Charter Common Stock” means the Class A Common Stock, $0.001 par value, of New Charter.

“Option A Base Exchange Ratio” means 0.5409.

“Option B Base Exchange Ratio” means 0.4562.

“Option A Effective Exchange Ratio” means the product of the Option A Base Exchange Ratio multiplied by the Parent Merger Exchange Ratio.

“Option B Effective Exchange Ratio” means the product of the Option B Base Exchange Ratio multiplied by the Parent Merger Exchange Ratio.

“Owned Intellectual Property Rights” means any and all Intellectual Property Rights owned or purported to be owned by the Company or any of its Subsidiaries.

“Parent 10-K” means Parent’s annual report on Form 10-K for the fiscal year ended December 31, 2014, filed with the SEC on February 24, 2015.

“Parent Acquisition Proposal” means, other than the transactions contemplated by this Agreement, the Investment Agreement, Contribution Agreement or the Bright House Transactions, any offer or proposal relating to (i) any acquisition or purchase, direct or indirect, of 25% or more of the consolidated assets of Parent and its Subsidiaries or 25% or more of any class of equity or voting securities of Parent or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of Parent, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such Third Party beneficially owning 25% or more of any class of equity or voting securities of Parent or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of Parent or (iii) a merger, consolidation, share exchange, business combination or other similar transaction involving Parent or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of Parent.

“Parent Adverse Recommendation Change” means either of the following, as the context may indicate: (i) any failure by the Board of Directors of Parent to make (as required hereby), or any withdrawal or modification in a manner adverse to the Company of, the Parent Board Recommendation or (ii) any recommendation by Parent’s Board of Directors of a Parent Acquisition Proposal.

“Parent Balance Sheet” means the consolidated balance sheet of the Company as of December 31, 2014 and the footnotes thereto set forth in the Parent 10-K.

“Parent Balance Sheet Date” means December 31, 2014.

“Parent Class A Common Stock” means the Class A Common Stock, par value $0.001 per share, of Parent.

“Parent Closing Price” shall mean the volume weighted average per-share price (as reported by Bloomberg), rounded to the nearest cent, of Parent Class A Common Stock on NASDAQ during the ten full trading days ending on (and including) the trading day preceding the Closing Date.

“Parent Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by Parent to the Company.

“Parent Intervening Event” means any material event, change, effect, development or occurrence occurring or arising after the date of this Agreement that (i) was not known or reasonably foreseeable to the Board of Directors or executive officers of Parent as of or prior to the date of this Agreement and (ii) does not relate to or involve a Parent Acquisition Proposal; provided that (x) in no event shall any action taken by either party pursuant to the affirmative covenants set forth in Section 8.01, and the consequences of any such action, constitute, be deemed to contribute to or otherwise be taken into account in determining whether there has been a Parent Intervening Event and (y) in no event shall any event, change, effect, development or occurrence that would fall within any of the exceptions to the definition of “Company Material Adverse Effect” constitute, be deemed to contribute to or otherwise be taken into account in determining whether there has been a Parent Intervening Event.

“Parent Material Adverse Effect” means a material adverse effect on (i) the condition (financial or otherwise), business, assets or results of operations of Parent and its Subsidiaries, taken as a whole, or (ii) Parent’s ability to consummate the transactions contemplated by this Agreement, in the case of each of clauses (i) and (ii), excluding any effect resulting from (A) changes in the financial or securities markets or general economic or political conditions in the United States or any foreign jurisdiction except to the extent (and only to the extent) having a materially disproportionate effect on Parent and its Subsidiaries, taken as a whole, relative to other participants in the industry in which Parent and its Subsidiaries operate, (B) changes (including changes of Applicable Law) or conditions generally affecting the industry in which Parent and its Subsidiaries operate except to the extent (and only to the extent) having a materially disproportionate effect on Parent and its Subsidiaries, taken as a whole, relative to other participants in the industry in which Parent and its Subsidiaries operate, (C) acts of war, sabotage or terrorism or natural disasters (including hurricanes, tornadoes, floods or earthquakes) except to the extent (and only to the extent) having a materially disproportionate effect on Parent and its Subsidiaries, taken as a whole, relative to other participants in the industry in which Parent and its Subsidiaries operate, (D) the announcement or consummation of the transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, of Parent or any of its Subsidiaries with employees, labor unions, customers, suppliers or partners (it being understood that this clause (D) shall not apply to Section 5.04 and the first sentence of Section 5.15(c) and, to the extent related thereto, Section 9.03(a)(ii)(B)), (E) any failure by Parent and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions in respect of financial performance for any period (it being understood that this clause (E) shall not prevent a party from asserting that any fact, change, event, occurrence or effect that may have contributed to such failure and that are not otherwise excluded from the definition of Parent Material Adverse Effect may be taken into account in determining whether there has been a Parent Material Adverse Effect), (F) any change in the price of Parent Class A Common Stock on NASDAQ (it being understood that this clause (F) shall not prevent a party from asserting that any fact, change, event, occurrence or effect that may have given rise or contributed to such change (but in no event changes in the trading price of Company Stock) and that are not otherwise excluded from the definition of Parent Material Adverse Effect may be taken into account in determining whether there has been a Parent Material Adverse Effect), (G) changes in GAAP (or authoritative interpretation of GAAP), (H) any Parent Transaction Litigation, to the extent directly relating to the negotiations between the parties and the terms and conditions of this Agreement, (I) the termination of that certain Agreement and Plan of Merger, dated as of February 12, 2014, by and among the Company, Comcast Corporation and Tango Acquisition Sub, Inc. (as amended, modified or supplemented), the announcement of the termination thereof or the failure to consummate the transactions contemplated thereby, and (J) compliance with the terms of, or the taking of any action required by, this Agreement.

“Parent Merger Exchange Ratio” means 0.9042.

“Permitted Liens” means (i) Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings, (ii) Liens in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or similar Liens or other encumbrances arising by operation of Applicable Law, (iii) Liens affecting the interest of the grantor of any easements benefiting owned real property and Liens of record attaching to real property, fixtures or leasehold improvements, (iv) Liens reflected in the Company Balance Sheet or Parent Balance Sheet, as applicable, (v) Liens in favor of the lessors under real property leases, (vi) Liens imposed or promulgated by operation of Applicable Law with respect to real property and improvements, including zoning regulations, (vii) with respect to real property that is leased, any Lien to which the fee or any superior interest is subject, and (viii) Liens, exceptions, defects or irregularities in title, easements, imperfections of title, claims, charges, security interests, rights-of-way, covenants, restrictions and other similar matters that would not, individually or in the aggregate, reasonably be expected to materially impair the continued use and operation of the assets to which they relate in the business of such entity and its Subsidiaries as presently conducted.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“Stock Award Exchange Ratio” shall mean the sum of (i) the Option A Effective Exchange Ratio and (ii) the product, rounded to the nearest one ten thousandth, of (A) the quotient of the Company Option A Cash Consideration divided by the Parent Closing Price, multiplied by (B) the Parent Merger Exchange Ratio.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

“Tax” means any (i) tax, governmental fee or other like assessment or charge of any kind whatsoever (including any payment required to be made to any state abandoned property administrator or other public official pursuant to an abandoned property, escheat or similar law and any withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority (a “Taxing Authority”) responsible for the imposition of any such tax (domestic or foreign), and any liability for any of the foregoing as transferee, (ii) liability for the payment of any amount of the type described in clause (i) as a result of being or having been a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability to a Taxing Authority is determined or taken into account with reference to the activities of any other Person, and (iii) liability for the payment of any amount as a result of being party to any Tax Sharing Agreement or with respect to the payment of any amount imposed on any Person of the type described in (i) or (ii) as a result of any existing express or implied agreement or arrangement (including an indemnification agreement or arrangement).

“Tax Representation Letters” means the letters delivered to Wachtell, Lipton, Rosen & Katz, tax counsel to Parent, and Paul, Weiss, Rifkind, Wharton & Garrison LLP, tax counsel to the Company, pursuant to Section 8.07(b), which shall contain representations of Parent, New Charter, Merger Subsidiary One, Merger Subsidiary Two, Merger Subsidiary Three or the Company, as applicable, dated as of the Closing Date and signed by an officer of Parent, New Charter, Merger Subsidiary One, Merger Subsidiary Two, Merger Subsidiary Three or the Company, as applicable, in each case as shall be reasonably necessary or appropriate to enable Wachtell, Lipton, Rosen & Katz and Paul, Weiss, Rifkind, Wharton & Garrison LLP to render the opinions described in Sections 9.02(b) and 9.03(b) hereof, respectively.

“Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

“Tax Sharing Agreements” means all existing agreements or arrangements (whether or not written) binding a party or any of its Subsidiaries that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit (excluding any indemnification agreement or arrangement pertaining to the sale or lease of assets or subsidiaries and any non-material commercially reasonable indemnity, sharing or similar agreements or arrangements where the inclusion of a Tax indemnification or allocation provision is customary or incidental to an agreement the primary nature of which is not Tax sharing or indemnification).

“Third Party” means any Person, including as defined in Section 13(d) of the 1934 Act, other than Parent or any of its Affiliates.

“Treasury Regulations” means the regulations promulgated under the Code.

“Willful Breach” means an intentional and willful breach, or an intentional and willful failure to perform, in each case that is the consequence of an act or omission by a party with the actual knowledge that the taking of such act or failure to take such action would cause a material breach of this Agreement.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Agreement	Preamble
Bright House Partnership Agreement	6.06
Burdensome Condition	8.01(e)
Certificates	2.03(a)(ii)
Closing	2.01(b)
Company	Preamble
Company Adjusted Option	2.04(a)
Company Adjusted RSU	2.04(b)
Company Board Recommendation	4.02(b)
Company Certificate of Merger	2.01(c)
Company Certificates	2.03(a)(ii)
Company International Plan	4.17(i)
Company Investment	4.06(c)
Company Material Contract	4.19(a)(ix)
Company Merger Consideration	2.02(a)(i)
Company Mergers	2.01(a)(iii)
Company Option A Cash Consideration	2.02(a)(i)
Company Option A Merger Consideration	2.02(a)(i)
Company Option A Stock Consideration	2.02(a)(i)
Company Option B Cash Consideration	2.02(a)(i)
Company Option B Merger Consideration	2.02(a)(i)
Company Option B Stock Consideration	2.02(a)(i)
Company Plans	4.17
Company Preferred Stock	4.05
Company Related Parties	10.02(h)
Company RSU	2.04(b)
Company SEC Documents	4.07
Company Securities	4.05(b)
Company Stock Option	2.04(a)
Company Stockholder Approval	4.02
Company Stockholder Meeting	6.02
Company Subsidiary Securities	4.06(b)
Company Superior Proposal	6.03(e)
Company Surviving Corporation	2.01(a)(ii)

Term	Section
Company Termination Fee	10.02(e)
Company Transaction Litigation	8.10
Company Uncertificated Shares	2.03(a)(ii)
Confidentiality Agreement	6.03(b)(i)
Consolidated Group	Recitals
Continuation Period	7.09
Continuing Employee	7.09
D&O Insurance	7.07(c)
Debt Commitment Letter	5.21
Debt Financing	5.21
DGCL	Recitals
Director	2.04(c)
Director RSU	2.04(c)
Dissenting Shares	2.10(a)
Effective Time	2.01(d)
Election	2.02(a)(i)
Election Deadline	2.03(a)(iv)
Election Form	2.03(a)(i)
Election Form Record Date	2.03(a)(iii)
Employee Communication Strategy	7.09(g)
End Date	10.01(b)(i)
Exchange Agent	2.03(a)(ii)
Exchange Fund	2.03(a)(v)
Financing Related Parties	10.02(h)
First Company Merger	2.01(a)(ii)
First Company Merger Effective Time	2.01(d)
Former Employee	2.04(d)
Former Employee Option	2.04(d)
Former Employee RSU	2.04(d)(ii)
Indemnified Person	7.07
Intended Tax Treatment	Recitals
Joint Proxy Statement/Prospectus	4.09
Lease	4.14(b)
Liberty Broadband	Recitals
Mailing Date	2.03(a)(iii)
Merger Communication	8.03(b)
Merger Sub One Securities	5.05(b)
Merger Sub Two and Three Securities	5.05(b)
Merger Subsidiary One	Preamble
Merger Subsidiary Three	Preamble
Merger Subsidiary Two	Preamble
Merger Subsidiary Two Certificate of Merger	2.01(c)
Merger Subsidiary Two Surviving Entity	2.01(a)(iii)
Mergers	2.01(a)(iv)
Multiemployer Plan	4.17(c)

Term	Section
New Charter Merger Consideration	2.02(b)(i)
New Charter Plans	7.09(d)
New Charter Stock Issuance	7.03
Notional Adjusted Option	2.04(d)
Notional Adjusted RSU	2.04(c)
NYSE	4.03
Parent	Preamble
Parent Adjusted Option	2.05
Parent Adjusted RSU	2.05(c)
Parent Adjusted Stock Award	2.05(b)
Parent Board Recommendation	5.02(b)
Parent Certificate of Merger	2.01(c)
Parent Certificates	2.03(a)(ii)
Parent Merger	2.01(a)(iv)
Parent Merger Consideration	2.02(c)(i)
Parent Merger Effective Time	2.01(d)
Parent Plans	5.15(a)
Parent Preferred Stock	5.05
Parent Regulatory Termination Fee	10.02(d)
Parent RSU	2.05(c)
Parent SEC Documents	5.07
Parent Securities	5.05(b)
Parent Stock Award	2.05(b)
Parent Stock Option	2.05
Parent Stockholder Approval	5.02
Parent Stockholder Meeting	7.03
Parent Subsidiary Securities	5.06(b)
Parent Superior Proposal	7.04(e)
Parent Surviving Entity	2.01(a)(iv)
Parent Termination Fee	10.02(b)
Parent Transaction Litigation	8.10
Parent Uncertificated Shares	2.03(a)(ii)
Redemption	Recitals
Registration Statement	4.09
reportable transaction	5.14(e)
Representatives	6.03(a)
Represented Employee	7.09
Required Payment Amount	5.21
Second Company Merger	2.01(a)(iii)
Second Company Merger Effective Time	2.01(d)
Significant Subsidiary	4.06
Specified Company SEC Documents	Article 4
Specified Parent SEC Documents	Article 5
Title IV Plan	4.17(b)
TWX	4.16(b)
Uncertificated Shares	2.03(a)(ii)
Voting Agreement	Recitals

Section 1.02 Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute, law or regulation shall be deemed to refer to such statute, law or regulation as amended from time to time and to any rules or regulations promulgated thereunder. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law”, “laws” or to a particular statute or law shall be deemed also to include any Applicable Law. The phrase “made available” shall be deemed to include any documents filed or furnished with the SEC.

ARTICLE 2

The Merger

Section 2.01 The Merger. (a) On the terms and subject to the conditions set forth in this Agreement, and in accordance with Delaware Law:

(i) On the Closing Date and immediately prior to the First Company Merger Effective Time (as defined below), New Charter shall, to the extent reasonably practicable, distribute to Parent an amount equal to the contributed capital of New Charter, and New Charter shall convert from a limited liability company into a corporation and immediately after the First Company Merger Effective Time (as defined below), New Charter shall redeem for $0.01 and Parent shall sell to New Charter any equity interest it owns in New Charter.

(ii) At the First Company Merger Effective Time (as defined below) and following the completion of the Equity Exchange, Merger Subsidiary One shall be merged with and into the Company (the “First Company Merger”), whereupon the separate existence of Merger Subsidiary One shall cease, and the Company shall be the surviving corporation (the “Company Surviving Corporation”).

(iii) At the Second Company Merger Effective Time, the Company Surviving Corporation shall be merged with and into Merger Subsidiary Two (the “Second Company Merger” and, together with the First Company Merger, the “Company Mergers”), whereupon the separate existence of the Company Surviving Corporation shall cease, and Merger Subsidiary Two shall be the surviving entity (the “Merger Subsidiary Two Surviving Entity”) and New Charter shall assume the obligations to pay the Company Cash Merger Consideration and issue the Company Stock Merger Consideration hereunder.

(iv) At the Parent Merger Effective Time, Parent shall be merged (the “Parent Merger” and, together with the Company Mergers, the “Mergers”) with and into Merger Subsidiary Three, whereupon the separate existence of Parent shall cease, and Merger Subsidiary Three shall be the surviving entity (the “Parent Surviving Entity”) and a wholly owned direct subsidiary of Merger Subsidiary Two Surviving Entity.

(b) Subject to the provisions of Article 9, the closing of the Mergers (the “Closing”) shall take place in New York City at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York, 10019 as soon as possible, but in any event no later than five Business Days after the date the conditions set forth in Article 9 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing) have been satisfied or, to the extent permissible, waived by the party or parties entitled to the benefits of such conditions, or at such other place, at such other time or on such other date as Parent and the Company may mutually agree.

(c) At the Closing, each of the following filings shall be made in the following order: (i) the Company and Merger Subsidiary One shall file a certificate of merger (the “Company Certificate of Merger”) with the Delaware Secretary of State and make all other filings or recordings required by Delaware Law in connection with the First Company Merger, (ii) the Company Surviving Corporation and Merger Subsidiary Two shall file a certificate of merger (the “Merger Subsidiary Two Certificate of Merger”) with the Delaware Secretary of State and make all other filings or recordings required by Delaware Law in connection with the Second Company Merger, and (iii) Parent and Merger Subsidiary Three shall file a certificate of merger (the “Parent Certificate of Merger”) with the Delaware Secretary of State and make all other filings or recordings required by Delaware Law in connection with the Parent Merger.

(d) (i) The First Company Merger shall become effective at such time as the Company Certificate of Merger is duly filed with the Delaware Secretary of State (or at such later time as may be agreed to by the parties and specified in the Company Certificate of Merger) (the “First Company Merger Effective Time”); (ii) the Second Company Merger shall become effective at such time as the Merger Subsidiary Two Certificate of Merger is duly filed with the Delaware Secretary of State (or at such later time as may be agreed to by the parties and specified in the Merger Subsidiary Two Certificate of Merger) (the “Second Company Merger Effective Time”);

provided that the Second Company Merger shall not become effective until after the First Company Merger Effective Time; and (iii) the Parent Merger shall become effective at such time as the Parent Certificate of Merger is duly filed with the Delaware Secretary of State (or at such time as may be agreed to by the parties and specified in the Parent Certificate of Merger) (the “Parent Merger Effective Time”); provided that the Parent Merger shall not become effective until after the Second Company Merger Effective Time (such time as each of the First Company Merger, the Second Company Merger and the Parent Merger become effective is hereinafter referred to as the “Effective Time”).

(e) (i) From and after the First Company Merger Effective Time, the Company Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Subsidiary One, (ii) from and after the Second Company Merger Effective Time, the Merger Subsidiary Two Surviving Entity shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company Surviving Corporation and Merger Subsidiary Two, and (iii) from and after the Parent Merger Effective Time, the Parent Surviving Entity shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of Parent and Merger Subsidiary Two, in each case all as provided under Delaware Law.

Section 2.02 Conversion of Shares.

(a) At the First Company Merger Effective Time by virtue of the First Company Merger and without any action on the part of the Company, Merger Subsidiary One or any holder of any capital stock of the Company or Merger Subsidiary One:

(i) Except as otherwise provided in Section 2.02(a)(iii), Section 2.02(a)(iv) and except for Dissenting Shares, each share of Company Stock outstanding immediately prior to the First Company Merger Effective Time (which, for the avoidance of doubt, shall exclude the Exchange Shares) shall be converted, at the election of the holder thereof (such election to receive consideration referred to in either clause (A) or (B), the “Election”), in accordance with the procedures set forth in Section 2.03, into the right to receive the following consideration, without interest (the consideration referred to in either clause (A) or (B), collectively, as modified by Section 2.02(a)(v) and Section 2.02(a)(vi), the “Company Merger Consideration”): (A) $100.00 in cash (the “Company Option A Cash Consideration”), and a number of shares of the Company Surviving Corporation Stock equal to the Option A Effective Exchange Ratio (the “Company Option A Stock Consideration,” and together with the Company Option A Cash Consideration and the cash in lieu of fractional shares of the Company Stock as specified below, the “Company Option A Merger Consideration”) or (B) $115.00 in cash (the “Company Option B Cash Consideration”), and a number of shares of the Company Surviving Corporation Stock equal to the Option B Effective Exchange Ratio (the “Company Option B Stock Consideration,” and together with the Company Option B Cash Consideration and the cash in lieu of fractional shares of the Company Stock as specified below, the “Company Option B Merger Consideration”). As of the First Company Merger Effective Time, all such shares of Company Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and shall thereafter represent only the right to receive the Company Merger Consideration and the right to receive any dividends or other distributions pursuant to Section 2.03(h), in each case to be issued or paid in accordance with Section 2.03.

(ii) Each share of common stock of Merger Subsidiary One outstanding immediately prior to the First Company Merger Effective Time shall be converted into and become one share of Company Surviving Corporation Stock.

(iii) Each share of Company Stock held by the Company as treasury stock or owned by Merger Subsidiary One immediately prior to the First Company Merger Effective Time (including, without limitation, the Exchange Shares) shall be canceled, and no payment shall be made with respect thereto.

(iv) Each share of Company Stock held by any direct or indirect wholly owned Subsidiary of the Company or any direct or indirect wholly owned Subsidiary of Parent (in each case, other than Merger Subsidiary One) shall be converted into and become one share of Company Surviving Corporation Stock.

(b) At the Second Company Merger Effective Time by virtue of the Second Company Merger and without any action on the part of the Company Surviving Corporation, Merger Subsidiary Two or any holder of any capital stock or equity interests (as applicable) of the Company Surviving Corporation or Merger Subsidiary Two:

(i) Each share of Company Surviving Corporation Stock issued and outstanding immediately prior to the Second Company Merger Effective Time (which, for the avoidance of doubt, shall only include the shares of Company Surviving Corporation Stock issued or to be issued in connection with the First Company Merger and shall not include any shares of Company Stock that were not converted into the right to receive the Company Merger Consideration pursuant to Section 2.02(a)(i)) shall automatically be converted into the right to receive one share of New Charter Common Stock (the “New Charter Merger Consideration”). As of the Second Company Merger Effective Time, all such shares of Company Surviving Corporation Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and shall thereafter represent only the right to receive the New Charter Merger Consideration and the right to receive any dividends or other distributions pursuant to Section 2.03(h), in each case to be issued or paid in accordance with Section 2.03, without interest.

(ii) Each membership unit of Merger Subsidiary Two outstanding immediately prior to the Second Company Merger Effective Time shall continue to remain outstanding as a membership unit of Merger Subsidiary Two Surviving Entity and shall constitute the only outstanding equity interests of the Merger Subsidiary Two Surviving Entity.

(c) At the Parent Merger Effective Time by virtue of the Parent Merger and without any action on the part of Parent, Merger Subsidiary Three or any holder of any capital stock or equity interests (as applicable) of Parent or Merger Subsidiary Three:

(i) Each share of Parent Class A Common Stock issued and outstanding immediately prior to the Parent Merger Effective Time (other than any share of Parent Class A Common Stock to be canceled pursuant to Section 2.02(c)(ii)) shall automatically be converted into the right to receive a number of shares of New Charter Common Stock equal to the Parent Merger Exchange Ratio (the “Parent Merger Consideration”), and the cash in lieu of fractional shares of New Charter Common Stock as specified below. As of the Parent Merger Effective Time, all such shares of Parent Class A Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and shall thereafter represent only the right to receive the Parent Merger Consideration and the right to receive any dividends or other distributions pursuant to Section 2.03(h), in each case to be issued or paid in accordance with Section 2.03, without interest.

(ii) Each share of Parent Class A Common Stock held by Parent as treasury stock or owned directly by Parent immediately prior to the Parent Merger Effective Time shall be canceled and no payment shall be made with respect thereto.

(iii) Each membership unit of Merger Subsidiary Three outstanding immediately prior to the Parent Merger Effective Time shall continue to remain outstanding as a membership unit of the Parent Surviving Entity and shall constitute the only outstanding equity interests of the Parent Surviving Entity.

Section 2.03 Surrender and Payment.

(a) The following procedures shall apply to Elections made pursuant to Section 2.02(a)(i):

(i) Parent shall prepare a form reasonably acceptable to the Company (the “Election Form”), which shall be mailed by the Company to record holders of Company Stock and holders of Vested Company Stock Options and Director RSUs (as such terms are defined in Section 2.04) so as to permit those holders to exercise their right to make an Election prior to the Election Deadline and which shall specify, among other things, the Election Deadline and the consequences of failing to meet the Election Deadline.

(ii) Prior to the Mailing Date, Parent shall appoint an agent reasonably acceptable to the Company (the “Exchange Agent”) for (i) receiving Elections and exchanging for the applicable Company Cash Consideration and New Charter Merger Consideration (in respect of the applicable Company Stock Merger Consideration that shall be deemed to be automatically surrendered for exchange upon the Second Company Merger Effective Time) (as well as cash in lieu of fractional shares of New Charter Company Stock as specified in Section 2.07) (A) certificates representing shares of Company Stock (the “Company Certificates”) and (B) uncertificated shares of Company Stock (the “Company Uncertificated Shares”), and (ii) exchanging for the Parent Merger Consideration and cash in lieu of fractional shares of New Charter Company Stock as specified in Section 2.07 (A) certificates representing shares of Parent Class A Common Stock (the “Parent Certificates” and, together with the Company Certificates, the “Certificates”)

and (B) uncertificated shares of Parent Class A Common Stock (the “Parent Uncertificated Shares” and, together with the Company Uncertificated Shares, the “Uncertificated Shares”).

(iii) The Company shall mail or cause to be mailed or delivered, as applicable, not less than 20 Business Days prior to the anticipated Election Deadline (the “Mailing Date”) an Election Form to record holders of Company Stock as of the close of business on the tenth (10th) Business Day prior to the Mailing Date (the “Election Form Record Date”). The Company shall make available one or more Election Forms as may reasonably be requested from time to time by all persons who become holders or beneficial owners of Company Stock during the period following the Election Form Record Date and prior to the Election Deadline.

(iv) Any Election shall have been made properly only if the Exchange Agent shall have received, by the Election Deadline, an Election Form properly completed and signed and accompanied by Company Certificates to which such Election Form relates, duly endorsed in blank or otherwise in form acceptable for transfer on the books of the Company and, in the case of Company Uncertificated Shares, any additional documents specified in the procedures set forth in the Election Form. As used herein, unless otherwise agreed in advance by the Company and Parent, “Election Deadline” means 5:00 p.m. local time (in the city in which the principal office of the Exchange Agent is located) on the date that Parent and the Company shall agree is five (5) Business Days prior to the expected Closing Date. The Company and Parent shall issue a press release reasonably satisfactory to each of them announcing the anticipated date of the Election Deadline not more than 20 Business Days before, and at least five Business Days prior to, the Election Deadline. If the Closing is delayed to a subsequent date, the Election Deadline shall be similarly delayed to a subsequent date (which shall be the fifth Business Day prior to the Closing Date) and the Company and Parent shall cooperate to promptly publicly announce such rescheduled Election Deadline and Closing.

(v) Any holder of Company Stock may, at any time prior to the Election Deadline, change or revoke his or her Election by written notice received by the Exchange Agent prior to the Election Deadline accompanied by a properly completed and signed revised Election Form or by withdrawal prior to the Election Deadline of his or her Company Certificates, or any documents in respect of Company Uncertificated Shares, previously deposited with the Exchange Agent. After an Election is validly made with respect to any shares of Company Stock, any subsequent transfer of such shares of Company Stock shall automatically revoke such Election. If no Election is made by a holder, or an Election is revoked and another one is not validly and timely made by a holder, such holder shall only have the right to receive the Company Option A Merger Consideration. Notwithstanding anything to the contrary in this Agreement, all Elections shall be automatically deemed revoked upon receipt by the Exchange Agent of written notification from Parent or the Company that this Agreement has been terminated in accordance with Article 10. Subject to the terms of this Agreement, the Exchange Agent shall have reasonable discretion to determine if any Election is not properly or timely made with respect to any shares of Company Stock (neither Parent nor the Company nor the Exchange Agent being under any duty to notify any stockholder of any such defect);

in the event the Exchange Agent makes such a determination, such Election shall be deemed to be not in effect, and the shares of Company Stock covered by such Election shall, for purposes hereof, be deemed to be only entitled to receive the Company Option A Merger Consideration pursuant to the terms and conditions hereof, unless a proper Election is thereafter timely made with respect to such shares.

(b) At or immediately after the Effective Time, Parent or New Charter shall make, or cause to be made, available to the Exchange Agent the Merger Consideration to be paid in respect of the Certificates and the Uncertificated Shares (including cash in immediately available funds in an amount sufficient to pay the aggregate Company Cash Consideration and cash in lieu of fractional shares as specified in Section 2.07) (the “Exchange Fund”). Each of Parent and New Charter agrees to make available to the Exchange Agent from time to time, as needed, any dividends or distributions to which any Person is entitled pursuant to Section 2.03(h). Promptly after the Effective Time, and in any event no later than the tenth Business Day following the Effective Time, New Charter shall send, or shall cause the Exchange Agent to send, to each holder of record of shares of Company Stock at the First Company Merger Effective Time a letter of transmittal and instructions (with respect to both the Company Cash Consideration and New Charter Merger Consideration) reasonably acceptable to the Company, and to each holder of record of shares of Parent Class A Common Stock at the Parent Merger Effective Time a letter of transmittal and instructions (with respect to the Parent Merger Consideration) (which shall, in each case, specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Exchange Agent and which shall otherwise be in customary form and shall include customary provisions with respect to delivery of an “agent’s message” regarding the book-entry transfer of Uncertificated Shares) for use in such exchange. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Parent or New Charter, on a daily basis; provided that such investments shall be in obligations of or guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $25 billion (based on the most recent financial statements of such bank which are then publicly available), or a combination of the foregoing. Any interest and other income resulting from such investments shall be paid to New Charter upon termination of the Exchange Fund pursuant to this Section 2.03 and any losses resulting from such investments will be made up by Parent or New Charter to the extent necessary to pay the Company Cash Consideration.

(c) Each holder of shares of Company Stock that have been converted into the right to receive the Company Merger Consideration and, subsequently, the New Charter Merger Consideration shall be entitled to receive, upon (i) surrender to the Exchange Agent of a Company Certificate, together with a properly completed letter of transmittal, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Company Uncertificated Shares, the applicable Company Cash Consideration and the New Charter Merger Consideration in respect of the Company Stock represented by a Company Certificate or Company Uncertificated Share (in each case as applicable), as specified in such holder’s Election Form (or otherwise based on the Company Option A Merger Consideration). The shares of New Charter

Common Stock constituting part of such New Charter Merger Consideration shall be in uncertificated book-entry form, unless a physical certificate is required under Applicable Law. Until so surrendered or transferred, as the case may be, each Company Certificate or Company Uncertificated Share shall represent after the First Company Merger Effective Time and the Second Company Merger Effective for all purposes only the right to receive such Company Cash Consideration, New Charter Merger Consideration and the right to receive any dividends or other distributions pursuant to Section 2.03(h).

(d) Each holder of shares of Parent Class A Common Stock that have been converted into the right to receive the Parent Merger Consideration shall be entitled to receive, upon (i) surrender to the Exchange Agent of a Parent Certificate, together with a properly completed letter of transmittal, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Parent Uncertificated Shares, the Parent Merger Consideration in respect of the Parent Class A Common Stock represented by a Parent Certificate or Parent Uncertificated Share (in each case as applicable). The shares of New Charter Common Stock constituting part of such Parent Merger Consideration, at Parent’s option, shall be in uncertificated book-entry form, unless a physical certificate is required under Applicable Law. Until so surrendered or transferred, as the case may be, each such Parent Certificate or Parent Uncertificated Share shall represent after the Parent Merger Effective Time for all purposes only the right to receive such Parent Merger Consideration and the right to receive any dividends or other distributions pursuant to Section 2.03(h).

(e) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(f) (i) After the First Company Merger Effective Time, there shall be no further registrations of transfers of shares of Company Stock (other than solely as a result of the First Company Merger or the Second Company Merger), (ii) after the Second Company Merger Effective Time, there shall be no further registration of transfers of shares of Company Surviving Corporation Stock (other than solely as a result of the Second Company Merger) and (iii) after the Parent Merger Effective Time, there shall be no further registration of transfers of shares of Parent Class A Common Stock (other than solely as a result of the Parent Merger). If, after the First Company Merger Effective Time, the Second Company Merger Effective Time or the Parent Merger Effective Time, as applicable, Certificates, Uncertificated Shares or uncertificated shares of Company Surviving Corporation Stock are presented to the Company Surviving Corporation, New Charter, the Parent Surviving Entity or the Exchange Agent, they shall be canceled and exchanged for the Company Cash Consideration and the New Charter Merger Consideration or Parent Merger Consideration, as applicable, provided for, and in accordance with the procedures set forth, in this Article 2.

(g) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.03(a) that remains unclaimed by the holders of shares of Company Stock or Parent Class A Common Stock twelve (12) months after the Effective Time shall be delivered to New Charter, upon demand, and any such holder who has not exchanged shares of Company Stock or Parent Class A Common Stock for the applicable Merger Consideration in accordance with this Section 2.03 prior to that time shall thereafter look only to New Charter for and New Charter shall remain liable for, payment of the applicable Merger Consideration, and any dividends and distributions with respect thereto pursuant to Section 2.03(h), in respect of such shares without any interest thereon. Notwithstanding the foregoing, none of the parties to this Agreement shall be liable to any holder of shares of Company Stock or Parent Class A Common Stock for any amounts properly paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of shares of Company Stock or Parent Class A Common Stock two (2) years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority) shall become, to the extent permitted by Applicable Law, the property of New Charter free and clear of any claims or interest of any Person previously entitled thereto.

(h) No dividends or other distributions with respect to securities of New Charter constituting part of the Merger Consideration, and no cash payment in lieu of fractional shares as provided in Section 2.07, shall be paid to the holder of any Certificates not surrendered or of any Uncertificated Shares not transferred until such Certificates or Uncertificated Shares are surrendered or transferred, as the case may be, as provided in this Section 2.03. Following such surrender or transfer, there shall be paid, without interest, to the Person in whose name the securities of New Charter have been registered, (i) at the time of such surrender or transfer, the amount of any cash payable in lieu of fractional shares to which such Person is entitled pursuant to Section 2.07 and the amount of all dividends or other distributions with a record date after the Effective Time previously paid or payable on the date of such surrender with respect to such securities, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time and prior to surrender or transfer and with a payment date subsequent to surrender or transfer payable with respect to such securities.

(i) The payment of any transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred by a holder of Company Stock or Parent Class A Common Stock in connection with the First Company Merger, the Second Company Merger or the Parent Merger, as applicable, for which none of Parent, New Charter, the Company, or a Subsidiary of the Company is liable, and the filing of any related Tax Returns and other documentation with respect to such Taxes and fees, shall be the sole responsibility of such holder.

Section 2.04 Company Equity-Based Awards.

(a) Except as provided in Section 2.04(d), the terms of each outstanding compensatory option to purchase shares of Company Stock (a “Company Stock Option”), whether or not exercisable or vested, shall be adjusted as necessary to provide that, at the Second Company Merger Effective Time, each Company Stock Option outstanding immediately prior to the First Company Merger Effective Time shall be converted into an option (each, a “Company

Adjusted Option”) to acquire, on the same terms and conditions as were applicable under such Company Stock Option immediately prior to the First Company Merger Effective Time, the number of shares of New Charter Common Stock equal to the product of (i) the number of shares of Company Stock subject to such Company Stock Option immediately prior to the First Company Merger Effective Time multiplied by (ii) the Stock Award Exchange Ratio, with any fractional shares rounded down to the next lower whole number of shares. The exercise price per share of New Charter Common Stock subject to any such Company Adjusted Option shall be an amount equal to the quotient of (A) the exercise price per share of Company Stock subject to such Company Stock Option immediately prior to the First Company Merger Effective Time divided by (B) the Stock Award Exchange Ratio, with any fractional cents rounded up to the next higher number of whole cents. Notwithstanding the foregoing, if the conversion of a Company Stock Option in accordance with the preceding provisions of this Section 2.04(a) would cause the related Company Adjusted Option to be treated as the grant of new stock right for purposes of Section 409A of the Code, such Company Stock Option shall not be converted in accordance with the preceding provisions but shall instead be converted in a manner reasonably acceptable to Parent and the Company that would not cause the related Company Adjusted Option to be treated as the grant of new stock right for purposes of Section 409A.

(b) Except as provided in Section 2.04(c) and Section 2.04(d), the terms of each outstanding restricted stock unit or deferred stock unit with respect to shares of Company Stock (a “Company RSU”), whether or not vested, shall be adjusted as necessary to provide that, at the Second Company Merger Effective Time, each Company RSU outstanding immediately prior to the First Company Merger Effective Time shall be converted into a restricted stock unit (each, a “Company Adjusted RSU”) with respect to, and on the same terms and conditions as were applicable under such Company RSU immediately prior to the First Company Merger Effective Time, the number of shares of New Charter Common Stock equal to the product of (i) the number of shares of Company Stock subject to such Company RSU immediately prior to the First Company Merger Effective Time multiplied by (ii) the Stock Award Exchange Ratio, with any fractional shares rounded down to the next lower whole number of shares.

(c) At or promptly after the Second Company Merger Effective Time, each outstanding Company RSU (each, a “Director RSU”) held by a non-employee director or former non-employee director of the Company (each, a “Director”), whether or not vested, shall be canceled, and New Charter shall pay each such Director at or promptly after the Second Company Merger Effective Time for each such Director RSU an amount in cash computed by first determining the Company Adjusted RSU that such Director would have received if the Director RSU held by such Director was converted into a Company Adjusted RSU pursuant to the methodology described in Section 2.04(b) (each, a “Notional Adjusted RSU”) and then multiplying (i) the quotient of (A) the closing sale price of a share of Parent Class A Common Stock on NASDAQ on the trading day immediately preceding the First Company Merger Effective Time divided by (B) the Parent Merger Exchange Ratio by (ii) the number of shares of New Charter Common Stock subject to the Notional Adjusted RSU.

(d) (i) At or promptly after the Second Company Merger Effective Time, each outstanding Company Stock Option (each, a “Former Employee Option”) held by a former employee or individual contractor of the Company (each, a “Former Employee”), whether or not exercisable or vested, shall be cancelled, and New Charter shall pay each such Former Employee at or promptly after the Second Company Merger Effective Time for each such Former Employee Option an amount in cash computed by first determining the Company Adjusted Option that such Former Employee would have received if the Former Employee Option held by such Former Employee was converted into a Company Adjusted Option pursuant to the methodology described in Section 2.04(a) (each, a “Notional Adjusted Option”) and then multiplying (A) the excess of (1) the quotient of (I) the closing sale price of a share of Parent Class A Common Stock on NASDAQ on the trading day immediately preceding the First Company Merger Effective Time divided by (II) the Parent Merger Exchange Ratio over (2) the per share exercise price of such Notional Adjusted Option, if any, by (B) the number of shares of New Charter Common Stock subject to such Notional Adjusted Option to the extent unexercised. For the avoidance of doubt, all Former Employee Options outstanding as of the First Company Merger Effective Time that if converted into a Company Adjusted Option would have a per share exercise price equal to or exceeding the quotient of (x) the closing sale price of a share of Parent Class A Common Stock on NASDAQ on the trading day immediately preceding the First Company Merger Effective Time divided by (y) the Parent Merger Exchange Ratio shall be immediately cancelled and forfeited without any liability on the part of Parent, New Charter or their respective Affiliates.

(ii) At or promptly after the Second Company Merger Effective Time, each outstanding Company RSU (each, a “Former Employee RSU”) held by a Former Employee, whether or not vested, shall be canceled, and New Charter shall pay each such Former Employee at or promptly after the Second Company Merger Effective Time for each such Former Employee RSU an amount in cash computed by first determining the number of Notional Adjusted RSUs held by such Former Employee and then multiplying (A) the quotient of (1) the closing sale price of a share of Parent Class A Common Stock on NASDAQ on the trading day immediately preceding the First Company Merger Effective Time divided by (2) the Parent Merger Exchange Ratio by (B) the number of shares of New Charter Common Stock with respect to the Notional Adjusted RSUs; provided, that, to the extent that any Former Employee RSU is subject to Section 409A of the Code, then such Former Employee RSU shall be converted into a Company Adjusted RSU in accordance with the terms of Section 2.04(b).

(e) Parent and New Charter shall take such actions as are necessary for the assumption of the Company Stock Options and Company RSUs pursuant to Sections 2.04(a) and (b), including the reservation, issuance and listing of New Charter Common Stock as is necessary to effectuate the transactions contemplated by this Section 2.04. Parent and New Charter shall prepare and file with the SEC a registration statement on an appropriate form, or a post-effective amendment to a registration statement previously filed under the 1933 Act, with respect to the shares of New Charter Common Stock subject to the Company Adjusted Options and Company Adjusted RSUs to be issued by New Charter and, where applicable, shall use its reasonable best efforts to have such registration statement declared effective as soon as practicable following the Effective Time and to maintain the effectiveness of such registration statement covering such Company Adjusted Options and Company Adjusted RSUs (and to maintain the current status of the prospectus contained therein) for so long as any Company Adjusted Option or any Company Adjusted remains outstanding. With respect to those individuals, if any, who, subsequent to the Effective Time, will be subject to the reporting requirements under Section 16(a) of the 1934 Act, where applicable, New Charter shall administer any Company Adjusted Option and any Company Adjusted RSU issued pursuant to this Section 2.04 in a manner that complies with Rule 16b-3 promulgated under the 1934 Act to the extent the corresponding Company Stock Option or such Company RSU complied with such rule prior to the Mergers.

(f) Prior to the First Company Merger Effective Time, the Company and Parent shall take any actions with respect to equity compensation plans or arrangements that are necessary to give effect to the transactions contemplated by this Section 2.04.

Section 2.05 Parent Equity-Based Awards. (a) The terms of each outstanding compensatory option to purchase shares of Parent Class A Common Stock (each, a “Parent Stock Option”), whether or not exercisable or vested, shall be adjusted as necessary to provide that, at the Parent Merger Effective Time, each Parent Stock Option outstanding immediately prior to the Parent Merger Effective Time shall be converted into an option (each, a “Parent Adjusted Option”) to acquire, on the same terms and conditions as were applicable under such Parent Stock Option immediately prior to the Parent Merger Effective Time, the number of shares of New Charter Common Stock equal to the product of (i) the number of shares of Parent Class A Common Stock subject to such Parent Stock Option immediately prior to the Parent Merger Effective Time multiplied by (ii) the Parent Merger Exchange Ratio, with any fractional shares rounded down to the next lower whole number of shares. The exercise price per share of New Charter Common Stock subject to any such Parent Adjusted Option shall be an amount equal to the quotient of (A) exercise price per share of Parent Class A Common Stock subject to such Parent Stock Option immediately prior to the Parent Merger Effective Time divided by (B) the Parent Merger Exchange Ratio, with any fractional cents rounded up to the next higher number of whole cents. Notwithstanding the foregoing, if the conversion of a Parent Stock Option in accordance with the preceding provisions of this Section 2.05(a) would cause the related Parent Adjusted Option to be treated as the grant of new stock right for purposes of Section 409A of the Code, such Parent Stock Option shall not be converted in accordance with the preceding provisions but shall instead be converted in a manner reasonably acceptable to Parent and the Company that would not cause the related Parent Adjusted Option to be treated as the grant of new stock right for purposes of Section 409A.

(b) The terms of each outstanding award of shares of restricted Parent Stock (each, a “Parent Stock Award”) shall be adjusted as necessary to provide that, at the Parent Merger Effective Time, each Parent Stock Award outstanding immediately prior to the Parent Merger Effective Time shall be converted into an award (each, a “Parent Adjusted Stock Award”) with respect to, and subject to the same terms and conditions as were applicable under such Parent Stock Award immediately prior to the Parent Merger Effective Time, the number of shares of restricted New Charter Common Stock equal to the product of (i) number of shares of Parent Class A Common Stock subject to such Parent Stock Award immediately prior to the Parent Merger Effective Time multiplied by (ii) the Parent Merger Exchange Ratio, with any fractional shares rounded down to the next lower whole number of shares.

(c) The terms of each outstanding restricted stock unit with respect to shares of Parent Stock (each, a “Parent RSU”), whether or not vested, shall be adjusted as necessary to provide that, at the Parent Merger Effective Time, each Parent RSU outstanding immediately prior to the Parent Merger Effective Time shall be converted into a restricted stock unit (each, a “Parent Adjusted RSU”) with respect to, and on the same terms and conditions as were applicable under such Parent RSU immediately prior to the Parent Merger Effective Time, the number of shares of New Charter Common Stock equal to the product of (i) the number of shares of Parent Class A Common Stock subject to such Parent RSU immediately prior to the Parent Merger Effective Time multiplied by (ii) the Parent Merger Exchange Ratio, with any fractional shares rounded down to the next lower whole number of shares.

(d) Parent and New Charter shall take such actions as are necessary for the assumption of the Parent Stock Options, Parent Stock Awards and Parent RSUs pursuant to Sections 2.05(a), (b) and (c), including the reservation, issuance and listing of New Charter Common Stock as is necessary to effectuate the transactions contemplated by this Section 2.05. New Charter shall prepare and file with the SEC a registration statement on an appropriate form, or a post-effective amendment to a registration statement previously filed under the 1933 Act, with respect to the shares of New Charter Common Stock subject to the Parent Adjusted Options, Parent Adjusted Stock Awards and Parent Adjusted RSUs to be issued by New Charter and, where applicable, shall use its reasonable best efforts to have such registration statement declared effective as soon as practicable following the Parent Merger Effective Time and to maintain the effectiveness of such registration statement covering such Parent Adjusted Options, Parent Adjusted Stock Awards and Parent Adjusted RSUs (and to maintain the current status of the prospectus contained therein) for so long as any Parent Adjusted Option, Parent Adjusted Stock Award or Parent Adjusted RSU remains outstanding. With respect to those individuals, if any, who, subsequent to the Parent Merger Effective Time, will be subject to the reporting requirements under Section 16(a) of the 1934 Act, where applicable, New Charter shall administer any Parent Adjusted Option, Parent Adjusted Stock Award and Parent Adjusted RSU issued pursuant to this Section 2.05 in a manner that complies with Rule 16b-3 promulgated under the 1934 Act to the extent the corresponding Parent Stock Option, Parent Stock Award or Parent RSU complied with such rule prior to the Mergers.

(e) Prior to the Parent Merger Effective Time, the Company and Parent shall take any actions with respect to equity compensation plans or arrangements that are necessary to give effect to the transactions contemplated by this Section 2.05.

Section 2.06 Adjustments. If, during the period between the date of this Agreement and the First Company Merger Effective Time, the outstanding shares of capital stock of the Company or Parent shall have been changed into a different number of shares or a different class by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, or any other similar event, but excluding any change that results from (a) the exercise of stock options or other equity awards to purchase shares of Parent Class A Common Stock or Company Stock or the settlement of restricted stock units or deferred stock units or (b) the grant of equity-based compensation to directors or employees of Parent or, subject to and in accordance with the terms of this Agreement, the Company under Parent’s or the Company’s, as applicable, equity compensation plans or arrangements, the Merger Consideration, amounts payable under Section 2.04 and any other amounts payable pursuant to this Agreement, as applicable, shall be appropriately and proportionately adjusted.

Section 2.07 Fractional Shares. No fractional shares of Company Surviving Corporation Stock shall be issued in the First Company Merger and no fractional shares of New Charter Common Stock shall be issued in the Parent Merger. All fractional shares of Company Surviving Corporation Stock that a holder of record of shares of Company Stock would otherwise be entitled to receive as a result of the First Company Merger shall be aggregated and if a fractional share results from such aggregation, such holder shall be entitled to receive, in lieu thereof, an amount in cash without interest determined by multiplying the closing sale price of a share of Parent Class A Common Stock on NASDAQ on the trading day immediately preceding the First Company Merger Effective Time by the fraction of a share of Company Surviving Corporation Stock to which such holder would otherwise have been entitled. All fractional shares of New Charter Common Stock that a holder of record of shares of Parent Class A Common Stock would otherwise be entitled to receive as a result of the Parent Merger shall be aggregated and if a fractional share results from such aggregation, such holder shall be entitled to receive, in lieu thereof, an amount in cash without interest determined by multiplying the closing sale price of a share of Parent Class A Common Stock on NASDAQ on the trading day immediately preceding the Parent Merger Effective Time by the fraction of a share of New Charter Common Stock to which such holder would otherwise have been entitled.

Section 2.08 Withholding. Notwithstanding any provision contained herein to the contrary, each of the Exchange Agent, the Company, the Parent Surviving Entity, the Company Surviving Corporation, Merger Subsidiary One, Merger Subsidiary Two, Merger Subsidiary Three, New Charter and Parent shall be entitled to deduct or withhold from the consideration otherwise payable to any Person pursuant to this Article 2 such amounts as it is required to deduct or withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. The Company shall, and shall cause its Affiliates to, assist Parent, New Charter, Parent Surviving Entity, Company Surviving Corporation, Merger Subsidiary One, Merger Subsidiary Two and/or Merger Subsidiary Three in making such deductions and withholding as reasonably requested by Parent or New Charter. If the Exchange Agent, the Company, the Parent Surviving Entity, the Company Surviving Corporation, Merger Subsidiary One, Merger Subsidiary Two, Merger Subsidiary Three, New Charter or Parent, as the case may be, so withholds amounts and timely pays such amounts to the appropriate taxing authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Stock or Parent Class A Common, as applicable, in respect of which the Exchange Agent, the Company, the Parent Surviving Entity, the Company Surviving Corporation, Merger Subsidiary One, Merger Subsidiary Two, Merger Subsidiary Three, New Charter or Parent, as the case may be, made such deduction and withholding.

Section 2.09 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by New Charter or the Company Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as New Charter and the Company Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Stock or Parent Class A Common Stock represented by such Certificate and any dividends or distributions with respect thereto pursuant to Section 2.03(h), as contemplated by this Article 2.

Section 2.10 Appraisal Rights.

(a) Notwithstanding any provision of this Agreement to the contrary and to the extent available under Delaware Law, shares of Company Stock that are outstanding immediately prior to the First Company Merger Effective Time and that are held by holders of shares of Company Stock who shall have neither voted in favor of the First Company Merger nor consented thereto in writing and who shall have demanded properly in writing appraisal for such shares of Company Stock in accordance with Section 262 of Delaware Law (collectively, the “Dissenting Shares”), shall not be converted into, or represent the right to receive, the Company Merger Consideration (or, for the avoidance of doubt, the Cheetah Merger Consideration). The holders of such shares of Company Stock shall be entitled instead to receive only the payment provided by Section 262 of Delaware Law, except that all Dissenting Shares held by holders of shares of Company Stock who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares of Company Stock under Section 262 of Delaware Law shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the First Company Merger Effective Time, the right to receive the Company Merger Consideration (which shall represent, with respect to the Company Stock Merger Consideration, the right to receive the New Charter Merger Consideration), in each case without any interest thereon, in accordance with Section 2.02.

(b) The Company shall give Parent and New Charter (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to Delaware Law and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under Delaware Law. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

Section 2.11 Restructuring. If such actions required to treat the Company’s Subsidiaries as disregarded from their owner for U.S. federal income tax purposes or contribute the Company’s assets and interests in its Subsidiaries to Subsidiaries of New Charter following the Closing Date would result in a cost that is material to Parent, then, upon the written request of Parent, the Parties agree to reasonably cooperate in the implementation of a restructuring of the transactions contemplated herein (including, without limitation, restructuring such transaction such that the Second Company Merger, the Parent Merger, the equity subscription and exchange contemplated by the Investment Agreement and Contribution Agreement, respectively, and the contribution of the assets subject to the Amended Contribution Agreement to New Charter, taken together, would be treated as a transaction described in Section 351 of the Code). Such cooperation shall include entering into appropriate amendments to this Agreement, provided, however, that, notwithstanding anything in this Section 2.11 to the contrary, such cooperation contemplated by this Section 2.11 shall (a) not (i) alter or change the amount or kind of the consideration ultimately to be issued to the holders of Company Stock or the holders of Parent Class A Common Stock or (ii) reasonably be expected to (x) subject to the proviso in clause (b) below, adversely affect the Company or the holders of Company Stock or (y) have the effect of materially delaying, impairing or impeding the receipt of any regulatory approvals required in connection with the transactions contemplated hereby or the Closing and (b) result in U.S. federal income tax consequences that are no less favorable to the holders of Company Stock and the holders of Parent Class A Common Stock than the U.S. federal income tax consequences of the Mergers; provided that it is agreed and understood that for purposes of this Section 2.11 a transaction qualifying as a transaction described in Section 351 of the Code does not result in tax consequences that are less favorable to the holders of Company Stock and the holders of Parent Class A Common Stock than the U.S. federal income tax consequences of the Mergers and does not adversely affect the Company or the holders of Company Stock.

ARTICLE 3

Corporate Matters

Section 3.01 Organizational Documents of Surviving Entities. (a) The certificate of incorporation and bylaws of the Company as in effect immediately prior to the First Company Merger Effective Time shall be the certificate of incorporation and bylaws, respectively, of the Company Surviving Corporation immediately following the First Company Merger Effective Time until the Second Company Merger Effective Time.

(b) The limited liability company agreement of Merger Subsidiary Two as in effect immediately prior to the Second Company Merger Effective Time shall be the limited liability company agreement of the Second Merger Subsidiary Surviving Entity immediately following the Second Company Merger Effective Time until thereafter amended in accordance with Applicable Law.

(c) The limited liability company agreement of Merger Subsidiary Three as in effect immediately prior to the Parent Merger Effective Time shall be the limited liability company agreement of the Parent Surviving Entity immediately following the Parent Merger Effective Time until thereafter amended in accordance with Applicable Law.

(d) Immediately after the Parent Merger Effective Time, the certificate of incorporation of New Charter shall be amended to change the name of New Charter to “Charter Communications, Inc.”

Section 3.02 Directors and Officers of Surviving Entities. (i) From and after the First Company Merger Effective Time, until the Second Company Merger Effective Time, the members of the Board of Directors of the Company immediately prior to the First Company Merger Effective Time shall be the members of the Board of Directors of the Company Surviving Corporation, (ii) from and after the Second Company Merger Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law, the managers and officers of Merger Subsidiary Two immediately prior to the Second Company Merger Effective Time shall be the managers and officers of the Second Merger Subsidiary Surviving Entity, (iii) the officers of the Company immediately before the First Company Merger Effective Time shall be the officers of the Company Surviving Corporation immediately following the First Company Merger Effective Time, and (iv) the officers of Parent immediately prior to the Parent Merger Effective Time shall be the officers of the Parent Surviving Entity immediately following the Parent Merger Effective Time.

ARTICLE 4

Representations and Warranties of the Company

Subject to Section 11.05, except (a) as disclosed in the Company SEC Documents (as defined below) filed or furnished by the Company with the SEC since January 1, 2014 and before the date of this Agreement (the “Specified Company SEC Documents”) or (b) as set forth in the Company Disclosure Schedule, the Company represents and warrants to Parent that:

Section 4.01 Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers and all Governmental Authorizations required to carry on its business as now conducted, except for those Governmental Authorizations the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Prior to the date hereof, the Company has delivered or made available to Parent true and complete copies of the certificate of incorporation and bylaws of the Company as in effect on the date of this Agreement.

Section 4.02 Corporate Authorization. (a) The execution, delivery and performance by the Company of this Agreement and the Voting Agreement and the consummation by the Company of the transactions contemplated hereby and thereby are within the Company’s corporate powers and, except for the required approval of the Company’s stockholders in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action on the part of the Company. The affirmative vote of the holders of a majority of the outstanding shares of Company Stock (the “Company Stockholder Approval”) is the only vote of the holders of any of the Company’s capital stock necessary in connection with the consummation of the transactions contemplated hereby, including the First Company Merger and the Second Company Merger. This Agreement, assuming due authorization, execution and delivery by Parent, New Charter, Merger Subsidiary One, Merger Subsidiary Two, Merger Subsidiary Three, and the Voting Agreement, assuming due authorization, execution and delivery by Liberty Broadband, constitute valid and binding agreements of the Company enforceable against the Company in accordance with their respective terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

(b) At a meeting duly called and held, as of the date of this Agreement, the Company’s Board of Directors has (i) unanimously determined that this Agreement and the Voting Agreement and the transactions contemplated hereby and thereby are fair to and in the best interests of the Company’s stockholders, (ii) unanimously approved and declared advisable this Agreement and the transactions contemplated hereby and (iii) unanimously resolved, subject to Section 6.03(b), to recommend adoption of this Agreement by its stockholders (such recommendation, the “Company Board Recommendation”).

Section 4.03 Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act, (iii) compliance with any applicable requirements of the Communications Act, (iv) authorizations from state public utility commissions and similar state authorities having jurisdiction over the assets of the Company and its Subsidiaries, (v) compliance with any state statutes or local franchise ordinances and agreements,

(vi) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable state or federal securities laws, (vii) compliance with any applicable requirements of the New York Stock Exchange (the “NYSE”) and (viii) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or materially interfere with or delay the consummation of the Mergers.

Section 4.04 Non-contravention. The execution, delivery and performance by the Company of this Agreement and the Voting Agreement and the consummation of the transactions contemplated hereby and thereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company, (ii) assuming compliance with the matters referred to in Section 4.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (iii) assuming compliance with the matters referred to in Section 4.03, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon the Company or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Company and its Subsidiaries or (iv) result in the creation or imposition of any Lien, other than any Permitted Lien, on any asset of the Company or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (ii) through (iv), as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or materially interfere with or delay the consummation of the Mergers.

Section 4.05 Capitalization. (a) The authorized capital stock of the Company consists of 8,333,333,333 shares of Company Stock and 1,000,000,000 shares of preferred stock, par value $0.01, of the Company (“Company Preferred Stock”). As of May 21, 2015, there were outstanding (A) 282,752,157 shares of Company Stock, (B) Company Stock Options to purchase an aggregate of 2,734,928 shares of Company Stock at a weighted-average exercise price of $76.38 per share of Company Stock (of which options to purchase an aggregate of 1,261,654 shares of Company Stock were exercisable), (C) Company RSUs with respect to an aggregate of 5,190,285 shares of Company Stock, (D) no shares of Company Preferred Stock and (E) no shares of restricted Company Stock outstanding. All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to any equity compensation plan or arrangement will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, fully paid and nonassessable and free of preemptive rights. No Subsidiary of the Company owns any shares of capital stock of the Company or any Company Securities.

(b) There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote on an as-converted basis (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. As of May 21, 2015, except as set forth in this Section 4.05 and except for changes since such date resulting from the exercise of Company Stock Options or the settlement of Company RSUs, in each case outstanding on such date, there are no issued, reserved for issuance or outstanding (i) shares of capital stock or other voting securities of or other ownership interests in the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or other voting securities of or other ownership interests in the Company, (iii) warrants, calls, options or other rights to acquire from the Company, or other obligation of the Company to issue, any shares of capital stock, voting securities or securities convertible into or exchangeable for capital stock or other voting securities of or other ownership interests in the Company or (iv) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights issued or granted by the Company or any of its Subsidiaries that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock or other voting securities of or other ownership interests in the Company (the items in clauses (i) through (iv) being referred to collectively as the “Company Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities. Neither the Company nor any of its Subsidiaries has sponsored an employee stock purchase plan. Neither the Company nor any of its Subsidiaries is a party to any voting trust, proxy, voting agreement or other similar agreement with respect to the voting of any Company Securities.

(c) The shares of Company Surviving Corporation Stock to be issued as part of the Merger Consideration have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will have been validly issued and will be fully paid and nonassessable and the issuance thereof is not subject to any preemptive or other similar right.

Section 4.06 Subsidiaries. (a) Each Subsidiary of the Company is an entity duly incorporated or otherwise duly organized, validly existing and (where applicable) in good standing under the laws of its jurisdiction of incorporation or organization, except where the failure to be so incorporated, organized, existing or in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each Subsidiary of the Company has all corporate, limited liability company or comparable powers and all Governmental Authorizations required to carry on its business as now conducted, except for those powers or Governmental Authorizations the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each such Subsidiary is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company 10-K identifies, as of its filing date, all “significant subsidiaries” (as defined under Rule 1-02(w) of Regulation S-X promulgated pursuant to the 1934 Act) of the Company (each, a “Significant Subsidiary”) and their respective jurisdictions of organization.

(b) All of the outstanding capital stock or other voting securities of or other ownership interests in each Subsidiary of the Company, are owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or other ownership interests). There are no issued, reserved for issuance or outstanding (i) securities of the Company or any of its Subsidiaries convertible into, or exchangeable for, shares of capital stock or other voting securities of or other ownership interests in any Subsidiary of the Company, (ii) warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any shares of capital stock or other voting securities of or other ownership interests in or any securities convertible into, or exchangeable for, any shares of capital stock or other voting securities of or other ownership interests in any Subsidiary of the Company or (iii) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights issued or granted by the Company or any of its Subsidiaries that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of or other ownership interests in any Subsidiary of the Company (the items in clauses (i) through (iii) being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities.

(c) Section 4.06(c) of the Company Disclosure Schedule lists, as of the date of this Agreement, each Person other than a Subsidiary of the Company in which the Company owns, directly or indirectly, any shares of capital stock or other voting securities or other ownership interests, other than (i) publicly traded securities held for investment which do not exceed 5% of the outstanding securities of any Person and (ii) securities held by any employee benefit plan of the Company or any of its Subsidiaries or any trustee or other fiduciary in such capacity under any such employee benefit plan (each, a “Company Investment”). All of the capital stock or other voting securities of or other ownership interests in each Company Investment that are owned, directly or indirectly, by the Company, are owned by the Company or a Subsidiary of the Company free and clear of all Liens and any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such shares of capital stock or other voting securities or other ownership interests), except Liens under Applicable Law and restrictions on transfer set forth in the agreements governing any such Company Investment.

Section 4.07 SEC Filings and the Sarbanes-Oxley Act. (a) The Company has filed with or furnished to the SEC (including following any extensions of time for filing provided by Rule 12b-25 promulgated under the 1934 Act) all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed or furnished by the Company since January 1, 2012 (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Company SEC Documents”).

(b) As of its filing date (or as of the date of any amendment filed prior to the date hereof), each Company SEC Document complied, and each Company SEC Document filed subsequent to the date hereof will comply, as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act and the Sarbanes-Oxley Act, as the case may be.

(c) As of its filing date (or, if amended or superseded by a subsequent filing prior to the date hereof, on the date of such filing), each Company SEC Document filed or furnished pursuant to the 1934 Act did not, and each Company SEC Document filed or furnished subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading in any material respect.

(d) Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading in any material respect.

(e) The Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the 1934 Act). Such disclosure controls and procedures are designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the 1934 Act are being prepared. Such disclosure controls and procedures are reasonably effective in timely alerting the Company’s principal executive officer and principal financial officer to material information required to be included in the Company’s periodic and current reports required under the 1934 Act. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(f) The Company and its Subsidiaries have established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the 1934 Act) (“internal controls”). Such internal controls are sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of Company financial statements for external purposes in accordance with GAAP. The Company has disclosed, based on its most recent evaluation of internal controls prior to the date hereof, to the Company’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls. The Company has made available to Parent prior to the date hereof a summary of any such disclosure made by management to the Company’s auditors and audit committee since January 1, 2012.

(g) Neither the Company nor any of its Subsidiaries has extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any executive officer (as defined in Rule 3b-7 under the 1934 Act) or director of the Company in violation of Section 402 of the Sarbanes-Oxley Act.

(h) The Company is in compliance, and has complied, in each case in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of the NYSE.

(i) Each of the principal executive officer and principal financial officer of the Company (or each former principal executive officer and principal financial officer of the Company, as applicable) have made all certifications required by Rules 13a-14 and 15d-14 under the 1934 Act and Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and the NYSE, and the statements contained in any such certifications are complete and correct.

(j) The Company has delivered or made available to Parent, prior to the date hereof, copies of the documentation creating or governing all securitization transactions and other off-balance sheet arrangements (as defined in Item 303 of Regulation S-K of the SEC) that existed or were effected by the Company or its Subsidiaries since January 1, 2012.

(k) Since the Company Balance Sheet Date, there has been no transaction, or series of similar transactions, agreements, arrangements or understandings, nor is there any proposed transaction as of the date of this Agreement, or series of similar transactions, agreements, arrangements or understandings to which the Company or any of its Subsidiaries was or is to be a party, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the 1933 Act that has not been disclosed in the Company’s Form 10-K/A filed with the SEC on April 27, 2015.

Section 4.08 Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included or incorporated by reference in the Company SEC Documents (including all related notes and schedules thereto) fairly present in all material respects, in conformity with GAAP (except, in the case of unaudited consolidated interim financial statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis (except as may be indicated therein or in the notes thereto), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end audit adjustments in the case of any unaudited interim financial statements).

Section 4.09 Disclosure Documents. The information supplied by the Company in writing for inclusion or incorporation by reference in the registration statement on Form S-4 or any amendment or supplement thereto pursuant to which shares of New Charter Common Stock issuable as part of the Merger Consideration will be registered with the SEC (the “Registration Statement”) shall not at the time the Registration Statement is declared effective by the SEC (or, with respect to any post-effective amendment or supplement, at the time such post-effective amendment or supplement becomes effective) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by the Company in writing for inclusion in the joint proxy statement/prospectus, or any amendment or supplement thereto, to be sent to the Company stockholders and Parent stockholders in connection with the Merger and the other transactions contemplated by this Agreement (the “Joint Proxy Statement/Prospectus”) shall not, on the date the Joint Proxy Statement/Prospectus, and any amendments or supplements thereto, is first mailed to the stockholders of the Company or the shareholders of Parent, at the time of the Company Stockholder Approval or at the time of the Parent Stockholder Approval contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.09 will not apply to statements or omissions included or incorporated by reference in the Registration Statement or Joint Proxy Statement/Prospectus based upon information furnished by Parent or Merger Subsidiary or any of their respective representatives or advisors in writing specifically for use or incorporation by reference therein.

Section 4.10 Absence of Certain Changes. (a) From the Company Balance Sheet Date through the date of this Agreement, (i) the business of the Company and its Subsidiaries has been conducted in the ordinary course of business consistent with past practice in all material respects and (ii) there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) From the Company Balance Sheet Date until the date hereof, there has not been any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time without Parent’s consent, would constitute a breach of clause (b), (e), (f), (g), (h), (i), (l), (m), (o), (p) or (t) (as it relates to clauses (b), (e), (f), (g), (h), (i), (l), (m), (o) or (p)) of Section 6.01.

Section 4.11 No Undisclosed Material Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than:

(a) liabilities or obligations disclosed, reflected, reserved against or otherwise provided for in the Company Balance Sheet or in the notes thereto;

(b) liabilities or obligations incurred in the ordinary course of business consistent with past practices since the Company Balance Sheet Date;

(c) liabilities or obligations arising out of this Agreement or the transactions contemplated hereby; and

(d) liabilities or obligations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.12 Compliance with Laws and Court Orders; Governmental Authorizations. (a) The Company and each of its Subsidiaries is and since January 1, 2013 has been in compliance with, and to the knowledge of the Company is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any Applicable Law, except for failures to comply or violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or to materially interfere with or delay the consummation of the Merger. There is no judgment, decree, injunction, rule or order of any arbitrator or Governmental Authority outstanding against the Company or any of its Subsidiaries that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or that, as of the date hereof, seeks to materially interfere with or delay the consummation of the Merger.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries has all Governmental Authorizations necessary for the ownership and operation of its businesses and each such Governmental Authorization is in full force and effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries (i) is and since January 1, 2012 has been in compliance with the terms of all Governmental Authorizations and (ii) has not received written notice from any Governmental Authority alleging any conflict with or breach of any Governmental Authorization.

Section 4.13 Litigation. There is no action, suit, investigation or proceeding pending against, or, to the knowledge of the Company, threatened against the Company, any of its Subsidiaries, any present or former officer, director or employee of the Company or any of its Subsidiaries or any other Person for whom the Company or any of its Subsidiaries may be liable or any of their respective properties may be affected before (or, in the case of threatened actions, suits, investigations or proceedings, that would be before) or by any Governmental Authority or arbitrator, that (i) would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or (ii) as of the date hereof, seeks to materially interfere with or delay the consummation of the Merger.

Section 4.14 Properties. (a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries, have good title to, or valid leasehold interests in, all property and assets reflected on the Company Balance Sheet or acquired after the Company Balance Sheet Date, subject to Permitted Liens, except as have been disposed of since the Company Balance Sheet Date in the ordinary course of business consistent with past practice.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each lease, sublease or license (each, a “Lease”) under which the Company or any of its Subsidiaries leases, subleases or licenses any real property is valid and in full force and effect and (ii) neither the Company nor any of its Subsidiaries, nor to the Company’s knowledge any other party to a Lease, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Lease, and neither the Company nor any of its Subsidiaries has received notice that it has breached, violated or defaulted under any Lease.

Section 4.15 Intellectual Property. (a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company or one of its Subsidiaries is the owner of the Owned Intellectual Property Rights and holds all right, title and interest in and to all Owned Intellectual Property Rights and the Company’s or its applicable Subsidiary’s rights under all Licensed Intellectual Property Rights, in each case free and clear of any Lien (other than any Permitted Lien) and (ii) the Company and its Subsidiaries own or have a valid and enforceable license to use all Intellectual Property Rights necessary to, or used or held for use in, the conduct of the business of the Company and its Subsidiaries as currently conducted.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries has infringed, induced or contributed to the infringement of, misappropriated or otherwise violated any Intellectual Property Right of any Person and (ii) there is no claim, action, suit, investigation or proceeding pending against, or, to the knowledge of the Company, threatened against, the Company or any of its Subsidiaries or any of their respective present or former officers, directors or employees (A) based upon, or challenging or seeking to deny or restrict, the rights of the Company or any of its Subsidiaries in any of the Owned Intellectual Property Rights

or Licensed Intellectual Property Rights, (B) alleging that any Owned Intellectual Property Right or Licensed Intellectual Property Right is invalid or unenforceable, or (C) alleging that the use of any of the Owned Intellectual Property Rights or Licensed Intellectual Property Rights or any services provided, processes used or products manufactured, used, imported or sold by the Company or any of its Subsidiaries do or may conflict with, misappropriate, infringe or otherwise violate any Intellectual Property Right of any Person.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries have taken all actions reasonably necessary to maintain and protect the Owned Intellectual Property Rights and the Company’s and its applicable Subsidiary’s interest in any Licensed Intellectual Property Rights, including all Intellectual Property Rights of the Company the value of which to the Company is contingent upon maintaining the confidentiality thereof, (ii) none of the material Owned Intellectual Property Rights have been adjudged invalid or unenforceable in whole or part, and to the knowledge of the Company, all issued or registered Owned Intellectual Property Rights are valid and enforceable in all material respects, and (iii) to the knowledge of the Company, no Person has infringed, misappropriated or otherwise violated any Owned Intellectual Property Right.

(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the IT Assets operate and perform in a manner that permits the Company and each of its Subsidiaries to conduct its business as currently conducted, and (ii) the Company and its Subsidiaries have taken commercially reasonable actions, consistent with current industry standards, to protect the confidentiality, integrity and security of the IT Assets (and all information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption, and to the knowledge of the Company, no Person has gained unauthorized access to the IT Assets (or the information and transactions stored or contained therein or transmitted thereby).

(e) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries have at all times complied with all Applicable Laws relating to privacy, data protection and the collection and use of personal information and user information gathered or accessed in the course of its operations, and (ii) no claims have been asserted or threatened against the Company or any of its Subsidiaries (and to the knowledge of the Company, no such claims are likely to be asserted or threatened) by any Person alleging a violation of such Person’s privacy, personal or confidentiality rights under any such Applicable Laws.

Section 4.16 Taxes. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) (i) each income or franchise Tax Return and each other material Tax Return required to be filed with any Taxing Authority by the Company or any of its Subsidiaries has been filed when due and is true and complete in all material respects;

(ii) the Company and each of its Subsidiaries has timely paid to the appropriate Taxing Authority all Taxes shown as due and payable on all Tax Returns that have been so filed;

(iii) the accruals and reserves with respect to Taxes as set forth on the Company Balance Sheet are adequate (as determined in accordance with GAAP);

(iv) adequate accruals and reserves (as determined in accordance with GAAP) have been established for Taxes attributable to taxable periods (or portions thereof) from the Company Balance Sheet Date;

(v) there is no action, suit, investigation, proceeding or audit pending or, to the Company’s knowledge, threatened against or with respect to the Company or any of its Subsidiaries in respect of any material Tax; and

(vi) there are no Liens for material Taxes on any of the assets of the Company or any of its Subsidiaries other than Liens for Taxes not yet due or being contested in good faith (and, in either case, which have been disclosed on Section 4.16(a)(vi) of the Company Disclosure Schedule) or for which adequate accruals or reserves have been established on the Company Balance Sheet.

(b) Under the Tax Sharing Agreement with Time Warner Inc. (“TWX”), the Company is not responsible for income and franchise taxes for taxable periods prior to and including March 31, 2003. The Company was part of the TWX federal consolidated tax return through March 12, 2009.

(c) During the two-year period ending on the date hereof, none of the Subsidiaries of the Company was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(d) (i) Other than the Tax Sharing Agreement with TWX, neither the Company nor any of its Subsidiaries is, or has been, a party to any Tax Sharing Agreement (other than an agreement exclusively between or among the Company and its Subsidiaries) pursuant to which it will have any obligation to make any payments for Taxes after the Effective Time and (ii) neither the Company nor any of its Subsidiaries has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company or TWX).

(e) Neither the Company nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(1).

(f) No jurisdiction in which the Company or any of its Subsidiaries does not file Tax Returns has asserted that the Company or any of its Subsidiaries is or may be liable for Tax in that jurisdiction.

(g) None of the Subsidiaries of the Company owns any Company Stock.

Section 4.17 Employees and Employee Benefit Plans. (a) Section 4.17(a) of the Company Disclosure Schedule contains a correct and complete list identifying each material “employee benefit plan,” as defined in Section 3(3) of ERISA, each material employment contract, material severance contract or plan and each other material plan or agreement providing for compensation, bonuses, profit-sharing, equity compensation or other forms of incentive or deferred compensation, insurance (including any self-insured arrangements), health or medical benefits, post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by the Company or any ERISA Affiliate and covers any current or former employee, director or other independent contractor of the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has any liability, other than a Multiemployer Plan. As soon as reasonably practicable after the date hereof, but in no event more than sixty days after the date hereof, copies of such plans and any Multiemployer Plan (and, if applicable, related trust or funding agreements or insurance policies) and all amendments thereto and written interpretations thereof will be furnished to Parent together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) and tax return (Form 990) prepared in connection with any such plan or trust and the most recent Internal Revenue Service determination letter for any such plan, to the extent applicable. Such plans (disregarding all materiality qualifiers in this Section 4.17(a)), including Company International Plans but not any Multiemployer Plan, are referred to collectively herein as the “Company Plans.”

(b) No Company Plan (for the avoidance of doubt, other than any Multiemployer Plan) that is subject to Title IV of ERISA (each, a “Title IV Plan”) has any unfunded liabilities as of the date of this Agreement. The aggregate underfunded or unfunded, as applicable, liability for all Company Plans that are “excess benefit plans” (as defined in Section 3(36) of ERISA) or that provide deferred compensation (including, for this purpose, any analogous Company International Plans), computed using the actuarial assumptions used for the purposes of determining any liability under such Company Plan for purposes of the Company SEC Documents, is not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its ERISA Affiliates has incurred any liability on account of a “complete withdrawal” or a “partial withdrawal” (within the meaning of Sections 4203 and 4205 of ERISA, respectively) from any “multiemployer plan” as defined in Section 3(37) of ERISA (a “Multiemployer Plan”) and, to the Company’s knowledge, no circumstances exist that would reasonably be expected to give rise to any such withdrawal (including as a result of the transactions contemplated by this Agreement). Neither the Company nor any of its ERISA Affiliates has received notice of any Multiemployer Plan’s (i) failure to satisfy the minimum funding requirements of Section 412 of the Code or application for or receipt of a waiver of such minimum funding requirements, (ii) “endangered status” or “critical status” (within the meaning of Section 432 of the Code) or (iii) insolvency, “reorganization” (within the meaning of Section 4241 of ERISA) or proposed or, to the Company’s knowledge, threatened termination. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all contributions, surcharges and premium payments owed by the Company and its ERISA Affiliates with respect to each Multiemployer Plan have been paid when due.

(d) Each Company Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter. Each Company Plan (for the avoidance of doubt, other than a Multiemployer Plan) has been established and operated in compliance with its terms and with all Applicable Laws, including ERISA and the Code, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e) Except as disclosed in Section 4.17(e) of the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event) entitle any employee, director or other independent contractor of the Company or any of its Subsidiaries to severance pay or accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of material compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Company Plan. Neither the Company nor any of its Subsidiaries has any obligation to gross-up, indemnify or otherwise reimburse any current or former employee, director or other independent contractor of the Company or any of its Subsidiaries for any Tax incurred by such individual, including under Section 409A or 4999 of the Code.

(f) Neither the Company nor any of its Subsidiaries has any liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees, directors or other independent contractors of the Company or its Subsidiaries except as required to avoid excise tax under Section 4980B of the Code.

(g) There has been no amendment to, written interpretation or announcement (whether or not written) by the Company or any of its Affiliates relating to, or change in participation or coverage under, a Company Plan which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(h) There is no action, suit, investigation, audit or proceeding pending against or involving or, to the knowledge of the Company, threatened against or involving, any Company Plan before any Governmental Authority, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(i) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Plan that covers former or current employees, directors or other independent contractors of the Company or any of its Subsidiaries who are located primarily outside of the United States (a “Company International Plan”) (i) if intended to qualify for special tax treatment, meets all the requirements for such treatment, and (ii) if required, to any extent, to be funded, book-reserved or secured by an insurance policy, is fully funded, book-reserved or secured by an insurance policy, as applicable, based on reasonable actuarial assumptions in accordance with applicable accounting principles. From and after the Effective Time, Parent and its Subsidiaries will receive the full benefit of any funds, accruals and reserves under the Company International Plans.

(j) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no Person has been treated as an independent contractor of the Company or any of its Subsidiaries for tax purposes, or for purposes of exclusion from any Company Plan, who should have been treated as an employee for such purposes.

(k) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) none of the Company or any of its Subsidiaries has breached or otherwise failed to comply with the provisions of any Collective Bargaining Agreement and there are no grievances or arbitrations outstanding thereunder, and (ii) there are no formal organizational campaigns, corporate campaigns, petitions, demands for recognition via card-check or, to the knowledge of the Company, other unionization activities seeking recognition of a bargaining unit at the Company or any of its Subsidiaries. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no unfair labor practice charges, grievances, pending arbitrations or other complaints or union representation questions before the National Labor Relations Board or other labor board of Governmental Authority that would reasonably be expected to affect the employees of the Company and its Subsidiaries.

(l) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no current or, to the knowledge of the Company, threatened strikes, slowdowns or work stoppages, and no such strike, slowdown or work stoppage has occurred within the three years preceding the date hereof.

Section 4.18 Environmental Matters. (a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no investigation, action, claim, suit, proceeding or review is pending or, to the knowledge of the Company, is threatened in relation to the Company or any of its Subsidiaries that relates to or arises out of any Environmental Law, Environmental Permit or Hazardous Substance.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries are and at all times have been in compliance with all Environmental Laws and all Environmental Permits.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, arising under or relating to any Environmental Law, Environmental Permit or Hazardous Substance (including any such liability or obligation retained or assumed by contract or by operation of law).

(d) The consummation of the transactions contemplated hereby requires no filings to be made or actions to be taken pursuant to the New Jersey Industrial Site Recovery Act or the “Connecticut Property Transfer Law” (Sections 22a-134 through 22-134e of the Connecticut General Statutes).

Section 4.19 Material Contracts. (a) As of the date of this Agreement, neither the Company nor any of its Subsidiaries is party to or bound by, whether in writing or not, any contract, arrangement, commitment or understanding that:

(i) (A) contains any material exclusivity or similar provision (including with respect to any Intellectual Property Rights) that is binding on the Company or any of its Subsidiaries (or, after the Effective Time, purportedly New Charter or any of its

Subsidiaries) or (B) otherwise limits or restricts in any material respect the Company or any of its Subsidiaries (or, after the Effective Time, purportedly New Charter or any of its Subsidiaries) from (1) engaging or competing in any material line of business in any location or with any Person, (2) selling any products or services of or to any other Person or in any geographic region or (3) obtaining products or services from any Person;

(ii) includes (A) any “most favored nations” terms and conditions (including with respect to pricing) granted by the Company to a Third Party, (B) any arrangement whereby the Company grants any right of first refusal or right of first offer or similar right to a Third Party or (C) any arrangement between the Company and a Third Party that limits or purports to limit in any respect the ability of the Company or its Subsidiaries (or, after the Effective Time, purportedly New Charter or any of its Subsidiaries) to own, operate, sell, license, transfer, pledge or otherwise dispose of any material assets or business, in each case of clauses (A), (B) and (C), that is material to the Company and its Subsidiaries, taken as a whole;

(iii) is a joint venture, alliance or partnership agreement that either (A) is material to the Company and its Subsidiaries, taken as a whole, or (B) would reasonably be expected to require the Company and its Subsidiaries to make expenditures in excess of $100,000,000 in the aggregate during the 12-month period following the date hereof, but excluding any joint venture, alliance or partnership agreement to which Parent or any of its Subsidiaries is a party;

(iv) is a loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture or other binding commitment (other than those between the Company and its Subsidiaries) relating to indebtedness in an amount in excess of $100,000,000 individually;

(v) is a material interest, rate, currency or other swap or derivative transaction (other than those entered into in the ordinary course of business solely for hedging purposes);

(vi) is an acquisition agreement, asset purchase or sale agreement, stock purchase or sale agreement or other similar agreement pursuant to which (A) the Company reasonably expects that it is required to pay total consideration including assumption of debt after the date hereof to be in excess of $100,000,000 or (B) any other Person has the right to acquire any assets of the Company or any of its Subsidiaries (or any interests therein) after the date of this Agreement with a fair market value or purchase price of more than $100,000,000;

(vii) is a material contract, arrangement, commitment or understanding with the FCC or any other Governmental Authority relating to the operation or construction of Cable Systems that are not fully reflected in the Franchises;

(viii) is an agreement pursuant to which the Company or any of its Subsidiaries manages, operates or provides material services to any Cable Systems that are not, directly or indirectly, wholly owned by the Company (including any agreement pursuant to which the Company or any of its Subsidiaries is required to cause any such Cable Systems to be included in programming service distribution agreements and other similar agreements to which the Company or any of its Subsidiaries are party); or

(ix) is a settlement or similar agreement with any Governmental Authority or order or consent of a Governmental Authority to which the Company or any of its Subsidiaries is subject involving future performance by the Company or any of its Subsidiaries which is material to the Company and its Subsidiaries, taken as a whole;

(each such contract listed in Section 4.19 of the Company Disclosure Schedule and any contract of the Company or any of its Subsidiaries that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (other than any Company Plan), a “Company Material Contract”).

(b) Except for this Agreement or as listed in Schedule 4.19(b) of the Company Disclosure Schedule, as of the date hereof, none of the Company or any of the Company Subsidiaries is a party to or bound by any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) that is to be performed after the date of this Agreement that has not been filed as an exhibit to or incorporated by reference in a Company SEC Document.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Material Contract is valid and binding and in full force and effect and, to the Company’s knowledge, enforceable against the other party or parties thereto in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles). Except for breaches, violations or defaults which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries, nor to the Company’s knowledge any other party to a Company Material Contract, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Company Material Contract, and neither the Company nor any of its Subsidiaries has received written notice that it has breached, violated or defaulted under any Company Material Contract.

Section 4.20 Cable System and Subscriber Information. (a) Section 4.20(a) of the Company Disclosure Schedule sets forth a complete list of cable franchise areas in which the Company operates as of April 18, 2015. The Company does not manage or operate any Cable Systems which it does not, directly or indirectly, wholly own, and the Company does not own any Cable Systems that it does not, directly or indirectly, manage and operate.

(b) Section 4.20(b) of the Company Disclosure Schedule sets forth the aggregate number of subscribers by franchise area as of April 18, 2015, as calculated in accordance with the Company’s policy with respect to calculating subscribers as of the Company Balance Sheet Date, including as to disconnects.

Section 4.21 Franchises. (a) The Company has provided to Parent a true and complete list of each Franchise operated by the Company or any of its Subsidiaries. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Cable Systems owned or operated by the Company and its Subsidiaries are in compliance with the applicable Franchises in all material respects and (ii) there are no material ongoing or, to the Company’s knowledge, threatened audits or similar proceedings undertaken by Governmental Authorities with respect to any of the Franchises of the Company or its Subsidiaries.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each of the Company’s and its Subsidiaries’ Franchises is in full force and effect and a valid request for renewal has been duly and timely filed under Section 626 of the Communications Act, or applicable state franchise renewal provisions, regulations and obligations, with the proper Governmental Authority with respect to each of the Company’s and its Subsidiaries’ Franchises that has expired or will expire within 36 months after the date of this Agreement, (ii) notices of renewal have been filed pursuant to the formal renewal procedures established by Section 626(a) of the Communications Act, or applicable state franchise renewal provisions, regulations and obligations, (iii) there are no applications (other than renewal applications) relating to any of the Company’s or its Subsidiaries’ Franchises pending before any Governmental Authority, (iv) neither the Company nor any of its Subsidiaries has received written notice from any Person that any of its Franchises will not be renewed or that the applicable Governmental Authority has challenged or raised any material objection to or, as of the date hereof, otherwise questioned in any material respect, a request for any such renewal, (v) none of the Company, any of its Subsidiaries or any Governmental Authority has commenced or requested the commencement of an administrative proceeding concerning the renewal of a material Franchise of the Company or its Subsidiaries as provided in Section 626(c)(1) of the Communications Act, or in applicable state franchise renewal provisions, regulations and obligations, and (vi) to the Company’s knowledge, there exist no facts or circumstances that make it reasonably likely that any of the Company’s or its Subsidiaries’ Franchises will not be renewed or extended on commercially reasonable terms.

(c) Neither the Company nor any of its Subsidiaries has made any material commitment, with respect to its Franchises, to any Governmental Authority except (i) as set forth on Section 4.21(c)(i) of the Company Disclosure Schedule and (ii) such other Franchise commitments that (A) are commercially reasonable given the relevant Franchise and locality and (B) would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.22 Tax Treatment. Neither the Company nor any of its Affiliates has taken or agreed to take any action, or is aware of any fact or circumstance, that would prevent the Mergers from qualifying for the Intended Tax Treatment.

Section 4.23 Finders’ Fees. Except for Allen & Company LLC, Centerview Partners LLC, Citigroup Global Markets Inc. and Morgan Stanley & Co. LLC, copies of whose engagement agreements have been delivered to Parent prior to the date hereof, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement.

Section 4.24 Opinion of Financial Advisors. The Board of Directors of the Company has received the separate opinions of Allen & Company LLC, Centerview Partners LLC, Citigroup Global Markets Inc. and Morgan Stanley & Co. LLC, each a financial advisor to the Company (or, in the case of Centerview Partners LLC, to the independent members of the Board of Directors of the Company), to the effect that, as of the date of such opinion, and based upon and subject to the factors and assumptions set forth therein, the Company Merger Consideration is fair from a financial point of view to the holders of Company Stock (other than Parent, Lion Broadband, Lion Interactive and their respective Affiliates).

Section 4.25 Antitakeover Statutes. The Company has taken all action necessary to exempt the First Company Merger, the Second Company Merger, this Agreement, and the transactions contemplated hereby from Section 203 of Delaware Law, and, accordingly, neither such Section nor any other antitakeover or similar statute or regulation applies or purports to apply to any such transactions. No other “control share acquisition,” “fair price,” “moratorium” or other antitakeover laws enacted under U.S. state or federal laws apply to this Agreement or any of the transactions contemplated hereby.

Section 4.26 Solvency. Immediately prior to the First Company Merger Effective Time, (a) neither the Company nor any of its Subsidiaries will have incurred liabilities (including contingent liabilities) beyond its ability to pay such liabilities as they mature or become due, (b) the then present fair salable value of the consolidated assets of the Company and its Subsidiaries will exceed the amount that will be required to pay their probable consolidated liabilities (including the probable amount and value of all contingent liabilities) and debts as they become absolute and matured, (c) the consolidated assets of the Company and its Subsidiaries, at a fair valuation, will exceed their consolidated liabilities (including the probable amount of all contingent liabilities) and (d) neither the Company nor any of its Subsidiaries will have unreasonably small capital to carry on its business as presently conducted or as proposed to be conducted.

Section 4.27 No Additional Representations. Except for the representations and warranties made by the Company in this Article 4, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company or its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects in connection with this Agreement or the transactions contemplated hereby, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither the Company nor any other Person makes or has made any representation or warranty to Parent, Merger Subsidiary, or any of their Affiliates or Representatives with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to the Company, any of its Subsidiaries or their respective businesses, or (b) any oral or, except for the representations and warranties made by the Company in this Article 4, written information presented to Parent, Merger Subsidiary or any of their Affiliates or Representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby. Notwithstanding the foregoing, this Section 4.27 shall not limit Parent’s or Merger Subsidiary’s remedies in the case of fraud.

ARTICLE 5

Representations and Warranties of Parent

Subject to Section 11.05, except (a) as disclosed in the Parent SEC Documents (as defined below) filed or furnished by Parent with the SEC since January 1, 2014 and before the date of this Agreement (the “Specified Parent SEC Documents”) or (b) as set forth in the Parent Disclosure Schedule, Parent represents and warrants to the Company that:

Section 5.01 Corporate Existence and Power. Each of Parent and Merger Subsidiary One is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all Governmental Authorizations required to carry on its business as now conducted, except for those Governmental Authorizations the absence of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each of New Charter and Merger Subsidiary Two is a limited liability company duly organized validly existing and in good standing under the laws of its jurisdiction of organization and has all limited liability company powers and all Governmental Authorizations required to carry on its business as now conducted, except for those Governmental Authorizations the absence of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. As of the date hereof, Parent has delivered or made available to the Company true and complete copies of the certificates of incorporation and bylaws of Parent and the organizational documents of New Charter, Merger Subsidiary One, Merger Subsidiary Two and Merger Subsidiary Three as in effect on the date of this Agreement. Since the date of their respective incorporation or formation, Merger Subsidiary One, Merger Subsidiary Two and Merger Subsidiary Three have not engaged in any activities other than in connection with or as contemplated by this Agreement.

Section 5.02 Corporate Authorization. (a) The execution, delivery and performance by Parent, New Charter, Merger Subsidiary One, Merger Subsidiary Two and Merger Subsidiary Three of this Agreement and the consummation by Parent, New Charter, Merger Subsidiary One, Merger Subsidiary Two and Merger Subsidiary Three of the transactions contemplated hereby are within the corporate and other organizational powers of Parent, New Charter, Merger Subsidiary One, Merger Subsidiary Two and Merger Subsidiary Three, as applicable, and, except for (i) the required approval of Parent’s stockholders in connection with the Parent Merger, the New Charter Stock Issuance and the other transactions contemplated hereby (including the Equity Exchange and the Equity Purchase), (ii) the approval of Parent as the sole stockholder of New Charter in connection with the Second Company Merger and New Charter Stock Issuance, and (iii) the approval of New Charter as the sole member of Merger Subsidiary Two in connection with the Parent Merger, have been duly authorized by all necessary corporate and other organizational action on the part of Parent, New Charter, Merger Subsidiary One, Merger Subsidiary Two and Merger Subsidiary Three. The affirmative vote of a majority of the outstanding shares of Parent Class A Common Stock are the only votes of the holders of Parent Class A Common Stock necessary in connection with the approval of the Parent Merger. The approvals set forth in Section 5.02(a) of the Parent Disclosure Schedule are the only approvals required by the holders of Parent’s capital stock (collectively, the “Parent Stockholder Approval”). Following the First Company Merger Effective Time, no vote or approval of the former holders of capital stock of the Company is required in connection with the other Mergers. This Agreement, assuming due authorization, execution and delivery by the Company, constitutes a valid and binding agreement of each of Parent, New Charter, Merger Subsidiary One, Merger Subsidiary Two and Merger Subsidiary Three, enforceable against Parent, New Charter, Merger Subsidiary One, Merger Subsidiary Two and Merger Subsidiary Three in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

(b) At a meeting duly called and held, as of the date of this Agreement, Parent’s Board of Directors has (i) unanimously determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of Parent and its stockholders, (ii) unanimously approved and declared advisable this Agreement and the transactions contemplated hereby and (iii) unanimously resolved, subject to Section 7.04, to recommend that Parent’s shareholders grant the Parent Stockholder Approval (such recommendation, the “Parent Board Recommendation”). At a meeting duly called and held or by written consent, as of the date of this Agreement, Merger Subsidiary One’s Board of Directors has unanimously determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of Parent and its stockholders and unanimously approved and declared advisable this Agreement and the transactions contemplated hereby.

Section 5.03 Governmental Authorization. The execution, delivery and performance by Parent, New Charter, Merger Subsidiary One, Merger Subsidiary Two and Merger Subsidiary Three of this Agreement and the consummation by Parent, New Charter, Merger Subsidiary One, Merger Subsidiary Two and Merger Subsidiary Three of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the filing of a certificate of merger with respect to each of the Mergers with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which each of Parent and New Charter is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act, (iii) compliance with any applicable requirements of the Communications Act, (iv) authorizations from state public utility commissions and similar state authorities having jurisdiction over the assets of the Company and its Subsidiaries, (v) compliance with any state statutes or local franchise ordinances and agreements, (vi) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable state or federal securities laws, (vii) compliance with any applicable requirements of the NASDAQ and (viii) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or materially interfere with or delay the consummation of the Mergers.

Section 5.04 Non-contravention. The execution, delivery and performance by Parent, New Charter, Merger Subsidiary One, Merger Subsidiary Two and Merger Subsidiary Three of this Agreement and the consummation by Parent, New Charter, Merger Subsidiary One, Merger Subsidiary Two and Merger Subsidiary Three of the transactions contemplated hereby do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation, bylaws or other organizational documents of Parent, New Charter, Merger Subsidiary One, Merger Subsidiary Two or Merger Subsidiary Three,

(b) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (c) assuming compliance with the matters referred to in Section 5.03, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon Parent or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of Parent and its Subsidiaries or (d) result in the creation or imposition of any Lien, other than any Permitted Lien, on any asset of Parent or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (b) through (d), for such as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.05 Capitalization. (a) As of the date hereof, the authorized capital stock of Parent consists of (i) 900,000,000 shares of Parent Class A Common Stock, par value $0.001 per share, (ii) 25,000,000 shares of Class B Common Stock, par value $0.001 per share and (iii) 250,000,000 shares of preferred stock, par value $0.001 per share (“Parent Preferred Stock”). As of May 20, 2015, (A) 112,018,231 shares of Parent Class A Common Stock were issued and outstanding, respectively, (B) no shares of Class B Common Stock were issued and outstanding, (C) 4,850,693 shares of Parent Class A Common Stock were subject to Parent Stock Options (of which options to purchase an aggregate of 1,554,036 shares of Parent Class A Common Stock were exercisable), (D) Parent Stock Awards with respect to an aggregate of 443,078 shares of Parent Class A Common Stock were issued and outstanding, (E) Parent RSUs with respect to an aggregate of 217,847 shares of Parent Class A Common Stock were issued and outstanding, and (F) no shares of Parent Preferred Stock were issued or outstanding. As of the date hereof, the authorized capital stock of Merger Subsidiary One consists of 15,000,000 shares of common stock, par value $0.001 per share, and no shares of preferred stock, and no shares of common stock were issued and outstanding. There are no membership units or other equity interests of Merger Subsidiary Two or Merger Subsidiary Three other than membership units owned, directly or indirectly, by Parent. All outstanding shares of capital stock of Parent have been, and all shares that may be issued pursuant to any equity compensation plan or arrangement will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, fully paid and nonassessable and free of preemptive rights. All outstanding equity interests of Merger Subsidiary Two and Merger Subsidiary Three have been, and all equity interests that may be issued pursuant to any equity compensation plan or arrangement will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, fully paid and nonassessable and free of preemptive rights.

(b) There are no outstanding bonds, debentures, notes or other indebtedness of Parent, Merger Subsidiary One, Merger Subsidiary Two or Merger Subsidiary Three having the right to vote on an as-converted basis (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Parent or Merger Subsidiary One or members of Merger Subsidiary Two or Merger Subsidiary Three, respectively, may vote. As of May 20, 2015, except as set forth in this Section 5.05 and, in the case of Merger Subsidiary One, the Contribution Agreement, there are no issued, reserved for issuance or outstanding (i) shares of capital stock or other voting securities of or other ownership interests in Parent or Merger

Subsidiary One, (ii) securities of Parent or Merger Subsidiary One convertible into or exchangeable for shares of capital stock or other voting securities of or other ownership interests in Parent or Merger Subsidiary One, as applicable, (iii) warrants, calls, options or other rights to acquire from Parent or Merger Subsidiary One or other obligation of Parent or Merger Subsidiary One to issue, any shares of capital stock, voting securities or securities convertible into or exchangeable for capital stock or other voting securities of or other ownership interests in Parent or Merger Subsidiary One or (iv) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights issued or granted by Parent or Merger Subsidiary One or their respective Subsidiaries that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock of or other voting securities of or other ownership interests in Parent or Merger Subsidiary One (the items in clauses (i) through (iv) being referred to collectively as the “Parent Securities” with respect to Parent and “Merger Sub One Securities” with respect to Merger Subsidiary One). As of May 20, 2015, except as set forth in this Section 5.05, there are no issued, reserved for issuance or outstanding (A) equity interests or other voting securities of or other ownership interests in Merger Subsidiary Two or Merger Subsidiary Three, (B) securities of Merger Subsidiary Two or Merger Subsidiary Three convertible into or exchangeable for equity interests or other voting securities of or other ownership interests in Merger Subsidiary Two or Merger Subsidiary Three, (C) warrants, calls, options or other rights to acquire from Merger Subsidiary Two or Merger Subsidiary Three or other obligation of Merger Subsidiary Two or Merger Subsidiary Three to issue, any equity interests, voting securities or securities convertible into or exchangeable for equity interests or other voting securities of or other ownership interests Merger Subsidiary Two or Merger Subsidiary Three or (D) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights issued or granted by Merger Subsidiary Two, Merger Subsidiary Three or its Subsidiaries that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any equity interests of or other voting securities of or other ownership interests in Merger Subsidiary Two or Merger Subsidiary Three (the items in clauses (A) through (D) being referred to collectively as the “Merger Sub Two and Three Securities”). There are no outstanding obligations of Parent, Merger Subsidiary One, Merger Subsidiary Two or Merger Subsidiary Three or any of their respective Subsidiaries to repurchase, redeem or otherwise acquire any of the Parent Securities, Merger Sub One Securities or Merger Sub Two and Three Securities, respectively and as applicable. None of Parent, Merger Subsidiary One, Merger Subsidiary Two or Merger Subsidiary Three has sponsored an employee stock purchase plan. Except for the agreements filed with the SEC prior to the date hereof, none of Parent, Merger Subsidiary One, Merger Subsidiary Two, Merger Subsidiary Three or any of their respective Subsidiaries is a party to any voting trust, proxy, voting agreement or other similar agreement with respect to the voting of any Parent Securities, Merger Sub One Securities or Merger Sub Two and Three Securities, respectively.

(c) The shares of New Charter Common Stock to be issued as part of the Merger Consideration have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will have been validly issued and will be fully paid and nonassessable and the issuance thereof is not subject to any preemptive or other similar right.

Section 5.06 Subsidiaries. (a) Each Subsidiary of Parent is an entity duly incorporated or otherwise duly organized, validly existing and (where applicable) in good standing under the laws of its jurisdiction of incorporation or organization, except where the failure to be so incorporated, organized, existing or in good standing would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each Subsidiary of Parent has all corporate, limited liability company or comparable powers and all Governmental Authorizations required to carry on its business as now conducted, except for those powers or Governmental Authorizations the absence of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each such Subsidiary is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. The Parent 10-K identifies, as of its filing date, all Significant Subsidiaries of Parent and their respective jurisdictions of organization.

(b) All of the outstanding capital stock or other voting securities of or other ownership interests in each Subsidiary of Parent, are owned by Parent, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or other ownership interests). There are no issued, reserved for issuance or outstanding (i) securities of Parent or any of its Subsidiaries convertible into, or exchangeable for, shares of capital stock or other voting securities of or other ownership interests in any Subsidiary of Parent, (ii) warrants, calls, options or other rights to acquire from Parent or any of its Subsidiaries, or other obligations of Parent or any of its Subsidiaries to issue, any shares of capital stock or other voting securities of or other ownership interests in or any securities convertible into, or exchangeable for, any shares of capital stock or other voting securities of or other ownership interests in any Subsidiary of Parent or (iii) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights issued or granted by Parent or its Subsidiaries that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of or other ownership interests in any Subsidiary of Parent (the items in clauses (i) through (iii) being referred to collectively as the “Parent Subsidiary Securities”). There are no outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Parent Subsidiary Securities.

Section 5.07 SEC Filings and the Sarbanes-Oxley Act. (a) Parent has filed with or furnished to the SEC (including following any extensions of time for filing provided by Rule 12b-25 promulgated under the 1934 Act) all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed or furnished by Parent since January 1, 2012 (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Parent SEC Documents”).

(b) As of its filing date (or as of the date of any amendment filed prior to the date hereof), each Parent SEC Document complied, and each Parent SEC Document filed subsequent to the date hereof will comply, as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act and the Sarbanes-Oxley Act, as the case may be.

(c) As of its filing date (or, if amended or superseded by a subsequent filing prior to the date hereof, on the date of such filing), each Parent SEC Document filed or furnished pursuant to the 1934 Act did not, and each Parent SEC Document filed or furnished subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading in any material respect.

(d) Each Parent SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading in any material respect.

(e) Parent has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the 1934 Act). Such disclosure controls and procedures are designed to ensure that material information relating to Parent, including its consolidated Subsidiaries, is made known to Parent’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the 1934 Act are being prepared. Such disclosure controls and procedures are reasonably effective in timely alerting Parent’s principal executive officer and principal financial officer to material information required to be included in Parent’s periodic and current reports required under the 1934 Act.

(f) Parent and its Subsidiaries have established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the 1934 Act) sufficient to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of Parent financial statements for external purposes in accordance with GAAP. Parent has disclosed, based on its most recent evaluation of internal controls prior to the date hereof, to Parent’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls. Parent has made available to the Company prior to the date hereof a summary of any such disclosure made by management to Parent’s auditors and audit committee since January 1, 2012.

(g) Neither Parent nor any of its Subsidiaries has extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any executive officer (as defined in Rule 3b-7 under the 1934 Act) or director of Parent in violation of Section 402 of the Sarbanes-Oxley Act.

(h) Parent is in compliance, and has complied, in each case in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of NASDAQ.

(i) Each of the principal executive officer and principal financial officer of Parent (or each former principal executive officer and principal financial officer of Parent, as applicable) have made all certifications required by Rules 13a-14 and 15d-14 under the 1934 Act and Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and the NASDAQ, and the statements contained in any such certifications are complete and correct.

(j) Parent has delivered or made available to the Company, prior to the date hereof, copies of the documentation creating or governing all securitization transactions and other off-balance sheet arrangements (as defined in Item 303 of Regulation S-K of the SEC) that existed or were effected by the Parent or its Subsidiaries since January 1, 2012.

(k) Since the Parent Balance Sheet Date, there has been no transaction, or series of similar transactions, agreements, arrangements or understandings, nor is there any proposed transaction as of the date of this Agreement, or series of similar transactions, agreements, arrangements or understandings to which the Company or any of its Subsidiaries was or is to be a party, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the 1933 Act that has not been disclosed in the Parent SEC Documents.

Section 5.08 Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of Parent included or incorporated by reference in the Parent SEC Documents (including all related notes and schedules thereto) fairly present in all material respects, in conformity with GAAP (except, in the case of unaudited consolidated interim financial statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis (except as may be indicated therein or in the notes thereto), the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end audit adjustments in the case of any unaudited interim financial statements).

Section 5.09 Disclosure Documents. The information supplied by Parent in writing for inclusion or incorporation by reference in the Registration Statement shall not at the time the Registration Statement is declared effective by the SEC (or, with respect to any post-effective amendment or supplement, at the time such post-effective amendment or supplement becomes effective) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by Parent in writing for inclusion in the Joint Proxy Statement/Prospectus shall not, on the date the Joint Proxy Statement/Prospectus, and any amendments or supplements thereto, is first mailed to the stockholders of the Company or the shareholders of Parent, at the time of the Company Stockholder Approval or at the time of the Parent Stockholder Approval contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 5.09 will not apply to statements or omissions included or incorporated by reference in the Registration Statement or Joint Proxy Statement/Prospectus based upon information furnished by the Company or any of its representatives or advisors in writing specifically for use or incorporation by reference therein.

Section 5.10 Absence of Certain Changes. From the Parent Balance Sheet Date through the date of this Agreement: (a) the business of Parent and its Subsidiaries has been conducted in the ordinary course of business consistent with past practice in all material respects; and (b) there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.11 No Undisclosed Material Liabilities. There are no liabilities or obligations of Parent or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than:

(a) liabilities or obligations disclosed, reflected, reserved against or otherwise provided for in the Parent Balance Sheet or in the notes thereto;

(b) liabilities or obligations incurred in the ordinary course of business consistent with past practices since the Parent Balance Sheet Date;

(c) liabilities or obligations arising out of this Agreement or the transactions contemplated hereby; and

(d) liabilities or obligations that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.12 Compliance with Laws and Court Orders; Governmental Authorizations. (a) Parent and each of its Subsidiaries is and since January 1, 2013 has been in compliance with, and to the knowledge of Parent is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any Applicable Law, except for failures to comply or violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or to materially interfere with or delay the consummation of the Mergers. There is no judgment, decree, injunction, rule or order of any arbitrator or Governmental Authority outstanding against Parent or any of its Subsidiaries that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or that, as of the date hereof, seeks materially interfere with or delay the consummation of the Mergers.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and each of its Subsidiaries have all Governmental Authorizations necessary for the ownership and operation of their businesses and each such Governmental Authorization is in full force and effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and each of its Subsidiaries (i) are and since January 1, 2012 have been in compliance with the terms of all Governmental Authorizations and (ii) have not received written notice from any Governmental Authority alleging any conflict with or breach of any Governmental Authorization.

Section 5.13 Litigation. There is no action, suit, investigation or proceeding pending against, or, to the knowledge of Parent, threatened against Parent, any of its Subsidiaries, any present or former officer, director or employee of Parent or any of its Subsidiaries or any other Person for whom Parent or any of its Subsidiaries may be liable or any of their respective properties may be affected before (or, in the case of threatened actions, suits, investigations or proceedings, that would be before) or by any Governmental Authority or arbitrator that (i) would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or (ii) as of the date hereof, seeks to materially interfere with or delay the consummation of the Mergers.

Section 5.14 Taxes. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect:

(a) (i) Each income or franchise Tax Return and each other material Tax Return required to be filed with any Taxing Authority by Parent or any of its Subsidiaries has been filed when due and is true and complete in all material respects;

(ii) Parent and each of its Subsidiaries has timely paid to the appropriate Taxing Authority all Taxes shown as due and payable on all Tax Returns that have been so filed;

(iii) the accruals and reserves with respect to Taxes as set forth on the Parent Balance Sheet are adequate (as determined in accordance with GAAP);

(iv) adequate accruals and reserves (as determined in accordance with GAAP) have been established for Taxes attributable to taxable periods (or portions thereof) from the Parent Balance Sheet Date;

(v) there is no action, suit, investigation, proceeding or audit pending or, to Parent’s knowledge, threatened against or with respect to Parent or any of its Subsidiaries in respect of any material Tax; and

(vi) there are no Liens for material Taxes on any of the assets of Parent or any of its Subsidiaries other than Liens for Taxes not yet due or being contested in good faith (and, in either case, which have been disclosed on Section 5.14(a)(vi) of the Parent Disclosure Schedule) or for which adequate accruals or reserves have been established on the Parent Balance Sheet.

(b) The income and franchise Tax Returns of Parent and its Subsidiaries through the Tax year ended 2010 have been examined and the examinations have been closed or are Tax Returns with respect to which the applicable period for assessment, after giving effect to extensions or waivers, has expired. The federal Tax Returns have been examined and the applicable federal statute of limitations (including extensions) have expired for Tax years through 2005.

(c) During the two-year period ending on the date hereof, none of the Subsidiaries of Parent was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(d) (i) Neither Parent nor any of its Subsidiaries is, or has been, a party to any Tax Sharing Agreement (other than an agreement exclusively between or among Parent and its Subsidiaries) pursuant to which it will have any obligation to make any payments for Taxes after the Effective Time and (ii) neither Parent nor any of its Subsidiaries has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Parent).

(e) Neither Parent nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(1).

(f) No jurisdiction in which Parent or any of its Subsidiaries does not file Tax Returns has asserted that Parent or any of its Subsidiaries is or may be liable for Tax in that jurisdiction.

(g) Merger Subsidiary Two is and has been since its formation treated as a disregarded entity for both state and federal income Tax purposes, and none of Parent nor any of its Subsidiaries, including Merger Subsidiary Two has filed any affirmative election to the contrary, including pursuant to Treasury Regulations Section 301.7701-3.

Section 5.15 Employees and Employee Benefit Plans.

(a) Section 5.15(a) of the Parent Disclosure Schedule contains a correct and complete list identifying each material “employee benefit plan,” as defined in Section 3(3) of ERISA, each material employment contract, material severance contract or plan and each other material plan or agreement providing for compensation, bonuses, profit-sharing, equity compensation or other forms of incentive or deferred compensation, insurance (including any self-insured arrangements), health or medical benefits, post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by Parent or any ERISA Affiliate and covers any current or former employee, director or other independent contractor of Parent or any of its Subsidiaries, or with respect to which Parent or any of its Subsidiaries has any liability, other than a Multiemployer Plan. Copies of such plans (and, if applicable, related trust or funding agreements or insurance policies) and all amendments thereto and written interpretations thereof have been furnished to the Company together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) and tax return (Form 990) prepared in connection with any such plan or trust and the most recent Internal Revenue Service determination letter for any such plan, to the extent applicable. Such plans (disregarding all materiality qualifiers in this Section 5.15(a)), excluding any Multiemployer Plan, are referred to collectively herein as the “Parent Plans.”

(b) No Parent Plan (for the avoidance of doubt, other than any Multiemployer Plan) that is subject to Title IV of ERISA has any unfunded liabilities as of the date of this Agreement. The aggregate underfunded or unfunded, as applicable, liability for all Parent Plans that are “excess benefit plans” (as defined in Section 3(36) of ERISA) or that provide deferred compensation, computed using the actuarial assumptions used for the purposes of determining any liability under such Parent Plan for purposes of the Parent SEC Documents, is not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, neither Parent nor any of its ERISA Affiliates has incurred any liability on account of a “complete withdrawal” or a “partial withdrawal” (within the meaning of Sections 4203 and 4205 of ERISA, respectively) from any Multiemployer Plan and, to Parent’s knowledge, no circumstances exist that would reasonably be expected to give rise to any such withdrawal (including as a result of the transactions contemplated by this Agreement). Neither Parent nor any of its ERISA Affiliates has received notice of any Multiemployer Plan’s (i) failure to satisfy the minimum funding requirements of Section 412 of the Code or application for or receipt of a waiver of such minimum funding requirements,

(ii) “endangered status” or “critical status” (within the meaning of Section 432 of the Code) or (iii) insolvency, “reorganization” (within the meaning of Section 4241 of ERISA) or proposed or, to Parent’s knowledge, threatened termination. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, all contributions, surcharges and premium payments owed by Parent and its ERISA Affiliates with respect to each Multiemployer Plan have been paid when due.

(d) Each Parent Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter. Each Parent Plan (for the avoidance of doubt, other than a Multiemployer Plan) has been established and operated in compliance with its terms and with all Applicable Laws, including ERISA and the Code, except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(e) The consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event) entitle any employee, director or other independent contractor of Parent or any of its Subsidiaries to severance pay or accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of material compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Parent Plan. Neither Parent nor any of its Subsidiaries has any obligation to gross-up, indemnify or otherwise reimburse any current or former employee, director or other independent contractor of Parent or any of its Subsidiaries for any Tax incurred by such individual, including under Section 409A or 4999 of the Code.

(f) Neither Parent nor any of its Subsidiaries has any liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees, directors or other independent contractors of Parent or its Subsidiaries except as required to avoid excise tax under Section 4980B of the Code.

(g) There has been no amendment to, written interpretation or announcement (whether or not written) by Parent or any of its Affiliates relating to, or change in participation or coverage under, a Parent Plan which would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(h) There is no action, suit, investigation, audit or proceeding pending against or involving or, to the knowledge of Parent, threatened against or involving, any Parent Plan before any Governmental Authority, except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(i) Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, no Person has been treated as an independent contractor of Parent or any of its Subsidiaries for tax purposes, or for purposes of exclusion from any Parent Plan, who should have been treated as an employee for such purposes.

(j) Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) none of Parent or any of its Subsidiaries has breached or otherwise failed to comply with the provisions of any Collective Bargaining

Agreement and there are no grievances or arbitrations outstanding thereunder, and (ii) there are no formal organizational campaigns, corporate campaigns, petitions, demands for recognition via card-check or, to the knowledge of Parent, other unionization activities seeking recognition of a bargaining unit at Parent or any of its Subsidiaries. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, there are no unfair labor practice charges, grievances, pending arbitrations or other complaints or union representation questions before the National Labor Relations Board or other labor board of Governmental Authority that would reasonably be expected to affect the employees of Parent and its Subsidiaries.

(k) Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, there are no current or, to the knowledge of Parent, threatened strikes, slowdowns or work stoppages, and no such strike, slowdown or work stoppage has occurred within the three years preceding the date hereof.

Section 5.16 Franchises. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (a) the Cable Systems owned or operated by Parent and its Subsidiaries are in compliance with the applicable Franchises in all material respects and (b) there are no material ongoing or, to Parent’s knowledge, threatened audits or similar proceedings undertaken by Governmental Authorities with respect to any of the Franchises of Parent or its Subsidiaries.

Section 5.17 Tax Treatment. Neither Parent nor New Charter, nor any of their respective Affiliates, has taken or agreed to take any action or is aware of any fact or circumstance that would prevent the Mergers from qualifying for the Intended Tax Treatment.

Section 5.18 Certain Agreements.

(a) Prior to the date hereof, Parent has provided to the Company or has filed with or furnished to the SEC true, correct and complete copies of all agreements between or among Parent, New Charter, Merger Subsidiary One, Merger Subsidiary Two, Merger Subsidiary Three or any of their respective Subsidiaries, on the one hand, and Liberty Broadband Corporation, Liberty Interactive Corporation, John Malone or any of their respective Affiliates, on the other hand, and any amendments, modifications or waivers thereof, in each case excluding any programming agreements and any other commercial agreements negotiated on an arms-length basis.

(b) As of the date hereof, except as provided to the Company in accordance with Section 5.18(a), neither Parent nor any of its Subsidiaries is a party to any agreement, arrangement or understanding (whether written or oral) with any Person (other than Parent’s Representatives in such capacity) with respect to any possible transaction involving the acquisition of the Company, or any of the Company’s material assets, other than the Bright House Transactions, the Equity Purchase and the Equity Exchange.

Section 5.19 Finders’ Fees. Except for Goldman, Sachs & Co. and LionTree LLC, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent or any of its Subsidiaries who might be entitled to any fee or commission from Parent or any of its Affiliates in connection with the transactions contemplated by this Agreement.

Section 5.20 Opinion of Financial Advisors. Parent’s Board of Directors has received the separate opinions of Goldman, Sachs & Co. and LionTree LLC, each a financial advisor to Parent, to the effect that, as of the date of such opinion, and based upon and subject to the factors and assumptions set forth therein, (a) the Parent Merger Exchange Ratio is fair from a financial point of view to the holders of Parent Class A Common Stock (excluding certain holders) and (b) the Merger Consideration is fair, from a financial point of view, to Parent, respectively.

Section 5.21 Financial Ability. Parent has delivered to the Company a true, complete and correct copy of executed commitment letters, dated as of May 23, 2015, and the executed fee letters related thereto dated as of May 23, 2015 (in the case of such fee letters, with only fee amounts and certain economic terms (none of which would adversely affect the aggregate amount (other than in respect of upfront fees) or availability of the Debt Financing if so exercised by the lenders party thereto) redacted) (in each case, as the same may be amended or replaced in accordance with Section 8.12, and including all exhibits, schedules and annexes attached to any of the foregoing, the “Debt Commitment Letter”) from the Financing Sources party thereto, pursuant to which, upon the terms and subject to the conditions set forth therein, the Financing Sources have committed to provide the amount of debt financing stated therein for the purpose of funding the transactions contemplated by this Agreement (collectively, the “Debt Financing”).

(a) Subject to the satisfaction of the conditions set forth in Section 9.01 and Section 9.02, as of the Closing Date, Parent or New Charter shall have, or have available to either of them, sufficient funds to pay the Company Cash Consideration, to pay all other cash amounts payable to the holders of shares of Company Stock upon consummation of the First Company Merger in accordance with the terms hereof and to pay all fees and expenses in connection with the transactions contemplated hereby (the “Required Payment Amount”).

(b) Other than as expressly set forth in the Debt Commitment Letter, there are no other agreements, side letters, arrangements or understandings (except for customary fee credit letters and engagement letters, in each case associated with the Debt Financing, each of which does not (i) impair the enforceability of the Debt Commitment Letter, (ii) reduce the aggregate amount of the Debt Financing, (iii) impose new or additional conditions precedent to the Debt Financing or (iv) otherwise adversely expand, amend or modify any of the conditions precedent to the Debt Financing) relating to the financing of the Required Payment Amount. There are no conditions precedent or other contingencies related to the funding of the full amount of the Debt Financing, except as set forth in the Debt Commitment Letter in the form so delivered to the Company as of the date hereof.

(c) The Debt Commitment Letter in the form so delivered to the Company is in full force and effect and represents the legally valid and binding obligation of Parent and, to the knowledge of Parent, each of the other parties thereto, enforceable in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights, and by general equitable principles). As of the date hereof, the Debt Commitment Letter has not been withdrawn, rescinded or terminated or otherwise amended, restated, modified or waived in any respect, and no such withdrawal, rescission, termination, amendment, restatement, modification or waiver is contemplated. Parent is not in breach of any of the terms or conditions set forth in the Debt Commitment Letter and, as of the date hereof and to the knowledge of Parent, no event has occurred which, with or without notice, lapse of time or both, would reasonably be expected to constitute a breach, default or failure to satisfy any condition precedent set forth therein. As of the date hereof, no Financing Source has notified Parent of its intention to terminate the Debt Commitment Letter or not to provide the Debt Financing. Parent has paid in full any and all commitment or other fees or other amounts that are required to be paid in connection with the Debt Financing on or prior to the date hereof.

Section 5.22 Antitakeover Statutes. Parent has taken all action necessary to exempt the Second Company Merger, the Parent Merger, this Agreement, and the transactions contemplated hereby from Section 203 of Delaware Law and any similar provisions contained in its certificate of incorporation, and, accordingly, neither such Section nor any other antitakeover or similar statute, regulation or provision of its certificate of incorporation applies or purports to apply to any such transactions. No other “control share acquisition,” “fair price,” “moratorium” or other antitakeover laws enacted under U.S. state or federal laws apply to this Agreement or any of the transactions contemplated hereby.

Section 5.23 Solvency. Immediately after giving effect to the transactions contemplated by this Agreement (including any financing in connection with the transactions contemplated by this Agreement, the payment of the aggregate Merger Consideration, any fees and expenses of or payable by Parent, New Charter, Merger Subsidiary One, Merger Subsidiary Two, Merger Subsidiary Three, the Company Surviving Corporation, Merger Subsidiary Two Surviving Entity, or Parent Surviving Entity, any related repayment or refinancing of any indebtedness of the Company or any of its Subsidiaries and any other amounts required to be paid in connection with the consummation of the transactions contemplated by this Agreement), (a) none of Parent, New Charter, Merger Subsidiary One, Merger Subsidiary Two, Merger Subsidiary Three, Company Surviving Corporation, Merger Subsidiary Two Surviving Entity, or Parent Surviving Entity or any of their respective Subsidiaries will have incurred liabilities (including contingent liabilities) beyond its ability to pay such liabilities as they mature or become due, (b) the then present fair salable value of the assets of each of New Charter, Merger Subsidiary Two Surviving Entity, Parent Surviving Entity and each of their respective Subsidiaries will exceed the amount that will be required to pay its respective probable liabilities (including the probable amount and value of all contingent liabilities) and its respective debts as they become absolute and matured, (c) the assets of each of New Charter, Merger Subsidiary Two Surviving Entity, Parent Surviving Entity and each of their respective Subsidiaries, in each case at a fair valuation, will exceed its respective liabilities (including the probable amount of all contingent liabilities) and (d) none of New Charter, Merger Subsidiary Two Surviving Entity, Parent Surviving Entity or any of their respective Subsidiaries will have unreasonably small capital to carry on its business as presently conducted or as proposed to be conducted.

Section 5.24 No Additional Representations. Except for the representations and warranties made by Parent in this Article 5, none of Parent, New Charter, Merger Subsidiary One, Merger Subsidiary Two or Merger Subsidiary Three or any other Person makes any express or implied representation or warranty with respect to Parent or its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects in connection with this Agreement or the transactions contemplated hereby, and each of Parent, New Charter, Merger Subsidiary One, Merger Subsidiary Two and Merger Subsidiary Three hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, none of Parent, New Charter, Merger Subsidiary One, Merger Subsidiary Two or Merger Subsidiary Three or any other Person makes or has made any representation or warranty to the Company or any of its Affiliates or Representatives with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to Parent, any of its Subsidiaries or their respective businesses, or (b) any oral or, except for the representations and warranties made by Parent in this Article 5, written information presented to the Company or any of its Affiliates or Representatives in the course of their due diligence investigation of Parent, the negotiation of this Agreement or in the course of the transactions contemplated hereby. Notwithstanding the foregoing, this Section 5.24 shall not limit the Company’s remedies in the case of fraud.

ARTICLE 6

Covenants of the Company

The Company agrees that:

Section 6.01 Conduct of the Company. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, as set forth in Section 6.01 of the Company Disclosure Schedule, as consented to in writing by Parent, as contemplated by or reasonably necessary to implement the Company Operating Plan (or, with respect to any initiative therein, reallocations among line items within such initiative that are not in the aggregate more burdensome to the Company in any material respect) or as required by Applicable Law, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in all material respects in the ordinary course consistent with past practice and use its commercially reasonable efforts to (i) preserve intact its business organization, (ii) maintain in effect all of its material foreign, federal, state and local licenses, permits, consents, franchises, approvals and authorizations, and (iii) maintain its existing relationships with its material customers, lenders, suppliers and others having material business relationships with it and with Governmental Authorities with jurisdiction over the Company’s operations. Without limiting the generality of the foregoing, from the date hereof until the Effective Time, except as expressly contemplated by this Agreement, as set forth in Section 6.01 of the Company Disclosure Schedule, as consented to in writing by Parent (solely in the case of the following clauses (d), (e), (f), (g), (h), (i), (j) and (p), such consent not to be unreasonably withheld, conditioned or delayed), as contemplated by or reasonably necessary to implement the Company Operating Plan (or, with respect to any initiative therein, reallocations among line items within such initiative that are not in the aggregate more burdensome to the Company in any material respect) or as required by Applicable Law, the Company shall not, nor shall it permit any of its Subsidiaries to:

(a) amend its certificate of incorporation, bylaws or other similar organizational documents (whether by merger, consolidation or otherwise);

(b) split, combine or reclassify any shares of capital stock of the Company or any of its Subsidiaries or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the capital stock of the Company or its Subsidiaries, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Company Securities or any Company Subsidiary Securities, except for (i) dividends by any of its wholly owned Subsidiaries, (ii) regular quarterly cash dividends with customary record and payment dates on the shares of the Company Stock not in excess of $0.75 per share per quarter, (iii) repurchases of shares of Company Stock in the ordinary course of business consistent with past practices (including as to volume) at then prevailing market prices pursuant to the Company’s share repurchase program as in effect from time to time and (iv) acquisitions, or deemed acquisitions, of Company Stock in connection with (A) the payment of the exercise price of Company Stock Options with Company Stock (including in connection with “net exercises”) and (B) required Tax withholding in connection with the exercise of Company Stock Options and the vesting or settlement of Company RSUs, in each case, to the extent such Company Stock Options and Company RSUs are outstanding on the date of this Agreement (and in such case, in accordance with their terms on the date of this Agreement) or are issued or granted after the date of this Agreement as permitted by Section 6.01(c)(i)(B);

(c) (i) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of any Company Securities or Company Subsidiary Securities, other than (A) the issuance of any shares of the Company Stock upon (x) the exercise of Company Stock Options or (y) upon the settlement of any Company RSUs; and (B) annual director equity grants made in accordance with this Agreement; (C) equity grants to new hires or promoted employees in the ordinary course of business consistent with past practice; and (D) the grant of Company RSUs contemplated by Section 7.09 of the Company Disclosure Schedule, and in the case of grants under clauses (B), (C) and (D), provided that such grants shall be made on terms and conditions used by the Company with respect to Company RSUs in the ordinary course of business consistent with past practice and such other terms and conditions as set forth on Section 7.09 of the Company Disclosure Schedule, or (ii) amend any term of any Company Security or any Company Subsidiary Security (in each case, whether by merger, consolidation or otherwise);

(d) incur any capital expenditures or any obligations or liabilities in respect thereof, except for (i) those as may be contemplated by the plan described in Section 6.01(d) of the Company Disclosure Schedule and (ii) any other capital expenditures not to exceed $200,000,000 in the aggregate in any twelve-month period;

(e) acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses, other than (i) supplies and materials in the ordinary course of business of the Company and its Subsidiaries in a manner that is consistent with past practice, (ii) pursuant to contracts or arrangements in effect on the date hereof, (iii) leases or subleases under which the Company or one of its Subsidiaries is the tenant entered into in the ordinary course of business and (iv) acquisitions with a purchase price (including assumed indebtedness) that does not exceed $100,000,000 in the aggregate;

(f) sell, license, lease or otherwise transfer, or create or incur any Lien on, any of the Company’s or its Subsidiaries’ assets, securities, properties, interests or businesses, other than (i) sales of inventory or obsolete equipment in the ordinary course of business consistent with past practice, (ii) sales of assets, securities, properties, interests or business with a sale price (including any related assumed indebtedness) that does not exceed $100,000,000 in the aggregate, (iii) pursuant to contracts or arrangements in effect on the date hereof, (iv) leases or subleases under which the Company or one of its Subsidiaries is the lessor entered into in the ordinary course of business, or (v) Permitted Liens;

(g) other than in connection with actions permitted by Section 6.01(d) or (e) or as required by existing agreements set forth on Section 4.06(c) of the Company Disclosure Schedule, make any loans, advances or capital contributions to, or investments in, any other Person, other than (i) in the ordinary course of business consistent with past practice, (ii) investments or capital contributions that are made alongside Parent or any of its Affiliates or (iii) loans, advances or capital contributions to, or investments in, wholly owned Subsidiaries of the Company;

(h) create, incur, assume, suffer to exist or otherwise be liable with respect to any indebtedness for borrowed money or guarantees thereof or issue or sell any debt securities, except for (i) indebtedness under any of the agreements set forth in Section 6.01(h)(i) of the Company Disclosure Schedule, (ii) up to $2,000,000,000 of indebtedness to refinance on market terms any indebtedness existing on the date hereof that is maturing within twelve months of such refinancing (which amount shall be reduced by any such refinanced indebtedness incurred under the immediately preceding clause (i)), (iii) guarantees by the Company of indebtedness of any wholly owned Company Subsidiary or (iv) any commercial paper issued in the ordinary course of business;

(i) (i) other than in the ordinary course of business, enter into any agreement or arrangement that limits or otherwise restricts in any material respect the Company or any of its Subsidiaries from engaging or competing in any line of business, in any location or with any Person or (ii) enter into any agreement or arrangement that limits or otherwise restricts in any material respect any upstream Affiliates of the Company following consummation of the Mergers from engaging or competing in any line of business, in any location or with any Person;

(j) other than in the ordinary course of business, (i) amend or modify in any material respect or terminate (excluding terminations upon expiration of the term thereof in accordance with the terms thereof) any Company Material Contract or waive, release or assign any material rights, claims or benefits under any Company Material Contract, (ii) enter into any contract or agreement that would have been a Company Material Contract had it been entered into prior to the date of this Agreement or (iii) enter into, amend, modify or terminate any programming service distribution agreement;

(k) without prior consultation with Parent, (i) recognize any material new union, works council or other similar employee representative, except as required by Applicable Law, or (ii) enter into any material Collective Bargaining Agreement, or renew or enter into any material mid-term modification (excluding resolutions of grievances relating to or interpretations of a Collective Bargaining Agreement) of any existing Collective Bargaining Agreement;

(l) except as set forth on Section 7.09 of the Company Disclosure Schedule, grant to any director or officer (as such terms are used for purposes of Section 16 of the 1934 Act) of the Company any increase in change in control, severance, retention or termination pay

(including any obligation to gross-up, indemnify or otherwise reimburse any such individual for any Tax incurred by any such individual, including under Section 409A or 4999 of the Code), other than any increase in a severance benefit arising directly from an increase in annual salary or annual cash bonus opportunity (for the avoidance of doubt, excluding the 2015 Supplemental Bonus Opportunity) to the extent such increase is permitted by this Agreement;

(m) except as set forth on Section 7.09 of the Company Disclosure Schedule, (i) increase the annual salary of any employee of the Company or any of its Subsidiaries who holds the title of Executive Vice President or greater by more than 5% in the aggregate in any fiscal year, except as required by the terms of any existing agreement or (ii) increase the cash bonus opportunity of any employee of the Company or any of its Subsidiaries who holds the title of Executive Vice President or greater;

(n) except as set forth on Section 7.09 of the Company Disclosure Schedule, (i) other than as required by an existing agreement, adopt or amend any cash bonus plan or other variable compensation plan with a performance measurement period of greater than 12 months (excluding any period principally relating to an employee’s obligation to be employed on the payment date), (ii) establish or adopt any Title IV Plan, “excess benefit plan”, deferred compensation plan, severance or change in control plan or employee benefit plan that provides post-retirement health, medical, life insurance or death benefits to retired, current or former employees, directors or consultants of the Company or any of its Subsidiaries except as required to avoid excise tax under Section 4980B of the Code, unless such establishment or adoption occurs as part of an acquisition of any other company or business that is permitted or consented to under this Agreement, (iii) fail to continue to make all contributions required to be made to any Company Plan that is a Title IV Plan (for the avoidance of doubt, other than a Multiemployer Plan) under ERISA, the Code and Applicable Law or (iv) amend the benefit formula under any Company Plan that is a Title IV Plan (for the avoidance of doubt, other than any Multiemployer Plan) to increase the benefit accrual applicable to any participant or beneficiary thereof under such Company Plan;

(o) change the Company’s methods of financial accounting, except as required by concurrent changes in GAAP or in Regulation S-X of the 1934 Act, as agreed to by its independent public accountants;

(p) without limiting Section 8.10, settle, or offer or propose to settle, (A) any litigation, investigation, arbitration, proceeding or other claim involving or against the Company or any of its Subsidiaries or (B) any stockholder litigation or dispute against the Company or any of its officers or directors, except, in each case, where the sum of (x) any amount paid in settlement or compromise plus (y) the financial impact to the Company and its Subsidiaries of any other terms of the settlement or compromise does not exceed $100,000,000 (after giving effect to any reasonably expected indemnification proceeds);

(q) adopt or publicly propose a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, in each case, of the Company or any Significant Subsidiary of the Company;

(r) knowingly and intentionally take any action that would reasonably be expected to make any representation or warranty of the Company hereunder inaccurate in any material respect at, or immediately prior to, the Effective Time;

(s) take the action set forth on Section 6.01 of the Company Disclosure Schedule (it being understood and agreed that the exceptions contained in the lead-in to this Section 6.01 shall not apply with respect to this Section 6.01(s)); or

(t) agree, resolve or commit to do any of the foregoing.

Section 6.02 Company Stockholder Meeting. The Company shall cause a meeting of its stockholders (the “Company Stockholder Meeting”) to be duly called and held as soon as reasonably practicable after the date of this Agreement (but in no event later than 40 days after the Registration Statement is declared effective under the 1933 Act) for the purpose of voting on the approval and adoption of this Agreement and the Company Mergers. In connection with the Company Stockholder Meeting, the Board of Directors of the Company shall (i) subject to Section 6.03, (1) recommend approval and adoption of this Agreement and the Company Mergers and the other transactions contemplated hereby by the Company’s stockholders and (2) use its reasonable best efforts to obtain the Company Stockholder Approval and (ii) otherwise comply with all legal requirements applicable to such meeting. Without limiting the generality of the foregoing, unless this Agreement has terminated in accordance with its terms, this Agreement and the Company Mergers shall be submitted to the Company’s stockholders at the Company Stockholder Meeting whether or not (x) the Company’s Board of Directors shall have effected a Company Adverse Recommendation Change or (y) any Company Acquisition Proposal shall have been publicly proposed or announced or otherwise submitted to the Company or any of its advisors. The Company shall not, without the prior written consent of Parent, adjourn or postpone the Company Stockholder Meeting; provided that the Company may, without the prior written consent of Parent, adjourn or postpone the Company Stockholder Meeting (A) if, as of the time for which the Company Stockholder Meeting is originally scheduled (as set forth in the Joint Proxy Statement/Prospectus), there are insufficient shares of Company Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholder Meeting, (B) after consultation with Parent, if the failure to adjourn or postpone the Company Stockholder Meeting would reasonably be expected to be a violation of Applicable Law for the distribution of any required supplement or amendment to the Joint Proxy Statement/Prospectus, (C) after consultation with Parent, for a single period not to exceed ten Business Days, to solicit additional proxies if necessary to obtain the Company Stockholder Approval, or (D) if the Company has delivered to Parent a bona fide notice contemplated by Section 6.03(c), for a maximum of ten Business Days. Parent may require the Company to adjourn, delay or postpone the Company Stockholder Meeting once for a period not to exceed 30 calendar days (but prior to the date that is two Business Days prior to the End Date) to solicit additional proxies necessary to obtain the Company Stockholder Approval. Once the Company has established a record date for the Company Stockholder Meeting, the Company shall not change such record date or establish a different record date for the Company Stockholder Meeting without the prior written consent of Parent (not to be unreasonably withheld, delayed or conditioned), unless required to do so by Applicable Law or the Company’s organizational documents. Without the prior written consent of Parent, the adoption of this Agreement and the transactions contemplated hereby (including the Company Mergers) shall be the only matter (other than matters of procedure and matters required by Applicable Law to be voted on by the Company’s stockholders in connection with the approval of this Agreement and the transactions contemplated hereby) that the Company shall propose to be acted on by the stockholders of the Company at the Company Stockholder Meeting.

Section 6.03 No Solicitation; Other Offers.

(a) General Prohibitions. Neither the Company nor any of its Subsidiaries shall, nor shall the Company or any of its Subsidiaries authorize or permit any of its or their officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors (“Representatives”) to, directly or indirectly, (i) solicit, initiate or take any action to knowingly facilitate or encourage the submission of any Company Acquisition Proposal, (ii) enter into or participate in any discussions (other than to state that the Company is not permitted to have discussions) or negotiations with any Third Party that is seeking to make, or has made, a Company Acquisition Proposal, (iii) furnish any non-public information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, otherwise knowingly cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any Third Party that is seeking to make, or has made, a Company Acquisition Proposal, (iv) make a Company Adverse Recommendation Change, (v) fail to enforce or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries unless the Board of Directors of the Company determines after consulting with its outside legal counsel that the failure to waive such provision would be inconsistent with its fiduciary duties under Applicable Law; provided that the Company shall not enforce and hereby waives any provision of any such agreement that would prohibit a Third Party from communicating confidentially a Company Acquisition Proposal to the Company’s Board of Directors, (vi) approve any transaction under, or any Person becoming an “interested stockholder” under, Section 203 of Delaware Law or (vii) enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar instrument relating to a Company Acquisition Proposal (other than a confidentiality agreement to the extent contemplated by Section 6.03(b)); provided that (so long as the Company and its Representatives have otherwise complied in all material respects with this Section 6.03) none of the foregoing shall prohibit the Company and its Representatives from, at any time prior to the Company Stockholder Approval, participating in discussions with any Persons or group of Persons who has made a Company Acquisition Proposal after the date of this Agreement solely to request the clarification of the terms and conditions thereof so as to determine whether the Company Acquisition Proposal is, or could reasonably be expected to lead to, a Company Superior Proposal, and any such actions shall not be a breach of this Section 6.03(a). It is agreed that any violation of the restrictions on the Company set forth in this Section 6.03 by any Representative of the Company or any of its Subsidiaries shall be a breach of this Section 6.03 by the Company.

(b) Recommendation Exceptions. Notwithstanding Section 6.03(a), but subject to Section 6.03(c) and Section 6.03(d), at any time prior to the Company Stockholder Approval:

(i) the Company, directly or indirectly through advisors, agents or other intermediaries, may (A) engage in negotiations or discussions with any Third Party that, subject to the Company’s compliance with Section 6.03(a), has made after the date of this Agreement a Company Superior Proposal or a Company Acquisition Proposal that the Board of Directors of the Company determines in good faith, after consultation with its outside legal advisors, could reasonably be expected to lead to a Company Superior Proposal by the Third Party making such Company Acquisition Proposal, (B) furnish to such Third Party and its advisors, agents or other intermediaries (including financing sources) non-public information relating to the Company or any of its Subsidiaries pursuant to a customary confidentiality agreement (a copy of which shall be provided for informational purposes only to Parent) with such Third Party with terms no less favorable to the Company than those contained in the confidentiality agreement, dated May 23, 2015, between the Company and Parent (the “Confidentiality Agreement”) (it being understood and hereby agreed that such confidentiality agreement need not contain a “standstill” or similar provision that prohibits such Third Party from making any Company Acquisition Proposal, acquiring the Company or taking any other action); provided that all such information (to the extent that such information has not been previously provided or made available to Parent) is provided or made available to Parent, as the case may be, prior to or as promptly as practicable (but no later than 24 hours) after the time it is provided or made available to such Third Party) and (C) take any action required by Applicable Law or that any court of competent jurisdiction orders the Company to take;

(ii) following receipt of a Company Superior Proposal, the Board of Directors of the Company may, subject to compliance with Section 6.03(d), make a Company Adverse Recommendation Change; and

(iii) following a Company Intervening Event, the Board of Directors of the Company may, subject to compliance with Section 6.03(d), make a Company Adverse Recommendation Change involving or relating to such Company Intervening Event;

in each case referred to in the foregoing clauses (i), (ii) and (iii) only if the Board of Directors of the Company determines in good faith, after considering advice from outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under Applicable Law. For purposes of clarification, the taking of any of the actions permitted by Section 6.03(a) and Section 6.03(b)(i) shall not be deemed to be a Company Adverse Recommendation Change.

In addition, nothing contained herein shall prevent the Company or its Board of Directors from (i) complying with Rule 14a-9, Rule 14d-9 or Rule 14e-2(a) and Item 1012(a) of Regulation M-A under the 1934 Act (or making any similar communication to stockholders in connection with any amendment to the terms of a tender offer or exchange offer) so long as any action taken or statement made to so comply is consistent with this Section 6.03 or (ii) disclosing factual information regarding the business, financial condition or results of operations of Parent or the Company or the fact that a Company Acquisition Proposal has been made, the identity of the party making such proposal or the material terms of such proposal in the Joint Proxy Statement/Prospectus or otherwise, to the extent the Company in good faith determines that such information, facts, identity or terms is required to be disclosed under Applicable Law or that failure to make such disclosure would be inconsistent with its fiduciary duties under Applicable Law; provided that any such action taken or statement or disclosure made that relates to a Company

Acquisition Proposal shall be deemed to be a Company Adverse Recommendation Change unless the Board of Directors of the Company reaffirms the Company Board Recommendation in such statement or disclosure or in connection with such action (except that a mere “stop, look and listen” disclosure in compliance with Rule 14d-9(f) of the 1934 Act or failure to take a position with respect to a Company Acquisition Proposal governed by the tender offer or exchange offer rules under the 1934 Act until the tenth Business Day after commencement of such Company Acquisition Proposal shall not constitute a Company Adverse Recommendation Change).

(c) Required Notices. The Board of Directors of the Company shall not take any of the actions referred to in Section 6.03(b) unless the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take such action, and, after taking such action, the Company shall, if such action is in connection with a Company Acquisition Proposal, continue to advise Parent on a current basis of the status and terms of any discussions and negotiations with the Third Party. In addition, the Company shall notify Parent promptly (but in no event later than 24 hours) after receipt by the Company (or any of its Representatives) of any Company Acquisition Proposal, any written indication from a Third Party that such Third Party is considering making a Company Acquisition Proposal or any written request for information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any Third Party that has indicated that it is considering making, or has made, a Company Acquisition Proposal. The Company shall within 24 hours of receipt thereof provide such notice orally and in writing and shall identify the Third Party making, and the material terms and conditions of, any such Company Acquisition Proposal, indication or request, and shall promptly (but in no event later than 24 hours after receipt) provide to Parent copies of all material correspondence and written materials sent or provided to the Company or any of its Subsidiaries that describes any terms or conditions of any Company Acquisition Proposal. The Company shall keep Parent reasonably informed, on a reasonably current basis, of the status and details of any such Company Acquisition Proposal, indication or request. Any material amendment to any Company Acquisition Proposal will be deemed to be a new Company Acquisition Proposal for purposes of the Company’s compliance with this Section 6.03(c).

(d) “Last Look”. The Board of Directors of the Company shall not make a Company Adverse Recommendation Change in response to a Company Acquisition Proposal unless (i) such Company Acquisition Proposal constitutes a Company Superior Proposal, (ii) the Company promptly notifies Parent, in writing at least five Business Days before taking that action, of its intention to do so, attaching the most current version of the proposed agreement under which such Company Superior Proposal is proposed to be consummated and the identity of the Third Party making the Company Acquisition Proposal, and (iii) Parent does not make, within such five-Business-Day period after its receipt of that written notification, an offer that is at least as favorable to the stockholders of the Company as such Company Superior Proposal (it being understood and agreed that any amendment to the financial terms or other material terms of such Company Superior Proposal shall require a new written notification from the Company and a new period under clause (ii) of this Section 6.03(d), except that such period shall be three Business Days instead of five Business Days). The Board of Directors of the Company shall not make a Company Adverse Recommendation Change in response to a Company Intervening Event, unless (A) the Company has provided Parent with written information describing such Company Intervening Event in reasonable detail promptly after becoming aware of it and keeps

Parent fully informed, on a reasonably current basis, of material developments with respect to such Company Intervening Event, (B) the Company has provided Parent at least five Business Days prior notice of its intention to make a Company Adverse Recommendation Change with respect to such Company Intervening Event, attaching a reasonably detailed explanation of the facts underlying the determination by the Board of Directors of the Company that a Company Intervening Event has occurred and its need to make a Company Adverse Recommendation Change in light of the Company Intervening Event and (C) Parent does not make, within such five-Business-Day period, an offer that the Company’s Board of Directors determines would obviate the need for a Company Adverse Recommendation Change in light of the Company Intervening Event. During any five-Business-Day period prior to effecting a Company Adverse Recommendation Change pursuant to this Section 6.03(d), the Company and its Representatives shall negotiate in good faith with Parent and its Representatives regarding any revisions to the terms of the transactions contemplated by this Agreement proposed by Parent.

(e) Definition of Company Superior Proposal. For purposes of this Agreement, “Company Superior Proposal” means a bona fide, unsolicited written Company Acquisition Proposal for at least a majority of the outstanding shares of Company Stock or all or substantially all of the consolidated assets of the Company and its Subsidiaries that the Board of Directors of the Company determines in good faith, after consultation with a financial advisor of nationally recognized reputation and outside legal counsel and taking into account all material financial, legal, regulatory and other aspects of such proposal, including the terms and conditions of the Company Acquisition Proposal, (x) is on terms and conditions more favorable to the Company’s stockholders than the transactions contemplated hereby (taking into account any proposal by Parent to amend the terms of this Agreement pursuant to Section 6.03(d)) and (y) is reasonably likely to be consummated and, if a cash transaction (whether in whole or in part), has financing, if any, that is then fully committed or reasonably determined to be available by the Board of Directors of the Company.

(f) Obligation to Terminate Existing Discussions. The Company shall, and shall cause its Subsidiaries and its and their Representatives to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party and its Representatives and its financing sources conducted prior to the date hereof with respect to any Company Acquisition Proposal. The Company shall promptly request that each Third Party, if any, that has executed a confidentiality agreement within the 24-month period prior to the date hereof in connection with its consideration of any Company Acquisition Proposal return or destroy all confidential information heretofore furnished to such Person by or on behalf of the Company or any of its Subsidiaries (and all analyses and other materials prepared by or on behalf of such Person that contains, reflects or analyzes that information), and the Company shall provide to Parent all certifications of such return or destruction from such other Persons as promptly as practicable after receipt thereof. The Company shall use its commercially reasonable efforts to secure all such certifications as promptly as practicable. If any such Person fails to provide any required certification within the time period allotted in the relevant confidentiality agreement (or if no such period is specified, then within a reasonable time period after the date hereof), then the Company shall take all actions that may be reasonably necessary to secure its rights and ensure the performance of such other party’s obligations thereunder as promptly as practicable.

Section 6.04 Tax Matters. (a) From the date hereof until the Second Company Merger Effective Time, except as consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed), neither the Company nor any of its Subsidiaries shall make or change any material Tax election, change any annual tax accounting period, adopt or change any method of tax accounting, file any material amended Tax Returns or claims for material Tax refunds, enter into any material closing agreement, surrender any material Tax claim, audit or assessment, surrender any right to claim a material Tax refund, offset or other reduction in Tax liability, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment or take or omit to take any other action with respect to Taxes, in each case, if any such action or omission would have the effect of materially increasing the Tax liability or accrual of Tax liability under FASB Interpretation No. 48 or materially reducing any Tax asset or accrual of Tax asset under FASB Interpretation No. 48 of the Company or any of its Subsidiaries.

(b) The Company and each of its Subsidiaries shall establish or cause to be established in accordance with GAAP on or before the Second Company Merger Effective Time an adequate accrual for all Taxes due with respect to any period or portion thereof ending prior to or as of the Second Company Merger Effective Time.

(c) All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred by the Company or any of its Subsidiaries in connection with the Mergers (including any real property transfer tax and any similar Tax) shall be paid by the Company (or the applicable Subsidiary) when due, and the Company (or the applicable Subsidiary) shall, at its own expense, file all necessary Tax returns and other documentation with respect to all such Taxes and fees, and, if required by Applicable Law, the Company (or the applicable Subsidiary) shall, and shall cause its Affiliates to, join in the execution of any such Tax returns and other documentation.

Section 6.05 Voting of Shares. The Company shall vote all shares of Parent Class A Common Stock beneficially owned by it or any of its Subsidiaries (other than, for the avoidance of doubt, any such shares held by any employee benefit plan of the Company or any of its Subsidiaries or any trustee or other fiduciary in such capacity under any employee benefit plan) in favor of the Parent Merger, the New Charter Stock Issuance, the Equity Exchange, the Equity Purchase, the Stockholders Agreement (as defined in the Amended Contribution Agreement) and any related matters (including any matters subject to the Cheetah Stockholder Approval (as defined in the Amended Contribution Agreement)) at the Parent Stockholder Meeting or any other meeting of Parent stockholders.

Section 6.06 Bright House Right of First Offer. The Company and Time Warner Cable Enterprises LLC (on behalf of themselves and their Affiliates and any successors in interest) hereby irrevocably and unconditionally waive all of their respective rights under Section 8.3 of the Third Amended and Restated Partnership Agreement of Time Warner Entertainment-Advance / Newhouse Partnership, dated as of December 31, 2002 (the “Bright House Partnership Agreement”), with respect to the combination of Bright House Networks, LLC and New Charter, irrespective of any termination of this Agreement; provided that the foregoing waiver shall not be applicable following the termination of this Agreement in accordance with its terms so long as the Company or any of its Affiliates has not entered into any agreement or understanding providing for, or consummated, any Company Acquisition Proposal within nine (9) months following the termination of this Agreement. In the event that the foregoing waiver is not applicable, this Section 6.06 shall be without prejudice to any Party’s (or any of their Affiliates’) interpretations of or positions with respect to the matters the contemplated by Section 8.3 of the Bright House Partnership Agreement. For purposes of this Section 6.06, the term “Company Acquisition Proposal” shall have the meaning assigned to such term in Section 1.01, except that all references to “25%” therein shall be deemed to be references to “50%”.

ARTICLE 7

Covenants of Parent

Parent agrees that:

Section 7.01 Conduct of Parent. From the date hereof until the Effective Time except as expressly contemplated by this Agreement or the Contribution Agreement or the Investment Agreement, to effect the Equity Exchange, the Equity Issuance, the Bright House Transactions, or as set forth in Section 7.01 of the Parent Disclosure Schedule, as consented to in writing by the Company (such consent not to be unreasonably withheld, conditioned or delayed) or as required by Applicable Law, Parent shall, and shall cause each of its Subsidiaries to, conduct its business in all material respects in the ordinary course consistent with past practice and use its commercially reasonable efforts to (i) preserve intact its business organization, (ii) maintain in effect all of its material foreign, federal, state and local licenses, permits, consents, franchises, approvals and authorizations, and (iii) maintain its existing relationships with its material customers, lenders, suppliers and others having material business relationships with it and with Governmental Authorities with jurisdiction over Parent’s operations. Without limiting the generality of the foregoing, from the date hereof until the Effective Time, except as expressly contemplated by this Agreement, as set forth in Section 7.01 of the Parent Disclosure Schedule, as consented to in writing by the Company or as required by Applicable Law, from the date hereof until the Effective Time Parent shall not, nor shall it permit any of its Subsidiaries to:

(a) amend its certificate of incorporation, bylaws or other similar organizational documents (whether by merger, consolidation or otherwise);

(b) split, combine or reclassify any shares of capital stock of Parent or any of its Subsidiaries or declare, set aside or pay any dividend or other distribution (whether in cash, stock, rights to acquire stock or property or any combination thereof) in respect of the capital stock of Parent or its Subsidiaries, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Parent Securities or Parent Subsidiary Securities, except for (i) dividends by any of its wholly owned Subsidiaries, (ii) redemptions, repurchases or other acquisitions or offers to redeem, repurchase, or otherwise acquire any Parent Securities in connection with the vesting or settlement of equity-based compensation, and (iii) repurchases of shares of Parent Class A Common Stock in the ordinary course of business consistent with past practices (including as to volume) at then prevailing market prices pursuant to Parent’s share repurchase program as in effect from time to time;

(c) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of any Parent Securities or Parent Subsidiary Securities for gross consideration (without taking into account any underwriting discount or similar discounts or fees) for less than the market value of such securities, other than (A) equity-based compensation or (B) pursuant to the Stockholders Agreement (as defined in the Amended Contribution Agreement);

(d) adopt or publicly propose a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, restructuring, recapitalization or reorganization;

(e) knowingly and intentionally take any action that would reasonably be expected to make any representation or warranty of Parent hereunder inaccurate in any material respect at, or immediately prior to, the Effective Time; or

(f) agree, resolve or commit to do any of the foregoing.

Section 7.02 Obligations of New Charter, Merger Subsidiary One, Merger Subsidiary Two and Merger Subsidiary Three. Parent shall take all action necessary to cause each of Merger Subsidiary One, Merger Subsidiary Two, Merger Subsidiary Three and New Charter to perform its obligations under this Agreement and to consummate the applicable Merger on the terms and conditions set forth in this Agreement.

Section 7.03 Parent Stockholder Meeting. Parent shall cause a meeting of its shareholders (the “Parent Stockholder Meeting”) to be duly called and held as soon as reasonably practicable after the date of this Agreement (but in no event later than 40 days after the Registration Statement is declared effective under the 1933 Act) for the purpose of voting on the approval and adoption of this Agreement and the Parent Merger and the approval of the issuance of shares of New Charter Common Stock as part of the Merger Consideration (the “New Charter Stock Issuance”) and, unless otherwise previously approved, the other transactions contemplated hereby and the Contribution Agreement and Investment Agreement, including the Equity Exchange, the Equity Purchase and the Stockholders Agreement (as defined in the Amended Contribution Agreement). In connection with the Parent Stockholder Meeting, the Board of Directors of Parent shall (i) subject to Section 7.04, (1) recommend approval and adoption of this Agreement and the Parent Merger and the approval of the New Charter Stock Issuance and, unless otherwise previously approved, the other transactions contemplated hereby and the Contribution Agreement and Investment Agreement (including the Equity Exchange and the Equity Purchase) by Parent’s stockholders and (2) use its reasonable best efforts to obtain the Parent Stockholder Approval and (ii) otherwise comply with all legal requirements applicable to such meeting. Without limiting the generality of the foregoing, unless this Agreement has terminated in accordance with its terms, this Agreement, the Parent Merger and the New Charter Stock Issuance and, unless previously approved, the Equity Exchange and the Equity Purchase, shall be submitted to the Parent’s stockholders at the Parent Stockholder Meeting whether or not (x) Parent’s Board of Directors shall have effected a Parent Adverse Recommendation Change or (y) any Parent Acquisition Proposal shall have been publicly proposed or announced or otherwise submitted to Parent or any of its advisors. Parent shall not, without the prior written consent of the Company, adjourn or postpone the Parent Stockholder Meeting; provided that Parent may, without the prior written consent of the Company adjourn or postpone the Parent Stockholder Meeting (A) if, as of the time for which the Parent Stockholder Meeting is originally scheduled (as set forth in the Joint Proxy Statement/Prospectus), there are insufficient shares of Parent

Class A Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Parent Stockholder Meeting, (B) after consultation with the Company, if the failure to adjourn or postpone the Parent Stockholder Meeting would reasonably be expected to be a violation of Applicable Law for the distribution of any required supplement or amendment to the Joint Proxy Statement/Prospectus, (C) after consultation with the Company, for a single period not to exceed ten (10) Business Days, to solicit additional proxies if necessary to obtain the Parent Stockholder Approval or the Cheetah Stockholder Approval (as defined in the Amended Contribution Agreement), or (D) if Parent has delivered to the Company a bona fide notice contemplated by Section 7.04(b), for a maximum of ten Business Days. The Company may require Parent to adjourn, delay or postpone the Parent Stockholder Meeting once for a period not to exceed 30 calendar days (but prior to the date that is two Business Days prior to the End Date) to solicit additional proxies necessary to obtain the Parent Stockholder Approval. Once Parent has established a record date for the Company Stockholder Meeting, Parent shall not change such record date or establish a different record date for the Parent Stockholder Meeting without the prior written consent of the Company (not to be unreasonably withheld, delayed or conditioned), unless required to do so by Applicable Law or Parent’s organizational documents.

Section 7.04 No Solicitation; Other Offers.

(a) General Prohibitions. Neither Parent nor any of its Subsidiaries shall, nor shall Parent or any of its Subsidiaries authorize or permit any of its or their Representatives to, directly or indirectly, (i) solicit, initiate or take any action to knowingly facilitate or encourage the submission of any Parent Acquisition Proposal, (ii) enter into or participate in any discussions (other than to state that Parent is not permitted to have discussions) or negotiations with any Third Party that is seeking to make, or has made, a Parent Acquisition Proposal, (iii) furnish any non-public information relating to the Parent or any of its Subsidiaries or afford access to the business, properties, assets, books or records of Parent or any of its Subsidiaries to, otherwise knowingly cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any Third Party that is seeking to make, or has made, a Parent Acquisition Proposal, (iv) make a Parent Adverse Recommendation Change, (v) fail to enforce or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of Parent or any of its Subsidiaries unless the Board of Directors of Parent determines after consulting with its outside legal counsel that the failure to waive such provision would be inconsistent with its fiduciary duties under Applicable Law; provided that Parent shall not enforce and hereby waives any provision of any such agreement that would prohibit a Third Party from communicating confidentially a Parent Acquisition Proposal to the Parent’s Board of Directors, (vi) approve any transaction under, or any Person becoming an “interested stockholder” under, Section 203 of Delaware Law or (vii) enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar instrument relating to a Parent Acquisition Proposal (other than a confidentiality agreement to the extent contemplated by Section 7.04(b)); provided that (so long as Parent and its Representatives have otherwise complied in all material respects with this Section 7.04) none of the foregoing shall prohibit Parent and its Representatives from, at any time prior to the Parent Stockholder Approval, participating in discussions with any Persons or group of Persons who has made a Parent Acquisition Proposal after the date of this Agreement solely to request the clarification of the terms and conditions thereof so as to determine whether the Parent Acquisition

Proposal is, or could reasonably be expected to lead to, a Parent Superior Proposal, and any such actions shall not be a breach of this Section 7.04(a). It is agreed that any violation of the restrictions on Parent set forth in this Section 7.04 by any Representative of Parent or any of its Subsidiaries shall be a breach of this Section 7.04 by Parent.

(b) Recommendation Exceptions. Notwithstanding Section 7.04(a), but subject to Section 7.04(c) and Section 7.04(d), at any time prior to the Parent Stockholder Approval:

(i) Parent, directly or indirectly through advisors, agents or other intermediaries, may (A) engage in negotiations or discussions with any Third Party that, subject to Parent’s compliance with Section 7.04(a), has made after the date of this Agreement a Parent Superior Proposal or a Parent Acquisition Proposal that the Board of Directors of Parent determines in good faith, after consultation with its outside legal advisors, could reasonably be expected to lead to a Parent Superior Proposal by the Third Party making such Parent Acquisition Proposal, (B) furnish to such Third Party and its advisors, agents or other intermediaries (including financing sources) non-public information relating to Parent or any of its Subsidiaries pursuant to a customary confidentiality agreement (a copy of which shall be provided for informational purposes only to the Company) with such Third Party with terms no less favorable to Parent than those contained in the Confidentiality Agreement (it being understood and hereby agreed that such confidentiality agreement need not contain a “standstill” or similar provision that prohibits such Third Party from making any Parent Acquisition Proposal, acquiring Parent or taking any other action); provided that all such information (to the extent that such information has not been previously provided or made available to the Company) is provided or made available to the Company, as the case may be, prior to or as promptly as practicable (but no later than 24 hours) after the time it is provided or made available to such Third Party) and (C) take any action required by Applicable Law or that any court of competent jurisdiction orders Parent to take;

(ii) following receipt of a Parent Superior Proposal, the Board of Directors of Parent may, subject to compliance with Section 7.04(d), make a Parent Adverse Recommendation Change; and

(iii) following a Parent Intervening Event, the Board of Directors of Parent may, subject to compliance with Section 7.04(d), make a Parent Adverse Recommendation Change involving or relating to such Parent Intervening Event;

in each case referred to in the foregoing clauses (i), (ii) and (iii) only if the Board of Directors of Parent determines in good faith, after considering advice from outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under Applicable Law. For purposes of clarification, the taking of any of the actions permitted by Section 7.04(a) and Section 7.04(b)(i) shall not be deemed to be a Parent Adverse Recommendation Change.

In addition, nothing contained herein shall prevent Parent or its Board of Directors from (i) complying with Rule 14a-9, Rule 14d-9 or Rule 14e-2(a) and Item 1012(a) of Regulation M-A under the 1934 Act (or making any similar communication to stockholders in connection with any amendment to the terms of a tender offer or exchange offer) so long as any action taken or statement made to so comply is consistent with this Section 7.04 or (ii) disclosing factual information regarding the business, financial condition or results of operations of Parent or the Company or the fact that a Parent Acquisition Proposal has been made, the identity of the party making such proposal or the material terms of such proposal in the Joint Proxy Statement/Prospectus or otherwise, to the extent Parent in good faith determines that such information, facts, identity or terms is required to be disclosed under Applicable Law or that failure to make such disclosure would be inconsistent with its fiduciary duties under Applicable Law; provided that any such action taken or statement or disclosure made that relates to a Parent Acquisition Proposal shall be deemed to be a Parent Adverse Recommendation Change unless the Board of Directors of Parent reaffirms the Parent Board Recommendation in such statement or disclosure or in connection with such action (except that a mere “stop, look and listen” disclosure in compliance with Rule 14d-9(f) of the 1934 Act or failure to take a position with respect to a Parent Acquisition Proposal governed by the tender offer or exchange offer rules under the 1934 Act until the tenth Business Day after commencement of such Parent Acquisition Proposal shall not constitute a Parent Adverse Recommendation Change).

(c) Required Notices. The Board of Directors of Parent shall not take any of the actions referred to in Section 7.04(b) unless Parent shall have delivered to the Company a prior written notice advising the Company that it intends to take such action, and, after taking such action, Parent shall, if such action is in connection with a Parent Acquisition Proposal, continue to advise the Company on a current basis of the status and terms of any discussions and negotiations with the Third Party. In addition, Parent shall notify the Company promptly (but in no event later than 24 hours) after receipt by Parent (or any of its Representatives) of any Parent Acquisition Proposal, any written indication from a Third Party that such Third Party is considering making a Parent Acquisition Proposal or any written request for information relating to Parent or any of its Subsidiaries or for access to the business, properties, assets, books or records of Parent or any of its Subsidiaries by any Third Party that has indicated that it is considering making, or has made, a Parent Acquisition Proposal. Parent shall within 24 hours of receipt thereof provide such notice orally and in writing and shall identify the Third Party making, and the material terms and conditions of, any such Parent Acquisition Proposal, indication or request, and shall promptly (but in no event later than 24 hours after receipt) provide to the Company copies of all material correspondence and written materials sent or provided to Parent or any of its Subsidiaries that describes any terms or conditions of any Parent Acquisition Proposal. Parent shall keep the Company reasonably informed, on a reasonably current basis, of the status and details of any such Parent Acquisition Proposal, indication or request. Any material amendment to any Parent Acquisition Proposal will be deemed to be a new Parent Acquisition Proposal for purposes of Parent’s compliance with this Section 7.04(c).

(d) “Last Look”. The Board of Directors of Parent shall not make a Parent Adverse Recommendation Change in response to a Parent Acquisition Proposal unless (i) such Parent Acquisition Proposal constitutes a Parent Superior Proposal, (ii) Parent promptly notifies the Company, in writing at least five Business Days before taking that action, of its intention to do so, attaching the most current version of the proposed agreement under which such Parent Superior Proposal is proposed to be consummated and the identity of the Third Party making the Parent Acquisition Proposal, and (iii) the Company does not make, within such five-Business-Day period after its receipt of that written notification, an offer to revise the terms of this Agreement that is at least as favorable to the stockholders of Parent as such Parent Superior Proposal (it being understood and agreed that any amendment to the financial terms or other material terms of such Parent Superior Proposal shall require a new written notification from Parent and a new period under clause (ii) of this Section 7.04(d), except that such period shall be three Business Days instead of five Business Days). The Board of Directors of Parent shall not make a Parent Adverse Recommendation Change in response to a Parent Intervening Event, unless (A) Parent has provided the Company with written information describing such Parent Intervening Event in reasonable detail promptly after becoming aware of it and keeps the Company fully informed, on a reasonably current basis, of material developments with respect to such Parent Intervening Event, (B) Parent has provided the Company at least five Business Days prior notice of its intention to make a Parent Adverse Recommendation Change with respect to such Parent Intervening Event, attaching a reasonably detailed explanation of the facts underlying the determination by the Board of Directors of Parent that a Parent Intervening Event has occurred and its need to make a Parent Adverse Recommendation Change in light of the Parent Intervening Event and (C) the Company does not make, within such five-Business-Day period, an offer to revise the terms of this Agreement that Parent’s Board of Directors determines would obviate the need for a Parent Adverse Recommendation Change in light of the Parent Intervening Event. During any five-Business-Day period prior to effecting a Parent Adverse Recommendation Change pursuant to this Section 7.04(d), Parent and its Representatives shall negotiate in good faith with the Company and its Representatives regarding any revisions to the terms of the transactions contemplated by this Agreement proposed by the Company.

(e) Definition of Parent Superior Proposal. For purposes of this Agreement, “Parent Superior Proposal” means a bona fide, unsolicited written Parent Acquisition Proposal for at least a majority of the outstanding shares of Parent Class A Common Stock or all or substantially all of the consolidated assets of Parent and its Subsidiaries that the Board of Directors of Parent determines in good faith, after consultation with a financial advisor of nationally recognized reputation and outside legal counsel and taking into account all material financial, legal, regulatory and other aspects of such proposal, including the terms and conditions of the Parent Acquisition Proposal, (x) is on terms and conditions more favorable to Parent’s stockholders than the transactions contemplated hereby (taking into account any proposal by the Company to amend the terms of this Agreement pursuant to Section 7.04(d)) and (y) is reasonably likely to be consummated and, if a cash transaction (whether in whole or in part), has financing, if any, that is then fully committed or reasonably determined to be available by the Board of Directors of Parent.

(f) Obligation to Terminate Existing Discussions. Parent shall, and shall cause its Subsidiaries and its and their Representatives to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party and its Representatives and its financing sources conducted prior to the date hereof with respect to any Parent Acquisition Proposal. Parent shall promptly request that each Third Party, if any, that has executed a confidentiality agreement within the 24-month period prior to the date hereof in connection with its consideration of any Parent Acquisition Proposal return or destroy all confidential information heretofore furnished to such Person by or on behalf of Parent or any of its Subsidiaries (and all analyses and other materials prepared by or on behalf of such Person that contains, reflects or analyzes that information), and Parent shall provide to the Company all certifications of such return or destruction from such other Persons as promptly as practicable after receipt thereof. Parent shall use its commercially reasonable efforts to secure all such certifications as promptly as practicable. If any such Person fails to provide any required certification within the time period allotted in the relevant confidentiality agreement (or if no such period is specified, then within a reasonable time period after the date hereof), then Parent shall take all actions that may be reasonably necessary to secure its rights and ensure the performance of such other party’s obligations thereunder as promptly as practicable.

(g) Notwithstanding anything to the contrary in this Agreement, the transactions contemplated by the Investment Agreement and the Contribution Agreement or the Bright House Transactions shall not be deemed to be a Parent Acquisition Proposal or otherwise be subject to the provisions of this Section 7.04.

Section 7.05 Approval by Sole Members of New Charter, Merger Subsidiary Two and Merger Subsidiary Three. Immediately following the execution and delivery of this Agreement by the parties hereto, Parent shall cause the sole members of New Charter, Merger Subsidiary Two and Merger Subsidiary Three to adopt this Agreement and approve the Mergers, in accordance with Delaware Law, by written consent.

Section 7.06 Voting of Shares. Parent shall vote all shares of Company Stock beneficially owned by it or any of its Subsidiaries (other than, for the avoidance of doubt, any such shares held by any employee benefit plan of Parent or any of its Subsidiaries or any trustee or other fiduciary in such capacity under any employee benefit plan) in favor of adoption of this Agreement at the Company Stockholder Meeting.

Section 7.07 Director and Officer Indemnification. (a) From and after the Effective Time, New Charter shall indemnify and hold harmless and provide advancement of expenses to, the present (as of the date hereof or any time prior to the Effective Time) and former officers and directors of the Company and Parent, respectively, and their respective Subsidiaries and any individual who is as of the date of this Agreement or commences, prior to the Effective Time, serving at the request of the Company or Parent, respectively, or any of their respective Subsidiaries as a director or officer of another Person (each, an “Indemnified Person”) in respect of (i) acts or omissions occurring at or prior to the Effective Time, (ii) the fact that such Indemnified Person is or was a director or officer, or is or was serving at the request of the Company or Parent (as applicable) or any of their respective Subsidiaries as a director or officer of another Person prior to the Effective Time and (iii) this Agreement and the transactions contemplated hereby, in each case, to the fullest extent permitted by Delaware Law or any other Applicable Law or provided under the Company’s or Parent’s (as applicable) or their respective Subsidiaries’ certificate of incorporation and bylaws or comparable organizational documents in effect on the date hereof; provided that such indemnification and advancement of expenses shall be subject to any limitation imposed from time to time under Applicable Law; provided, further, that any Person to whom expenses are advanced shall provide an undertaking to repay such advances to the extent required by Applicable Law.

(b) From and after the Effective Time, New Charter shall cause to be maintained in effect provisions in its and each of its Subsidiaries’ certificate of incorporation and bylaws and comparable organizational documents (or in such documents of any successor to the business of each of the parties hereto, as applicable) regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses with respect to matters existing or occurring at or prior to the Effective Time that are no less advantageous to the intended beneficiaries than the corresponding provisions in existence on the date of this Agreement in the Company’s, Parent’s and such Subsidiaries’ certificate of incorporation and bylaws and comparable organization documents, as applicable.

(c) New Charter shall either (i) continue to maintain in effect for six years after the Effective Time the Company’s and Parent’s (as applicable) directors’ and officers’ insurance policies and fiduciary liability insurance policies (collectively, “D&O Insurance”) in place as of the date hereof or (ii) purchase comparable D&O Insurance for such six-year period, in each case with respect to any claim related to any period of time at or prior to the Effective Time with coverage not less than the existing coverage and other terms, conditions, retentions and limits of liability that are at least as favorable as those contained in the D&O Insurance in effect as of the date hereof; provided that in no event shall New Charter be required to expend for such policies pursuant to this sentence an aggregate premium amount in excess of 300% of the amount per annum the Company or Parent (as applicable) paid in its last full fiscal year, which amount is set forth in Section 7.07(c) of the Company Disclosure Schedule with respect to the Company and Section 7.07 of the Parent Disclosure Schedule with respect to Parent; and provided, further, that if the aggregate premiums of such insurance coverage exceed such amount, New Charter shall be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount. At the Company’s option, the Company may purchase, prior to the Effective Time, a six-year prepaid “tail policy” with coverage not less than the existing coverage and other terms, conditions, retentions and limits of liability that are at least as favorable as those contained in the D&O Insurance in effect as of the date hereof, in which event New Charter shall cease to have any obligations under the first sentence of this Section 7.07(c); provided that the aggregate premium for such policies shall not exceed 300% of the amount per annum the Company paid in its last full fiscal year. In the event the Company elects to purchase such a “tail policy,” New Charter shall maintain such “tail policy” in full force and effect and continue to honor their respective obligations thereunder.

(d) If New Charter or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, New Charter shall cause proper provision to be made so that the successors and assigns of New Charter shall assume the applicable obligations of such party set forth in this Section 7.07.

(e) The rights of each Indemnified Person under this Section 7.07 shall be in addition to any rights such Person may have under the certificate of incorporation or bylaws of the Company, Parent or any of their respective Subsidiaries, or under Delaware Law or any other Applicable Law or under any agreement of any Indemnified Person with the Company, Parent or any of their respective Subsidiaries. These rights shall survive consummation of the Company Mergers and the Parent Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person.

Section 7.08 Stock Exchange Listing. Parent shall use its reasonable best efforts to cause the shares of New Charter Common Stock to be issued as part of the Merger Consideration to be listed on NASDAQ, subject to official notice of issuance.

Section 7.09 Employee Matters (a) New Charter shall provide, or shall cause to be provided, to each employee of the Company and its Subsidiaries who continues to be employed by New Charter or its Subsidiaries (including, for the avoidance of doubt the New Charter and its Subsidiaries) immediately following the Effective Time (each, a “Continuing Employee”), other than any Continuing Employee included in a collective bargaining unit during the Continuation Period (each, a “Represented Employee”), with, to the extent employed by New Charter or its Subsidiaries, (i) during the period beginning at the Effective Time and ending on the first anniversary of the Effective Time (the “Continuation Period”), base pay and annual cash bonus opportunities, as applicable, that are no less favorable in the aggregate than provided to each such Continuing Employee immediately prior to the Closing Date, (ii) during the Continuation Period, commission and cash incentive opportunities that are no less favorable than either those provided to each such Continuing Employee immediately prior to the Closing Date or those provided to similarly situated employees of New Charter or its Subsidiaries following the Closing Date, and (iii) until December 31, 2016, employee benefits that are no less favorable in the aggregate than provided to each such Continuing Employee immediately prior to the Closing Date; provided, that, for purposes of determining whether such pay, opportunities and benefits are no less favorable in the aggregate, long-term cash incentive compensation, equity compensation, defined benefit pension plan benefits, severance, retention (including, for the avoidance of doubt, any supplemental cash bonus opportunity paid or payable in connection with the transactions contemplated by this Agreement or the Company’s terminated merger agreement with Comcast Corporation), sale, stay, or change in control payments or awards or any similar compensation or benefit, shall not be taken into account. With respect to Represented Employees, New Charter shall retain, or shall cause to be retained, any and all of the rights and obligations it may have pursuant to Applicable Law.

(b) Notwithstanding Section 7.09(a), beginning on the Closing Date, New Charter shall, or shall cause one of its Subsidiaries to, for the benefit of each Continuing Employee, other than any Represented Employee, (i) honor all contracts providing for severance to the extent and in accordance with their terms and (ii) honor, without amendment, all plans providing for severance for the Continuation Period or for any longer period during which such amendments are prohibited under the terms of the applicable plan, in all cases, as long as such contract or plan is set forth on Section 7.09 of the Company Disclosure Schedule. It is intended that Section 7.09(a) and this Section 7.09(b) shall not result in any duplication of benefits to any Continuing Employee.

(c) Notwithstanding Section 7.09(a), beginning on the Closing Date, New Charter shall, or shall cause one of its Subsidiaries to, for the benefit of each Continuing Employee, other than any Represented Employee, honor, without amendment, all compensation plans, arrangements, or agreements set forth on Section 7.09 of the Company Disclosure Schedule for the Continuation Period or for any longer period during which such amendments are prohibited under the terms of the applicable plan, in all cases, as long as such contract or plan is set forth on Section 7.09 of the Company Disclosure Schedule.

(d) To the extent that Continuing Employees, other than Represented Employees, become eligible to participate in any “employee benefit plan,” as defined in Section 3(3) of ERISA, maintained by New Charter or any of its Subsidiaries (collectively, the “New Charter Plans”), then, for purposes of determining (i) eligibility to participate and vesting and, (ii) solely with respect to any New Charter Plan that provides for severance, vacation or paid-time off benefits, for purposes of benefit accrual, service with the Company or any of its Subsidiaries prior to the Effective Time shall be treated as service with New Charter or any of its Subsidiaries to the extent recognized by the Company and its Subsidiaries prior to the Effective Time; provided, however, that such service shall not be recognized to the extent that such recognition would result in any duplication of benefits and the New Charter shall not be required to provide credit for such service for eligibility, vesting or benefit accrual purposes under any New Charter Plan that is an equity compensation plan, defined benefit pension plan or postretirement medical plan. In addition, subject to the terms of the applicable New Charter Plan and legal requirements applicable to such New Charter Plan, New Charter shall use commercially reasonable efforts to (x) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to Continuing Employees under any New Charter Plan that is a welfare benefit plan in which such Continuing Employees may be eligible to participate after the Effective Time and (y) provide each Continuing Employee with credit for any co-payments and deductibles paid during the plan year in which the Effective Time occurs in satisfying any applicable deductible or out-of-pocket requirements under any New Charter Plans that are welfare plans in which such Continuing Employee is eligible to participate after the Effective Time.

(e) For the avoidance of doubt and to the extent required by any Company Plan or Applicable Law, New Charter shall, or shall cause one of its Subsidiaries to, expressly assume such Company Plan and all obligations thereunder.

(f) Upon the request of Parent prior to the Effective Time but after the date the conditions set forth in Article 9 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing) have been satisfied or, to the extent permissible, waived by the party or parties entitled to the benefits of such conditions, effective as of immediately prior to the Effective Time, the Company shall terminate or shall cause the termination of any or all U.S. tax-qualified defined contribution plans provided to current and former employees of the Company and its Subsidiaries, as directed by the Parent and in compliance with Applicable Law.

(g) Parent and the Company shall coordinate in good faith to develop a mutually agreed communications strategy with respect to employees of the Company and its Subsidiaries (the “Employee Communication Strategy”). Except for communications that are substantially in accordance with the Employee Communication Strategy, (i) without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), Parent shall not, and shall cause its Affiliates not to, contact, meet or otherwise communicate with any director, officer or employee of the Company or any of its Subsidiaries, either on an individual or group basis and (ii) Parent shall provide the Company with a reasonable right to comment on and approve (such approval not to be unreasonably withheld, conditioned or delayed) any written communications by the Parent intended for distribution (whether individual or broad-based) to current or former directors, officers or employees of the Company or its Affiliates prior to the Closing regarding the transactions contemplated by this Agreement.

(h) Without limiting the generality of Section 11.06, nothing contained in this Section 7.09, expressed or implied, shall (i) be treated as the establishment, amendment or modification of any Company Plan or New Charter Plan or, subject to compliance with the requirements of Sections 7.09(a) and 7.09(b), constitute a limitation on rights to amend, modify, merge or terminate after the Effective Time any Company Plan or New Charter Plan, (ii) give any current or former employee, director or other independent contractor of the Company and its Subsidiaries (including any beneficiary or dependent thereof), any third-party beneficiary or other rights or (iii) obligate New Charter or any of its Affiliates to (A) maintain any particular Company Plan or New Charter Plan or (B) retain the employment or services of any current or former employee, director or other independent contractor.

Section 7.10 Certain Agreements.

(a) From the date hereof until the Closing or the earlier termination of this Agreement in accordance with its terms, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), none of Parent, New Charter, Merger Subsidiary One, Merger Subsidiary Two, Merger Subsidiary Three or any of their respective Subsidiaries shall enter into, amend, modify or terminate any agreements, arrangements or understandings with Liberty Broadband Corporation, Liberty Interactive Corporation, John Malone or any of their respective Affiliates, in each case, if such amendment, modification or termination would reasonably be expected to (i) have the effect of materially delaying, impairing or impeding the receipt of any regulatory approvals required in connection with the transactions contemplated hereby or the Closing or (ii) have a disproportionately adverse impact on the stockholders of the Company relative to the stockholders of Parent.

(b) From the date hereof until the Closing or the earlier termination of this Agreement in accordance with its terms, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), none of Parent, New Charter, Merger Subsidiary One, Merger Subsidiary Two, Merger Subsidiary Three or any of their respective Subsidiaries shall enter into, amend, modify or terminate any of the material agreements relating to the Bright House Transactions, including the Bright House Contribution Agreement or the Amended Contribution Agreement, in each case, if such amendment, modification or termination would reasonably be expected to have the effect of materially delaying, impairing or impeding the receipt of any regulatory approvals required in connection with the transactions contemplated hereby or the Closing.

Section 7.11 Tax Treatment. Parent shall not, and shall cause its Subsidiaries (including Merger Subsidiary Two) not to, make an election under Treasury Regulations Section 301.7701-3 to treat Merger Subsidiary Two as an association taxable as a corporation or take any other action that would cause Merger Subsidiary Two to be treated as other than a disregarded entity for both state and federal income Tax purposes.

ARTICLE 8

Covenants of Parent and the Company

The parties hereto agree that:

Section 8.01 Consents and Approvals. (a) Subject to the terms and conditions of this Agreement, each of the Company and Parent shall use its reasonable best efforts to take, or cause to be taken, and use their reasonable best efforts to cause their respective Affiliates to take, all actions and to do, or cause to be done, and assist and cooperate with the other in doing, all things necessary, proper or advisable under Applicable Law to consummate and make effective the Mergers and the other transactions contemplated by this Agreement, including (i) preparing and filing as promptly as practicable with any Governmental Authority or other Third Party all documentation to effect all necessary, proper or advisable filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other Third Party that are necessary, proper or advisable to consummate and make effective the Mergers and the other transactions contemplated by this Agreement (whether or not such approvals, consents, registrations, permits, authorizations and other confirmations are conditions to the consummation of the Mergers pursuant to Article 9).

(b) In furtherance and not in limitation of the foregoing, each of Parent and the Company shall make, and not withdraw, as promptly as practicable and in any event within 30 Business Days (or, in the case of the succeeding clauses (iii) and (iv), 60 days) of the date hereof, (i) an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby, (ii) all necessary filings to obtain consents from the FCC (including FCC Form 394 or other appropriate forms) that are required in connection with the Mergers, (iii) all necessary filings to obtain consents from the state regulators and the Franchise authorities that are required in connection with the Mergers and (iv) all other registrations, declarations, notices and filings with Governmental Authorities that are required in connection with the Mergers. Each of the Company and Parent shall use its reasonable best efforts to supply, and use their respective reasonable best efforts to cause their respective Affiliates to supply, as promptly as practicable any additional information and documentary material that may be requested pursuant to the foregoing, and use its reasonable best efforts to take, and use its reasonable best efforts to cause its respective Affiliates to take, all other actions necessary to cause the expiration or termination of the applicable waiting periods regarding the foregoing as soon as practicable.

(c) Parent shall take the lead with respect to (i) the scheduling of, and strategic planning for, any meeting with any Governmental Authority under the HSR Act or any other Applicable Law, (ii) the making of any filings under the HSR Act or any other Applicable Law, (iii) the process for the receipt of any necessary approvals and (iv) the resolution of any investigation or other inquiry of any such Governmental Authority. Without limiting the foregoing sentence, except as prohibited by Applicable Law, each of Parent and the Company shall, and shall use their respective reasonable best efforts to cause their respective Affiliates to (A) to the extent reasonably practicable, consult with each other prior to taking any material substantive position with respect to the filings under the HSR Act or any other Applicable Law in discussions with or filings to be submitted to any Governmental Authority, (B) to the extent reasonably practicable, permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any analyses, presentations, memoranda, briefs, arguments, opinions and proposals to be submitted to any Governmental Authority with respect to filings under the HSR Act or any other Applicable Law, and (C) to the extent reasonably practicable, coordinate with the other in preparing and exchanging such information and promptly provide the other (and its counsel) with copies of all filings, presentations or submissions (and a summary of any oral presentations) made by such party with any Governmental Authority relating to this Agreement or the transactions contemplated hereby under the HSR Act or any other Applicable Law.

(d) Unless prohibited by Applicable Law or by the applicable Governmental Authority, each of the Company and Parent shall, and shall cause their respective Subsidiaries to, and shall use their respective reasonable best efforts to cause its respective Affiliates to, (i) to the extent reasonably practicable, not participate in or attend any meeting, or engage in any substantive conversation with any Governmental Authority in respect of the Mergers (including with respect to any of the actions referred to in Section 8.01(a)) without the other (provided that, subject to Section 8.01(c), either party may participate in or attend any such non-substantive meeting), (ii) to the extent reasonably practicable, give the other reasonable prior notice of any such meeting or conversation and (iii) in the event one party is prohibited by Applicable Law or by the applicable Governmental Authority from participating or attending any such meeting or engaging in any such conversation, keep such party reasonably apprised with respect thereto; provided that, Parent or its representatives may conduct such a meeting or conversation without the Company or its representatives present upon the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed).

(e) Notwithstanding anything in this Agreement to the contrary, the parties hereto understand and agree that “reasonable best efforts” shall require Parent to take any actions and accept any conditions and other remedies to the extent such actions, conditions or other remedies would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the condition (financial or otherwise), business, assets or results of operations of Parent, the Company and their Subsidiaries, taken as a whole (but without taking into account the Bright House Transactions, whether or not consummated) (each such condition, remedy or action that Parent is not required to accept or take under this Section 8.01(e), a “Burdensome Condition”). The Company agrees to work in good faith in connection with Parent’s efforts to obtain the regulatory approvals consistent with this Section 8.01 in a manner that Parent believes in good faith is in the best interests of the combined company and its shareholders. In addition, the Company shall not accept any of the conditions or take any of the foregoing actions (whether or not consistent in scope and magnitude with such prior conditions and actions) without Parent’s prior written consent. Notwithstanding the foregoing, no party shall be required to commit to or effect any action contemplated by this Section 8.01(e) or accept any condition that is not conditioned upon the consummation of the Mergers.

(f) Each of Parent and the Company shall not, and shall cause their respective Subsidiaries and Affiliates not to, (i) take any action that would reasonably be expected to have the effect of materially delaying, impairing or impeding the receipt of any regulatory approvals required in connection with the transactions contemplated hereby or the Closing, or (ii) acquire or agree to acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities (other than securities issued by such party as permitted by Section 6.01 or Section 7.01, as the case may be), properties, interests or business in any transaction or series of related transactions, if such acquisition would (A) require approval of the FCC, or (B) (without the consent of the other, not to be unreasonably withheld, conditioned or delayed) have a value, or involve the payment of consideration, in excess of $350 million; provided, however, that (x) nothing in this Agreement (including the foregoing sentence) shall prohibit Parent or any of its Subsidiaries or Affiliates from consummating the Bright House Transactions and no reasonable actions taken in furtherance of the Bright House Transactions shall be deemed to be a breach of this Agreement (including this Section 8.01) and (y) nothing in this Agreement shall limit the ability of Parent or its Subsidiaries from bidding on or purchasing wireless spectrum to the extent it would not reasonably be expected to have the effect of materially delaying, impairing or impeding the receipt of any regulatory approvals required in connection with the transactions contemplated hereby or the Closing.

(g) Each of the Company and Parent may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 8.01 as information that may be reviewed only by outside counsel. Such materials and the information contained therein shall be given only to the outside counsel of the recipient and, subject to any additional confidentiality or joint defense agreement the parties may mutually propose and enter into, will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (the Company or Parent, as the case may be) or its legal counsel. Notwithstanding anything to the contrary in this Section 8.01, materials provided to the other party or its outside counsel may be redacted (i) to remove references concerning valuation, (ii) as necessary to comply with contractual arrangements and (iii) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.

Section 8.02 Joint Proxy Statement/Prospectus; Registration Statement. (a) As promptly as practicable, the Company, New Charter and Parent shall prepare and file the Joint Proxy Statement/Prospectus and the Registration Statement (in which the Joint Proxy Statement/Prospectus will be included) with the SEC. The Company, New Charter and Parent shall use their reasonable best efforts to cause the Registration Statement to become effective under the 1933 Act as soon after such filing as practicable and to keep the Registration Statement effective as long as is necessary to consummate the Merger. The Joint Proxy Statement/Prospectus shall include, subject to Section 6.03, the Company Board Recommendation and, subject to Section 7.04, the Parent Board Recommendation. The Company and Parent shall cooperate with one another in (x) setting a mutually acceptable date for the Company Stockholder Meeting and the Parent Stockholder Meeting, so as to enable them to occur, to the extent practicable, on the same date and (y) setting the dates for their respective annual meetings of stockholders. The Company and Parent shall use its reasonable best efforts to cause the Joint Proxy Statement/Prospectus to be mailed to its respective stockholders as promptly as practicable after the Registration Statement becomes effective. Each of the Company and Parent shall use its reasonable best efforts to ensure that the Registration Statement and the Joint Proxy Statement/Prospectus comply as to form in all material respects with the rules and regulations promulgated by the SEC under the 1933 Act and the 1934 Act, respectively.

(b) The Company and Parent shall make all necessary filings with respect to the Merger and the transactions contemplated hereby under the 1933 Act and the 1934 Act and applicable state “blue sky” laws and the rules and regulations thereunder.

(c) Each of the Company and Parent shall promptly provide the other parties and their respective counsel with (i) any comments or other communications, whether written or oral, that such party or its counsel may receive from time to time from the SEC or its staff with respect to the Joint Proxy Statement/Prospectus or the Registration Statement, as applicable, promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the response to those comments.

(d) No amendment or supplement to the Joint Proxy Statement/Prospectus or the Registration Statement will be made by Parent or the Company without the approval of the other parties hereto, which approval shall not be unreasonably withheld or delayed; provided that (i) the Company, in connection with a Company Adverse Recommendation Change made in compliance with the terms hereof may amend or supplement the Joint Proxy Statement/Prospectus (including by incorporation by reference) pursuant to an amendment or supplement (including by incorporation by reference) to the extent it contains (A) a Company Adverse Recommendation Change, (B) a statement of the reason of the Company’s Board of Directors for making such Company Adverse Recommendation Change, and (C) additional information reasonably related to the foregoing, and (ii) Parent, in connection with a Parent Adverse Recommendation Change made in compliance with the terms hereof may amend or supplement the Joint Proxy Statement/Prospectus (including by incorporation by reference) pursuant to an amendment or supplement (including by incorporation by reference) to the extent it contains (A) a Parent Adverse Recommendation Change, (B) a statement of the reason of Parent’s Board of Directors for making such Parent Adverse Recommendation Change, and (C) additional information reasonably related to the foregoing. Each party will advise the other parties, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of New Charter Common Stock issuable in connection with the Mergers for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Joint Proxy Statement/Prospectus or the Registration Statement. If, at any time prior to the Effective Time, Parent or the Company discovers any information relating to any party, or any of their respective Affiliates, officers or directors, that should be set forth in an amendment or supplement to the Joint Proxy Statement/Prospectus or the Registration Statement, so that none of those documents would include any misstatement of a material fact or omit to state any material fact necessary to make the statements in any such document, in light of the circumstances under which they were made, not misleading, the party that discovers that information shall promptly notify the other party and an appropriate amendment or supplement describing that information shall be promptly filed with the SEC and, to the extent required by law or regulation, disseminated to the shareholders and stockholders, respectively, of Parent and the Company.

Section 8.03 Public Announcements. (a) Except with respect to any Company Adverse Recommendation Change or a Parent Adverse Recommendation Change made in accordance with this Agreement, or Parent’s or the Company’s (as applicable) response thereto, or any communication made in accordance with Section 6.03 or Section 7.04, the Company and Parent shall, and shall cause their Subsidiaries to, consult with each other before issuing any press release, making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the transactions contemplated by this Agreement and, except for any public statement or press release as may be required by Applicable Law, order of a court of competent jurisdiction or any listing agreement with or rule of any national securities exchange or association, shall not, and shall cause their Subsidiaries not to, issue any such press release, make any such other public statement or schedule any such press conference or conference call before that consultation and providing each other the opportunity to review and comment upon any such press release or public statement; provided, however, that the foregoing shall not apply to any press release or other public statement to the extent it contains substantially the same information as previously communicated by one or more of the parties. The initial press release of the parties announcing the execution of this Agreement shall be a joint press release of Parent and the Company in a form that is mutually agreed.

(b) Except with respect to any Company Adverse Recommendation Change or Parent Adverse Recommendation Change (as applicable) made in accordance with this Agreement, or Parent’s or the Company’s (as applicable) response thereto, or any communication made in accordance with Section 6.03 or Section 7.04 (as applicable), before any Merger Communication of the Company, Parent or any of their respective “participants” (as defined in Rule 165 of the 1933 Act or Item 4 of Schedule 14A of the 1934 Act) is (i) disseminated to any investor, analyst, member of the media, employee, client, customer or other third party or otherwise made accessible on the website of the Company, Parent or any such participant, as applicable (whether in written, video or oral form via webcast, hyperlink or otherwise), or (ii) utilized by any officer, senior manager, key employee or advisor of the Company, Parent or any such participant, as applicable, as a script in discussions or meetings with any such third parties, then, in each case, the Company or Parent, as the case may be, shall (or shall cause any such participant to) cooperate in good faith with respect to any such Merger Communication for purposes of, among other things, determining whether that communication (x) is required to be filed under Rules 165 and 425 of the 1934 Act or (y) constitutes “soliciting material” that is required to be filed by Rule 14a-6(b) or Rule 14a-12(b) of the 1934 Act, as applicable, by the Company, Merger Subsidiary One, Merger Subsidiary Two, Merger Subsidiary Three, New Charter or Parent, as applicable, and shall (or shall cause any such participant to) give reasonable and good faith consideration to any comments made by the other such party or parties and their counsel on any such Merger Communication; provided, however, that the foregoing shall not apply to any Merger Communication that (I) contains substantially the same information as has previously been communicated by such Person or (II) relates to the Bright House Transactions. For purposes of the foregoing, the term “Merger Communication” shall mean, with respect to any Person, any document or other written communication prepared by or on behalf of that Person, or any document or other material or information posted or made accessible on the website of that Person (whether in written, video or oral form via webcast, hyperlink or otherwise), that is related to any of the transactions contemplated by this Agreement and, if reviewed by a relevant stockholder, could reasonably be deemed to constitute either (x) an offer to sell or a solicitation of an offer to buy Parent Class A Common Stock (or New Charter Common Stock) or (y) a “solicitation” of “proxies” (in each case, as defined in Rule 14a-1 of the 1934 Act) in favor of the Company Merger, the Parent Merger or the New Charter Stock Issuance.

Section 8.04 Further Assurances.

(a) At and after the Second Company Merger Effective Time, the officers and directors of New Charter shall be authorized to execute and deliver, in the name and on behalf of the Company or the Company Surviving Corporation, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or the Company Surviving Corporation, any other actions and things to vest, perfect or confirm of record or otherwise in Merger Subsidiary Two any and all right, title and interest in, to and under any of the rights, properties or assets of the Company or the Company Surviving Corporation acquired or to be acquired by Merger Subsidiary Two as a result of, or in connection with, the First Company Merger or the Second Company Merger. At and after the Parent Merger Effective Time, the officers and directors of the Parent Surviving Entity shall be authorized to execute and deliver, in the name and on behalf of Parent or Merger Subsidiary Three, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of Parent or Merger Subsidiary Three, any other actions and things to vest, perfect or confirm of record or otherwise in the Parent Surviving Entity any and all right, title and interest in, to and under any of the rights, properties or assets of Parent acquired or to be acquired by the Parent Surviving Entity as a result of, or in connection with, the Parent Merger. For the avoidance of doubt, nothing in this Agreement is intended to, or shall be construed to, prevent or restrict Parent and its Affiliates entering into and performing to the Amended Contribution Agreement (including consummating the Bright House Transactions), and such entry into and performance thereof shall not be deemed to be a breach of this Agreement.

(b) In the event that there is any new consideration of the application of law or the parties’ organizational documents to the transactions herein provided, the parties hereby agree to discuss in good faith with their respective legal advisors and implement a restructuring of the process to achieve requisite completion in the most expeditious and efficient way practicable.

Section 8.05 Notices of Certain Events. Each of the Company and Parent shall, and shall cause their Subsidiaries to, promptly notify and provide copies to the other of:

(a) any written notice from any Person alleging that the approval or consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(b) any written notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(c) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries or Parent and any of its Subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to any of such party’s representations or warranties, as the case may be, or that are material and relate to the consummation of the transactions contemplated by this Agreement;

provided that the delivery of any notice pursuant to this Section 8.05 shall not affect or be deemed to modify any representation or warranty made by any party hereunder or limit or otherwise affect the remedies available hereunder to the party receiving such notice.

Section 8.06 Access to Information. From the date hereof until the Effective Time and subject to Applicable Law and the Confidentiality Agreement, the Company and Parent shall (i) upon reasonable advance notice, give to the other party, its counsel, financial advisors, auditors and other authorized representatives reasonable access during regular business hours to the offices, properties, books and records of such party (except that neither party shall conduct any environmental sampling or analysis without the advance written consent of the other party, which may be withheld in such other party’s sole discretion, and without executing a customary access and indemnity agreement in respect thereto), (ii) furnish to the other party, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and (iii) instruct its employees, counsel, financial advisors, auditors and other authorized representatives to cooperate with the other party in its investigation; provided, however, that each party may restrict the foregoing access and the disclosure of information pursuant to this Section 8.06 to the extent that (A) in the reasonable good faith judgment of such party, any Applicable Law requires such party or its Subsidiaries to restrict or prohibit access to any such properties or information, (B) in the reasonable good faith judgment of such party, the information is subject to confidentiality obligations to a Third Party or (C) disclosure of any such information or document would result in the loss of attorney-client privilege; provided, further, that with respect to clauses (A) through (C) of this Section 8.06, Parent or the Company, as applicable, shall use its commercially reasonable efforts to (1) obtain the required consent of any such Third Party to provide such access or disclosure, (2) develop an alternative to providing such information so as to address such matters that is reasonably acceptable to Parent and the Company and (3) in the case of clauses (A) and (C), enter into a joint defense agreement or implement such other techniques if the parties determine that doing so would reasonably permit the disclosure of such information without violating Applicable Law or jeopardizing such privilege.

Any investigation pursuant to this Section 8.06 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the other party. No information or knowledge obtained in any investigation pursuant to this Section 8.06 shall affect or be deemed to modify any representation or warranty made by any party hereunder.

Section 8.07 Tax Treatment. (a) Each of Parent, New Charter and the Company shall use its reasonable best efforts to cause (i) the Redemption to be treated as a distribution in redemption of Company Stock subject to the provisions of Section 302(a) of the Code, (ii) the Second Company Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code and (iii) the Parent Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, and shall not take any action reasonably likely to cause the Mergers not so to qualify or be treated. Provided the opinion conditions contained in Sections 9.02(b) and 9.03(b) have been satisfied, each of Parent, New Charter and the Company shall report the Mergers consistent with the Intended Tax Treatment.

(b) Officers of Parent, New Charter, Merger Subsidiary One, Merger Subsidiary Two, Merger Subsidiary Three and the Company shall execute and deliver to Wachtell, Lipton, Rosen & Katz, tax counsel for Parent, and Paul, Weiss, Rifkind, Wharton & Garrison LLP, tax counsel for the Company, Tax Representation Letters. Each of Parent, New Charter, Merger Subsidiary One, Merger Subsidiary Two, Merger Subsidiary Three and the Company shall use its reasonable best efforts not to take or cause to be taken any action that would cause to be untrue (or fail to take or cause to take any action which would cause to be untrue) any of the Tax Representation Letters.

Section 8.08 Section 16 Matters. Prior to the First Company Merger Effective Time and the Second Company Merger Effective Time, each party shall take all such steps as may be required to cause any dispositions of Company Stock or Company Surviving Corporation Stock (including derivative securities with respect to Company Stock or Company Surviving Corporation) or acquisitions of New Charter Common Stock (including derivative securities with respect to New Charter Common Stock) resulting from the transactions contemplated by Article 2 by each individual who is subject to the reporting requirements of Section 16(a) of the 1934 Act with respect to the Company or will become subject to such reporting requirements with respect to New Charter to be exempt under Rule 16b-3 promulgated under the 1934 Act. Prior to the Parent Merger Effective Time, each party shall take all such steps as may be required to cause any dispositions of Parent Class A Common Stock (including derivative securities with respect to Parent Class A Common Stock) or acquisitions of New Charter Common Stock (including derivative securities with respect New Charter Common Stock) resulting from the transactions contemplated by Article 2 by each individual who is subject to the reporting requirements of Section 16(a) of the 1934 Act with respect to Parent or will become subject to such reporting requirements with respect to New Charter to be exempt under Rule 16b-3 promulgated under the 1934 Act.

Section 8.09 Stock Exchange De-listing; 1934 Act Deregistration. Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under Applicable Laws and rules and policies of the NYSE to enable the de-listing of the Company Stock from the NYSE and the deregistration of the Company Stock and other securities of the Company under the 1934 Act as promptly as practicable after the Effective Time, and in any event no more than ten (10) days after the Closing Date.

Section 8.10 Stockholder Litigation. Each party hereto shall promptly notify the other parties hereto in writing of any litigation related to this Agreement, the Mergers or the other transactions contemplated by this Agreement that is brought, or, to the knowledge of the Company or Parent (as applicable), threatened in writing, against the Company or Parent and/or the members of the Board of Directors of the Company or the Board of Directors of Parent, as applicable (any such litigation relating to the Company and/or the executive officers or members of the Board of Directors of the Company, a “Company Transaction Litigation”, and any such litigation relating to Parent and/or the executive officers or members of the Board of Directors of Parent, a “Parent Transaction Litigation”) prior to the Effective Time and shall keep such other party reasonably informed with respect to the status thereof. The Company shall give Parent the opportunity to participate in the defense or settlement of any Company Transaction Litigation, and, except to the extent required by Applicable Law, the Company shall not settle, agree to any undertakings or approve or otherwise agree to any waiver that may be sought in connection with such Company Transaction Litigation, without the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed). Without limiting in any way the parties’ obligations under Section 8.01, each of the Company and Parent shall cooperate, shall cause their respective Subsidiaries, as applicable, to cooperate, and shall use its reasonable best efforts to cause its Representatives to cooperate, in the defense against any litigation contemplated by this Section 8.10.

Section 8.11 Intended Tax Treatment of the Redemption. Subject to any restructuring of the transactions contemplated herein pursuant to Section 2.11, Parent and the Company will cooperate and use their reasonable best efforts to develop procedures (including certification procedures and indemnification of the Exchange Agent) which would allow the Exchange Agent, the Company, the Parent Surviving Entity, the Company Surviving Corporation, Merger Subsidiary One, Merger Subsidiary Two, Merger Subsidiary Three, New Charter and/or Parent, as applicable, to report the Redemption as a distribution in part or full payment in exchange for Company Stock and to pay the Company Cash Consideration without deduction or withholding, in each case with respect to a holder of Company Stock who or that establishes that he, she or it satisfies one of the tests set forth in Section 302(b) of the Code.

Section 8.12 Financing.

(a) Parent shall not agree to or permit any amendment, supplement or other modification to be made to, or any waiver of any provision or remedy under, the Debt Commitment Letter or the definitive agreements relating to the Debt Financing that (i) reduces the aggregate amount of the Debt Financing below an amount, together with the amount of any equity financing (including pursuant to the Equity Purchase), required to pay the Required Payment Amount or (ii) (A) imposes new or additional conditions precedent or other terms to the Debt Financing or (B) otherwise adversely expands, amends or modifies any of the conditions precedent to the Debt Financing, or otherwise expand, amends or modifies any other provision of the Debt Commitment Letter, in the case of clauses (A) and (B), in a manner that would reasonably be expected to (x) prevent, impede or materially delay, the ability of Parent to consummate the Closing, (y) make the timely funding of the Debt Financing (or the satisfaction of the conditions to obtaining the Debt Financing) materially less likely to occur in any respect or (z) adversely impact the ability of Parent to enforce its rights against the other parties to the Debt Commitment Letter or the definitive agreements with respect thereto.

(b) Prior to the Effective Time, the Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to, at Parent’s sole cost and expense, provide to Parent such cooperation in connection with the Debt Financing (which, for purposes of this Section 8.11(b), shall also include any other financing efforts of Parent), as may be reasonably requested by Parent or its Representatives (unless such cooperation unreasonably interferes with the business operations of the Company and its Subsidiaries), including:

(i) furnishing such financial statements and other financial data and other information relating to the Company and its Subsidiaries and requested by Parent or its Representatives as may be reasonably necessary or advisable to consummate the Debt Financing, including financial statements, financial data, projections, audit reports and other information (x) of the type and form required by Regulation S-X and Regulation S-K promulgated under the 1933 Act for a registered public offering of debt securities on Form S-1, (y) of the type and form customarily included in private placements of debt securities under Rule 144A of the 1933 Act, or (z) as otherwise reasonably required in connection with the Debt Financing or as otherwise necessary in order to assist in receiving customary “comfort” (including “negative reassurance” comfort) from independent accountants in connection with offering(s) of debt securities in connection with the Debt Financing; provided that the Company’s sole obligation with respect to the preparation of any pro forma financial information and financial statements for inclusion in any confidential information memorandum, prospectus, offering memorandum or other marketing and syndication materials shall be as set forth in clause (ix) of this Section 8.12(b);

(ii) using commercially reasonable efforts to cause its independent accountants to cooperate with the Financing Sources consistent with their customary practice and obtain customary accountants’ “comfort letters” (including customary “negative assurances”) and customary consents to the inclusion of audit reports in connection with the Debt Financing;

(iii) providing information related to the Company and its Subsidiaries reasonably necessary to assist Parent in the preparation of one or more confidential information memoranda, prospectuses, offering memoranda and other marketing and syndication materials reasonably requested by Parent or any of its Affiliates;

(iv) providing the reasonable use by Parent and its Affiliates of the Company’s and its Subsidiaries’ logos for syndication and underwriting, as applicable, of financing (subject to advance review of and consultation with respect to such use); provided that such logos are used solely in a manner that is reasonable and customary for such purposes and that is not intended to or reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries or any of their respective products, services, offering or intellectual property rights;

(v) participating in a reasonable and limited number of meetings, presentations and road shows with prospective lenders and investors and in drafting sessions and due diligence sessions, as applicable;

(vi) facilitating the pledging of, and granting, recording and perfection of security interests in share certificates, securities and other collateral as reasonably requested by Parent, including executing and delivering any pledge and security documents, other definitive financing documents, or other certificates or documents as may be reasonably requested by Parent (including a certificate of the chief financial officer of the Company or one or more of its Subsidiaries with respect to solvency matters), and obtaining surveys and title insurance as reasonably requested by Parent;

(vii) providing information reasonably necessary to assist Parent in its preparation of material relating to the Company and its Subsidiaries for rating agency presentations;

(viii) providing at least three Business Days prior to the Closing all documentation and other information about the Company and its Subsidiaries as is required by applicable “know your customer” and anti-money laundering rules and regulations including the USA PATRIOT Act to the extent requested by the Financing Sources at least ten Business Days prior to the anticipated Closing;

(ix) providing information reasonably necessary to assist Parent with the preparation of pro forma financial information and financial statements to the extent required by SEC rules and regulations or necessary or reasonably required by the Financing Sources to be included in any offering documents; and

(x) obtaining customary payoff letters in connection with repayment of existing indebtedness of the Company and its Subsidiaries reasonably requested by Parent;

provided that (1) neither the Company nor any of its Subsidiaries nor any of their respective Affiliates or Representatives shall be required to (A) pay any commitment or other fees, in each case, in connection with the Debt Financing, (B) give any indemnities in connection with the Debt Financing, (C) take any action that, in the good faith determination of the Company, would unreasonably interfere with the conduct of the business or the Company and its Subsidiaries or create an unreasonable risk of damage or destruction to any property or assets of the Company or any of its Subsidiaries, (D) provide any information the disclosure of which is prohibited or restricted under Applicable Law or subject to legal privilege, (E) take any action that will conflict with or violate its organizational documents or any Applicable Law or would result in a violation or breach of, or default under, any agreement to which the Company or any of its Subsidiaries is a party or (F) execute any agreement, certificate, document or instrument pursuant to this Section 8.12(b) with respect to the Debt Financing that is not contingent on the Closing, (2) the effectiveness of any definitive documentation delivered pursuant to this Section 8.12(b) executed by the Company or any of its Subsidiaries with respect thereto, and the attachment of any Lien, shall be subject to the consummation of the Closing and the occurrence of the Effective Time, (3) no director, officer or employee of the Company or any Subsidiary of the Company shall be required to execute any agreement, certificate, document or instrument pursuant to this Section 8.12(b) with respect to the Debt Financing, (4) no officer or other Representative of the Company or any of its Subsidiaries that will not continue employment with New Charter or one of its Subsidiaries following the Closing shall be required to deliver any certificate or opinion or take any other action pursuant to this Section 8.12(b) other provisions of this Agreement and (5) the members of the Board of Directors of the Company or any of its Subsidiaries as of immediately prior to the Effective Time shall not be required to approve any Debt Financing or definitive documents related thereto.

(c) Parent will promptly reimburse the Company for all reasonable and documented out-of-pocket costs and expenses (including legal fees and expenses) incurred by the Company and its Subsidiaries in complying with their respective covenants pursuant to Section 8.12(b) or otherwise in connection with the Debt Financing. Parent shall indemnify, defend and hold harmless the Company and its Subsidiaries, and each of their respective directors, officers, employees, agents and other Representatives from and against any and all losses, damages, claims, interest, costs, expenses, awards, judgments, penalties and amounts paid in settlement suffered or incurred, directly or indirectly, in connection with the Debt Financing other than with respect to any information provided or prepared by the Company or its Subsidiaries in connection therewith if such loss, damage or other amount is found by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Company or any of its Subsidiaries. Notwithstanding anything herein to the contrary, Parent hereby acknowledges and agrees that the condition set forth in Section 9.02(a)(i) of this Agreement, as it applies to the Company’s obligations under Section 8.12(b), shall be deemed satisfied unless the Debt Financing has not been obtained primarily as a result of the Company’s Willful Breach of its obligations under Section 8.12(b). Notwithstanding anything contained in this Agreement to the contrary, each of Parent, New Charter, Merger Sub One and Merger Sub Two acknowledges and agrees that the Closing is not conditioned upon Parent obtaining any financing.

ARTICLE 9

Conditions to the Merger

Section 9.01 Conditions to the Obligations of Each Party. The obligations of the Company, Parent, New Charter, Merger Subsidiary One, Merger Subsidiary Two and Merger Subsidiary Three to effect the Closing are subject to the satisfaction or waiver of the following conditions as of immediately prior to the Closing:

(a) each of the Company Stockholder Approval and the Parent Stockholder Approval shall have been obtained in accordance with Delaware Law;

(b) any applicable waiting period (or extensions thereof) under the HSR Act relating to the transactions contemplated by this Agreement shall have expired or been terminated (solely with respect to the obligations of Parent, New Charter, Merger Subsidiary One, Merger Subsidiary Two and Merger Subsidiary Three, without the imposition of any Burdensome Condition);

(c) (i) the FCC Order and (ii) all other filings, consents and approvals of (or filings or registrations with) any Governmental Authority required in connection with the execution, delivery and performance of this Agreement and set forth on Section 9.01(c) of the Company Disclosure Schedule shall have been obtained or made and shall be in full force and effect, and any applicable waiting periods in respect thereof shall have expired or been terminated (solely with respect to the obligations of Parent, New Charter, Merger Subsidiary One, Merger Subsidiary Two and Merger Subsidiary Three, in each case of clauses (i) and (ii), without the imposition of any Burdensome Condition);

(d) except for the matters that are the subject of Section 9.01(b) or Section 9.01(c), (i) (x) there shall not have been enacted or promulgated after the date hereof any Applicable Law of any Governmental Authority of competent jurisdiction in a jurisdiction in which any of the Company, Parent or their respective Subsidiaries has substantial operations and (y) there shall not be in effect any order of any Governmental Authority of competent jurisdiction, in each case of clauses (x) and (y), that (A) imposes a Burdensome Condition or (B) that prohibits the consummation of the Mergers and the violation of which would result in criminal liability and (ii) there shall not be in effect any injunction (whether temporary, preliminary or permanent) by any Governmental Authority of competent jurisdiction that imposes a Burdensome Condition or prohibits the consummation of the Mergers;

(e) the Registration Statement shall have been declared effective and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for such purpose shall be pending before the SEC; and

(f) the shares of New Charter Common Stock to be issued in the Mergers shall have been approved for listing on the NASDAQ, subject to official notice of issuance.

Section 9.02 Conditions to the Obligations of Parent, New Charter, Merger Subsidiary One, Merger Subsidiary Two and Merger Subsidiary Three. The obligations of Parent, New Charter, Merger Subsidiary One, Merger Subsidiary Two and Merger Subsidiary Three to effect the Closing are subject to the satisfaction or waiver of the following further conditions as of immediately prior to the Closing:

(a) (i) the Company shall have performed in all material respects all of its material obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) (A) the representations and warranties of the Company contained in Sections 4.01, 4.02, 4.04(i), the first sentence and the last two sentences of Section 4.05(a) and the last sentence of Section 4.05(b) and Sections 4.10(a)(ii), 4.23, 4.24 and 4.25 that are not qualified by materiality or Company Material Adverse Effect shall be true and correct in all material respects and any such representations and warranties that are qualified by materiality or Company Material Adverse Effect shall be true and correct at and as of the date of this Agreement and at and as of the Effective Time as if made at and as of such time (other than any such representations and warranties that by their terms address matters only at and as of another specified time, which shall be true and correct in all material respects or true and correct, as the case may be, only at and as of such time), (B) the representations and warranties of the Company contained in Section 4.05 (other than the first sentence and the last two sentences of Section 4.05(a) and the last sentence of Section 4.05(b)) shall be true and correct, subject only to de minimis exceptions, at and as of the date of this Agreement and at and as of the Effective Time as if made at and as of such time (other than any such representations and warranties that by their terms address matters only at and as of another specified time, which shall be true and correct, subject only to de minimis exceptions, only at and as of such time), and (C) all other representations and warranties of the Company contained in this Agreement or in any certificate or other writing delivered by the Company pursuant hereto shall be true and correct (disregarding all materiality and Company Material Adverse Effect qualifications contained therein) at and as of the date of this Agreement and at and as of the Effective Time as if made at and as of such time (other than any such representations and warranties that by their terms address matters only as of another specified time, which shall be true and correct (disregarding all materiality and Company Material Adverse Effect qualifications contained therein) only at and as of such time), with, in the case of this clause (C) only, only such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and (iii) Parent shall have received a certificate signed by an executive officer of the Company to the foregoing effect and certifying that the condition set forth in Section 9.02(c) has been satisfied;

(b) Parent shall have received the opinion of Wachtell, Lipton, Rosen & Katz, counsel to Parent, in form and substance reasonably satisfactory to Parent, dated the Closing Date, rendered on the basis of facts, representations and assumptions set forth in such opinion and the certificates obtained from officers of Parent, New Charter, Merger Subsidiary One, Merger

Subsidiary Two, Merger Subsidiary Three and the Company, all of which are consistent with the state of facts existing as of the Parent Merger Effective Time, the First Company Merger Effective Time and the Second Company Merger Effective Time, to the effect that (i) the Second Company Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, and (ii) the Parent Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, which opinion shall not have been withdrawn or modified in any material respect. In rendering the opinion described in this Section 9.02(b), Wachtell, Lipton, Rosen & Katz shall have received and may rely upon the Tax Representation Letters referred to in Section 8.07(b); and

(c) since the date hereof, there shall not have occurred and be continuing any event, occurrence, development or state of circumstances or facts which, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

Section 9.03 Conditions to the Obligations of the Company. The obligations of the Company to effect the Closing are subject to the satisfaction or waiver of the following further conditions as of immediately prior to the Closing:

(a) (i) each of Parent, New Charter, Merger Subsidiary One, Merger Subsidiary Two and Merger Subsidiary Three shall have performed in all material respects all of its material obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) (A) the representations and warranties of Parent contained in Sections 5.01, 5.02, 5.04(a), the first sentence and the last three sentences of Section 5.05(a), the last sentence of Section 5.05(b), Sections 5.10(b), 5.19 and 5.20, and that are not qualified by materiality or Parent Material Adverse Effect shall be true and correct in all material respects and any such representations and warranties that are qualified by materiality or Parent Material Adverse Effect shall be true and correct at and as of the date of this Agreement and at and as of the Effective Time as if made at and as of such time (other than any such representations and warranties that by their terms address matters only at and as of another specified time, which shall be true and correct in all material respects or true and correct, as the case may be, only at and as of such time), (B) the representations and warranties of Parent contained in Section 5.05 (other than the first sentence and the last three sentences of Section 5.05(a) and the last sentence of Section 5.05(b)) shall be true and correct, subject only to de minimis exceptions, at and as of the date of this Agreement and at and as of the Effective Time as if made at and as of such time (other than any such representations and warranties that by their terms address matters only at and as of another specified time, which shall be true and correct, subject only to de minimis exceptions, only at and as of such time), and (C) all other representations and warranties of Parent, New Charter, Merger Subsidiary One, Merger Subsidiary Two and Merger Subsidiary Three contained in this Agreement or in any certificate or other writing delivered by Parent, New Charter, Merger Subsidiary One, Merger Subsidiary Two or Merger Subsidiary Three pursuant hereto shall be true and correct (disregarding all materiality and Parent Material Adverse Effect qualifications contained therein) at and as of the date of this Agreement and at and as of the Effective Time as if made at and as of such time (other than any such representations and warranties that by their terms address matters only as of another specified time, which shall be true and correct (disregarding all materiality and Parent Material Adverse Effect qualifications contained therein) only at and as of such time), with, in the case of this clause (C) only, only such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect; and (iii) the Company shall have received a certificate signed by an executive officer of Parent to the foregoing effect and certifying that the condition set forth in Section 9.03(c) has been satisfied;

(b) the Company shall have received the opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP, counsel to the Company, in form and substance reasonably satisfactory to the Company, dated the Closing Date, rendered on the basis of facts, representations and assumptions set forth in such opinion and the certificates obtained from officers of Parent, New Charter, Merger Subsidiary One, Merger Subsidiary Two, Merger Subsidiary Three and the Company, all of which are consistent with the state of facts existing as of the First Company Merger Effective Time, to the effect that the Second Company Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, which opinion shall not have been withdrawn or modified in any material respect. In rendering the opinion described in this Section 9.03(b), Paul, Weiss, Rifkind, Wharton & Garrison LLP shall have received and may rely upon the Tax Representation Letters referred to in Section 8.07(b); and

(c) since the date hereof, there shall not have occurred and be continuing any event, occurrence, development or state of circumstances or facts which, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

ARTICLE 10

Termination

Section 10.01 Termination. This Agreement may be terminated and the Mergers may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of any party hereto):

(a) by mutual written agreement of the Company and Parent;

(b) by either the Company or Parent, if:

(i) if the Mergers are not consummated on or before May 23, 2016 (the “End Date”); provided, however, that, if on such date any of the conditions set forth in Section 9.01(b), Section 9.01(c) and Section 9.01(d) (solely on account of a temporary or preliminary order or injunction) are not satisfied, but all other conditions set forth in Article 9 shall have been satisfied (other than those conditions that have been waived by the Company and Parent, if and to the extent that such waiver is permitted by Applicable Law, and other than those conditions that by their nature can only be satisfied by action to be taken at or immediately prior to the Closing), then either the Company or Parent shall have the right, in its sole discretion, to extend the End Date by written notice to the other party for a period of six (6) months, in which case the End Date shall be November 23, 2016; provided, further, that starting 30 days prior to the anticipated End Date (as extended, if applicable), the parties shall discuss the status of efforts to obtain regulatory approvals, the parties’ respective business plans and whether to further extend the End Date; provided, further, that the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Mergers to be consummated on or before the End Date (as extended, if applicable);

(ii) there shall (A) (x) have been enacted or promulgated after the date hereof any Applicable Law of any Governmental Authority of competent jurisdiction in which any of the Company, Parent or their respective Subsidiaries has substantial operations or (y) be in effect any order of any Governmental Authority of competent jurisdiction, in each case of clauses (x) and (y), that (1) imposes a Burdensome Condition or (2) that prohibits the consummation of the Mergers and the violation of which would result in criminal liability or (B) be in effect any injunction by any Governmental Authority of competent jurisdiction that (1) imposes a Burdensome Condition or (2) prohibits the consummation of the Mergers, in each case of clauses (A) and (B), that shall have become final and nonappealable; provided that the right to terminate this Agreement pursuant to this Section 10.01(b)(ii) shall not be available to any party whose breach of any provision of this Agreement results in such Applicable Law being in effect; or

(iii) (A) at the Parent Stockholder Meeting (including any adjournment or postponement thereof), the Parent Stockholder Approval shall not have been obtained, or (B) at the Company Stockholder Meeting (including any adjournment or postponement thereof), the Company Stockholder Approval shall not have been obtained.

(c) by Parent, if:

(i) (A) the Company’s Board of Directors shall have made a Company Adverse Recommendation Change or (B) the Company’s Board of Directors shall have failed to reaffirm the Company Board Recommendation as promptly as practicable (but in any event within ten Business Days) after receipt of any written request to do so from Parent following the public announcement of any Company Acquisition Proposal (provided that Parent shall only make such request once with respect to any Company Acquisition Proposal or any material amendment thereto); provided that Parent shall no longer be entitled to terminate this Agreement pursuant to this Section 10.01(c)(i) at any time after the Company Stockholder Approval shall have been obtained;

(ii) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would cause the condition set forth in Section 9.02(a) not to be satisfied, and such breach is not cured within 30 days’ notice thereof or is incapable of being cured within such time period, but only so long as Parent, New Charter, Merger Subsidiary One, Merger Subsidiary Two or Merger Subsidiary Three are not then in breach of their respective representations, warranties, covenants or agreements contained in this Agreement, which breach would cause the condition set forth in Section 9.03(a) not to be satisfied; or

(iii) prior to the Company Stockholder Approval having been obtained, an intentional and material breach of (A) Section 6.03 that is authorized or permitted by the Company and that results in a Third Party making a Company Acquisition Proposal that is reasonably likely to materially interfere with or delay consummation of the Mergers or (B) the first sentence of Section 6.02 (taking into account the right of the Company to postpone the Company Stockholder Meeting in accordance with Section 6.02) shall have occurred.

(d) by the Company, if:

(i) (A) Parent’s Board of Directors shall have made a Parent Adverse Recommendation Change or (B) Parent’s Board of Directors shall have failed to reaffirm the Parent Board Recommendation as promptly as practicable (but in any event within ten Business Days) after receipt of any written request to do so from the Company following the public announcement of any Parent Acquisition Proposal (provided that the Company shall only make such request once with respect to any Parent Acquisition Proposal or any material amendment thereto); provided that the Company shall no longer be entitled to terminate this Agreement pursuant to this Section 10.01(d)(i) at any time after the Parent Stockholder Approval shall have been obtained;

(ii) prior to the Parent Stockholder Approval having been obtained, an intentional and material breach of (A) Section 7.04 that is authorized or permitted by Parent and that results in a Third Party making a Parent Acquisition Proposal that is reasonably likely to materially interfere with or delay consummation of the Mergers or (B) the first sentence of Section 7.03 (taking into account the right of Parent to postpone the Parent Stockholder Meeting in accordance with Section 7.03) shall have occurred; or

(iii) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Parent, New Charter, Merger Subsidiary One, Merger Subsidiary Two or Merger Subsidiary Three set forth in this Agreement shall have occurred that would cause the condition set forth in Section 9.03(a) not to be satisfied, and such breach is not cured within 30 days’ notice thereof of is incapable of being cured within such time period, but only so long as the Company is not then in breach of its representations, warranties, covenants or agreements contained in this Agreement, which breach would cause the condition set forth in Section 9.02(a) not to be satisfied.

The party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give written notice of such termination at least two Business Days prior to such termination to the other party specifying the provision of this Agreement pursuant to which such termination is effected.

Section 10.02 Effect of Termination. (a) Except as expressly provided in this Section 10.02, if this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party hereto; provided that, if such termination shall result from Willful Breach by any party hereto of any of its respective representations, warranties, covenants or agreements herein, such party shall be fully liable for any and all liabilities and damages incurred or suffered by any other party as a result of such failure, which the parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs, and may include to the extent proven the benefit of the bargain lost by a party’s stockholders (taking into consideration relevant matters, including other combination opportunities and the time value of money), which shall be deemed in such event to be damages of such party. The provisions of Section 6.06, Section 8.12(c), this Section 10.02 and Article 11 shall survive any termination hereof pursuant to Section 10.01.

(b) If the Company terminates this Agreement pursuant to Section 10.01(d)(i), or Section 10.01(d)(ii), then Parent shall within two Business Days following the delivery of the termination notice, pay or cause to be paid to the Company an amount equal to one billion dollars ($1,000,000,000) by wire transfer of immediately available funds (the “Parent Termination Fee”).

(c) If (i) prior to the termination of this Agreement (but after the date hereof), a Parent Acquisition Proposal shall have become publicly known, (ii) this Agreement is terminated pursuant to Section 10.01(b)(iii)(A) or Section 10.01(d)(iii), and (iii) within 12 months following such termination, Parent enters into a definitive agreement to consummate such Parent Acquisition Proposal or such Parent Acquisition Proposal is consummated, within two business days after the date any such event Parent shall pay or cause to be paid to the Company the Parent Termination Fee by wire transfer of immediately available funds. Solely for purposes of this Section 10.02(c), the term “Parent Acquisition Proposal” shall have the meaning assigned to such term in Section 1.01, except that all references to “25%” therein shall be deemed to be references to “50%”.

(d) If Parent or the Company terminates this Agreement pursuant to Section 10.01(b)(i) or Section 10.01(b)(ii) and, at the time of such termination (i) any of the conditions set forth in Sections 9.01(b) and 9.01(c)(i) shall not have been satisfied and (ii) all of the conditions to the Closing set forth in Sections 9.01 and 9.02 shall have been satisfied (other than (x) any of the conditions set forth in Sections 9.01(b), 9.01(c) or 9.01(d), (y) conditions that by their nature are to be satisfied at the Closing but which conditions would in the case of this clause (y) be satisfied if the Closing occurred on the date of termination and (z) if the Parent Stockholder Meeting or the Company Stockholder Meeting, as applicable, has not occurred, Section 9.01(a)), then Parent shall within two Business Days following the delivery of the termination notice from the Company (or, in the case of a Parent termination, within two Business Days following the delivery of the notice from the Company invoking this Section 10.02(d)), which notice shall also certify that the conditions set forth in Sections 9.01 and Section 9.02 have been satisfied (other than (x) any of the conditions set forth in Sections 9.01(b), 9.01(c) or 9.01(d), (y) conditions that by their nature are to be satisfied at the Closing but which conditions would in the case of this clause (y) be satisfied if the Closing occurred on the date of termination and (z) if the Parent Stockholder Meeting or the Company Stockholder Meeting, as applicable, has not occurred, Section 9.01(a)), pay or cause to be paid to the Company two billion dollars ($2,000,000,000) by wire transfer of immediately available funds (the “Parent Regulatory Termination Fee”); provided, that, notwithstanding the foregoing, (x) the Parent Regulatory Termination Fee shall not be payable if (A) the Company terminates this Agreement pursuant to clause (1) of Section 10.01(b)(ii)(A) or clause (1) of Section 10.01(b)(ii)(B), and (y) if (A) Parent or the Company terminates this Agreement pursuant to Section 10.01(b)(ii) under circumstances in which the Parent Regulatory Termination Fee is payable in accordance with this Section 10.02(d) (after taking the immediately preceding clause (x) of this proviso into account) and (B) at the time of such termination, the conditions set forth in both Section 9.01(b) and Section 9.01(c)(i) have been satisfied, then the “Parent Regulatory Termination Fee” shall be an amount equal to one billion dollars ($1,000,000,000).

(e) If Parent terminates this Agreement pursuant to Section 10.01(c)(i) or Section 10.01(c)(iii), then the Company shall within two Business Days following the delivery of the termination notice, pay or cause to be paid to Parent an amount equal to two billion dollars ($2,000,000,000) by wire transfer of immediately available funds (the “Company Termination Fee”).

(f) If (i) prior to the termination of this Agreement (but after the date hereof), a Company Acquisition Proposal shall have become publicly known, (ii) this Agreement is terminated pursuant to Section 10.01(b)(iii)(B) or Section 10.01(c)(ii), and (iii) within 12 months following such termination, the Company enters into a definitive agreement to consummate such Company Acquisition Proposal or such Company Acquisition Proposal is consummated, within two business days after the date any such event the Company shall pay or cause to be paid to Parent the Company Termination Fee by wire transfer of immediately available funds. Solely purposes of this Section 10.02(f), the term “Company Acquisition Proposal” shall have the meaning assigned to such term in Section 1.01, except that all references to “25%” therein shall be deemed to be references to “50%”.

(g) Each of the parties acknowledges that the agreements contained in this Section 10.02 are an integral part of the transactions contemplated by this Agreement and that (i) the Company Termination Fee is not a penalty, but rather is a reasonable amount that will compensate Parent, New Charter and Merger Subsidiary One, Merger Subsidiary Two and Merger Subsidiary Three in the circumstances in which the Company Termination Fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Mergers, which amount would otherwise be impossible to calculate with precision, and (ii) neither the Parent Termination Fee nor the Parent Regulatory Termination Fee is a penalty, but rather is a reasonable amount that will compensate the Company in the circumstances in which the Parent Termination Fee or the Parent Regulatory Termination Fee (as applicable) is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Mergers, which amount would otherwise be impossible to calculate with precision.

(h) Notwithstanding anything to the contrary in this Agreement, if this Agreement is terminated in accordance with its terms and such termination gives rise to the obligation of Parent to pay the Parent Termination Fee or the Parent Regulatory Termination Fee and Parent shall have paid the Parent Termination Fee or the Parent Regulatory Termination Fee, as applicable, pursuant to this Section 10.02, the sole and exclusive remedy of the Company and its Subsidiaries and their respective officers, directors and Affiliates (collectively, the “Company Related Parties”) against Parent and its Subsidiaries and their respective officers, directors and Affiliates and any Financing Source, together with each Financing Source’s Affiliates, and their respective officers, directors, employees, equityholders, partners, controlling parties, advisors, agents and representatives, and their respective successors and assigns (collectively, the “Financing Related Parties”) for any demands, claims, actions or causes of action, assessments, losses, damages, liabilities, diminution in value, costs and expenses, including interest, penalties and reasonable attorneys’ fees and expenses, in each case on a basis net of any actual benefit resulting from, arising out of, or incurred in connection with, this Agreement (including termination thereof) or any transactions ancillary hereto shall be the Parent Termination Fee or the Parent Regulatory Termination Fee (whichever is payable first), and following such payment no Person shall have any rights or claims against Parent and its Subsidiaries and their respective officers, directors and Affiliates and any Financing Related Party under this Agreement, whether at law or equity, in contract, in tort or otherwise, and none of Parent and its Subsidiaries and their respective officers, directors and Affiliates and any Financing Related Party shall have any further liability or obligation resulting from, arising out of, or incurred in connection with, this Agreement. For the avoidance of doubt, only one of the Parent Termination Fee or the Parent Regulatory Termination Fee shall be payable and such fee shall be payable only once and not in duplication even though the Parent Termination Fee or the Parent Regulatory Termination Fee may be payable under one or more provisions hereof.

(i) Notwithstanding anything to the contrary in this Agreement, if this Agreement is terminated in accordance with its terms and such termination gives rise to the obligation of the Company to pay the Company Termination Fee and the Company shall have paid the Company Termination Fee pursuant to this Section 10.02, the sole and exclusive remedy of Parent and its Subsidiaries and their respective officers, directors and Affiliates against the Company and its Subsidiaries and their respective officers, directors and Affiliates for any demands, claims, actions or causes of action, assessments, losses, damages, liabilities, diminution in value, costs and expenses, including interest, penalties and reasonable attorneys’ fees and expenses, in each case on a basis net of any actual benefit resulting from, arising out of, or incurred in connection with, this Agreement (including termination thereof) or any transactions ancillary hereto shall be the Company Termination Fee, and following such payment no Person shall have any rights or claims against the Company and its Subsidiaries and their respective officers, directors and Affiliates under this Agreement, whether at law or equity, in contract, in tort or otherwise, and none of the Company and its Subsidiaries and their respective officers, directors and Affiliates shall have any further liability or obligation resulting from, arising out of, or incurred in connection with, this Agreement. For the avoidance of doubt, the Company Termination Fee shall be payable only once and not in duplication even though the Company Termination Fee may be payable under one or more provisions hereof.

ARTICLE 11

Miscellaneous

Section 11.01 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

if to Parent, New Charter, Merger Subsidiary One, Merger Subsidiary Two or Merger Subsidiary Three, to:

Charter Communications, Inc.

400 Atlantic Street

Stamford, CT 06901

Attention:             Richard R. Dykhouse

Facsimile No.:     (203) 564-1377

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention:         Steven A. Cohen

        DongJu Song

Facsimile No.:  (212) 203-2000

if to the Company, to:

Time Warner Cable Inc.

60 Columbus Circle

New York, New York 10023

Attention: General Counsel

Facsimile No.: (212) 364-8459

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019-6064

Attention:         Robert B. Schumer

        Ariel J. Deckelbaum

        Ross A. Fieldston

Facsimile No.:  (212) 757-3990

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

Section 11.02 Survival of Representations and Warranties. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time. This Section 11.02 shall not limit Section 10.02 or any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

Section 11.03 Amendments and Waivers. (a) Any provision of this Agreement (including any Schedule hereto) may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that (i) after the Company Stockholder Approval has been obtained there shall be no amendment or waiver that would require the further approval of the stockholders of the Company under Applicable Law without such approval having first been obtained and

(ii) after the Parent Stockholder Approval has been obtained there shall be no amendment or waiver that would require the further approval of the stockholders of Parent under Applicable Law without such approval having first been obtained.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 11.04 Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense. Notwithstanding the foregoing, Parent and the Company each shall pay 50% of (a) any and all filing fees due in connection with the filings required by or under the HSR Act or any other Competition Laws and (b) any and all filing fees and printing and mailing costs for the Joint Proxy Statement/Prospectus.

Section 11.05 Disclosure Schedule and SEC Document References. (a) The parties hereto agree that any reference in a particular Section of either the Company Disclosure Schedule or the Parent Disclosure Schedule shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties (or covenants, as applicable) of the relevant party that are contained in the corresponding Section of this Agreement and (ii) any other representations and warranties of such party that is contained in this Agreement (regardless of the absence of an express reference or cross reference thereto), but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties would be reasonably apparent.

(b) The parties hereto agree that any information contained in any part of any Specified Company SEC Document or Specified Parent SEC Document shall only be deemed to be an exception to (or a disclosure for purposes of) the applicable party’s representations and warranties if the relevance of that information as an exception to (or a disclosure for purposes of) such representations and warranties would be reasonably apparent; provided that, except for any specific factual information contained therein, in no event shall any information contained in any part of any Specified Company SEC Document or Specified Parent SEC Document entitled “Risk Factors” (or words of similar import) or containing a description or explanation of “Forward-Looking Statements” be deemed to be an exception to (or a disclosure for purposes of) any representations and warranties of any party contained in this Agreement.

Section 11.06 Binding Effect; Benefit; Assignment. (a) The provisions of this Agreement shall be binding upon and, except as provided in Section 7.07, shall inure to the benefit of the parties hereto and their respective successors and assigns. This Agreement is not intended to confer upon any Person other than the parties any rights or remedies, other than (i) as specifically provided in Section 7.07 and Section 10.02 (including, in the case of the Financing Related Parties, in Section 10.02(h)), Section 11.07, Section 11.08, Section 11.09 and this Section 11.06 and (ii) the right of the Company, on behalf of its stockholders, to pursue damages and other relief, including equitable relief, in the event of Parent’s or Merger Subsidiary’s Willful Breach in accordance with Section 10.02(a); provided, however, that the rights granted pursuant to clause (ii) above shall be enforceable on behalf of holders of Company Stock only by the Company in its sole and absolute discretion.

(b) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Parent or Merger Subsidiary may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to (i) one or more of their Affiliates at any time and (ii) after the Effective Time, to any Person; provided that such transfer or assignment shall not relieve Parent or Merger Subsidiary of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to Parent or Merger Subsidiary and, provided, further, that either party may assign its rights under this Agreement as collateral to any lender (or agent or trustee therefor) in connection with any bona fide financing arrangement permitted under this Agreement, including in the case of Parent, the Financing.

Section 11.07 Governing Law.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

(b) Notwithstanding anything herein to the contrary, (i) the Company (on behalf of itself and each Company Related Person) and each of the other parties hereto agrees that any claim, controversy or dispute arising of any kind or nature (including, without limitation, any claims sounding in contract law, tort law or otherwise) against a Financing Related Party that is in any way related to this Agreement or any of the transactions contemplated hereby, including any dispute arising out of or relating in any way to the Financing shall be governed by, and construed in accordance with, the laws of the State of New York without regard to conflict of law principles (other than Sections 5-1401 and 5-1402 of the New York General Obligations Law); provided, however, that (x) the interpretation of the definition of “Company Material Adverse Effect” (and whether or not a Company Material Adverse Effect has occurred) and (y) the determination of whether the transactions contemplated hereby have been consummated in accordance with the terms of this Agreement shall, in each case, be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Section 11.08 Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.01 shall be deemed effective service of process on such party. The parties hereto further agree that New York State or United States federal courts sitting in the borough of Manhattan, City of New York (and the appropriate appellate courts therefrom) shall have exclusive jurisdiction over any action (whether at Law or at equity and whether brought by any party hereto or any other Person) brought against any Financing Related Party in connection with the Financing.

Section 11.09 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR IN ANY ACTION RELATING TO THE FINANCING OR INVOLVING ANY FINANCING RELATED PARTY.

Section 11.10 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Electronic or facsimile signatures shall be deemed to be original signatures.

Section 11.11 Entire Agreement. This Agreement, the Confidentiality Agreement, the Voting Agreement and the exhibits, schedules and annexes hereto constitute the entire agreement between the parties with respect to their subject matter and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to that subject matter.

Section 11.12 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void, unenforceable or contrary to law, it is the parties’ intent that the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect, shall be enforced in full as reflecting the bargain of the parties and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.13 Specific Performance. The parties hereto acknowledge and agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or any Delaware state court, without proof of actual damages (and each party hereby waives any requirement for the security or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Applicable Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.

Section 11.14 Guarantee. From and after the First Company Merger Effective Time, New Charter hereby irrevocably and unconditionally guarantees the payment and performance of all of Parent’s obligations under this Agreement.

[The remainder of this page has been intentionally left blank; the next page is the signature page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.

TIME WARNER CABLE INC.

By:	/s/ Robert D. Marcus
Name:	Robert D. Marcus
Title:	Chairman & Chief Executive Officer

TIME WARNER CABLE ENTERPRISES LLC (as successor in interest to Time Warner Entertainment Company, L.P.), solely for purposes of Section 6.06

By:	/s/ Robert D. Marcus
Name:	Robert D. Marcus
Title:	Chairman & Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

CHARTER COMMUNICATIONS, INC.

By:	/s/ Richard R. Dykhouse
Name:	Richard R. Dykhouse
Title:	Executive Vice President, General Counsel & Corporate Secretary

CCH I, LLC

By:	/s/ Richard R. Dykhouse
Name:	Richard R. Dykhouse
Title:	Executive Vice President, General Counsel & Corporate Secretary

NINA CORPORATION I, INC.

By:	/s/ Richard R. Dykhouse
Name:	Richard R. Dykhouse
Title:	Executive Vice President, General Counsel & Corporate Secretary

NINA COMPANY II, LLC

By:	/s/ Richard R. Dykhouse
Name:	Richard R. Dykhouse
Title:	Executive Vice President, General Counsel & Corporate Secretary

NINA COMPANY III, LLC

By:	/s/ Richard R. Dykhouse
Name:	Richard R. Dykhouse
Title:	Executive Vice President, General Counsel & Corporate Secretary

[Signature Page to Agreement and Plan of Merger]